Exhibit 10.2

JOINT VENTURE MASTER AGREEMENT

Dated as of May 2, 2005

By and Among

LOCKHEED MARTIN CORPORATION,

THE BOEING COMPANY

and

A DELAWARE LIMITED LIABILITY COMPANY TO BE FORMED

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Representations and Warranties of Lockheed Martin
Exhibit C	Representations and Warranties of Boeing
Exhibit D	Representations and Warranties of the Company
Exhibit E	Employee and Employee Benefit Matters

LIST OF ATTACHMENTS

Attachment I-A	Lockheed Martin Opening Statement
Attachment I-B	Boeing Opening Statement
Attachment II	Form of Certificate of Formation
Attachment III	Form of Joinder to Joint Venture Master Agreement
Attachment IV	Form of Operating Agreement
Attachment V-A	Form of Lockheed Martin Contribution and Assumption Agreement
Attachment V-B	Form of Boeing Contribution and Assumption Agreement
Attachment VI	Form of Interim Operating Agreement
Attachment VII	Form of Atlas Commercial Sales and Marketing Agreement with Term Sheet
Attachment VIII	Form of Delta Commercial Sales and Marketing Agreement with Term Sheet
Attachment IX	Denver Lease Agreement Term Sheet
Attachment X	Form of Joint Signing Press Release
Attachment XI	Material Consents
Attachment XII	Form of Settlement Agreement
Attachment XIII	Delta Inventory Supply Agreement Term Sheet

LIST OF SCHEDULES

Transaction Agreement Schedules

Schedule 3.04(c)	Lockheed Martin Threshold Amount
Schedule 3.04(d)	Boeing Threshold Amount
Schedule 5.01	Conduct of ELV Businesses
Schedule 5.06(a)	Initial Lockheed Martin Business Employees
Schedule 5.06(b)	Initial Boeing Business Employees
Schedule 11.02(a)	Lockheed Martin Special Indemnity Items
Schedule 11.02(b)	Boeing Special Indemnity Items
Schedule A-1	Contributed Leased Real Property
Schedule A-2	Contributed Owned Real Property

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Schedule A-3	Knowledge Groups
Schedule A-4	Excluded Inventory
Schedule E.01	Excluded Employees; Inactive Employees
Schedule E.05(e)	Form of Amendment and Continuation of Pension Plan Agreement
Schedule E.05(f)	Form of Pension Asset Transfer
Schedule E.05(g)	Form of Amendment and Continuation of Pension Plan Agreement
Schedule E.14-1	Certain Collective Bargaining Agreements
Schedule E.14-2	Certain Collective Bargaining Agreements
Schedule E.14-3	Certain Collective Bargaining Agreements

Lockheed Martin Disclosure Schedules

Schedule B.03	Governmental Authorization
Schedule B.04	Non-Contravention
Schedule B.05	Opening Statement
Schedule B.06	Absence of Certain Changes
Schedule B.07	Sufficiency of and Title to Contributed Assets
Schedule B.08	No Undisclosed Liabilities
Schedule B.09	Litigation
Schedule B.10	Material Contracts
Schedule B.11	Licenses and Permits
Schedule B.13	Environmental Compliance
Schedule B.14	Compliance with Laws
Schedule B.15	Intellectual Property
Schedule B.16	Taxes
Schedule B.17	Employee Benefit Matters
Schedule B.18	Government Contracts and Government Bids
Schedule B.19	Government-Furnished Property or Equipment
Schedule B.20	Backlog
Schedule B.21	Labor and Employment Matters
Schedule B.22	Product Warranties
Schedule B.23	Insurance
Schedule B.24	Clearances
Schedule B.25	Foreign Corrupt Practices Act
Schedule B.26	Export Control Laws
Schedule B.29	Undisclosed Contracts

Boeing Disclosure Schedules

Schedule C.03	Governmental Authorization
Schedule C.04	Non-Contravention
Schedule C.05	Opening Statement
Schedule C.06	Absence of Certain Changes
Schedule C.07	Sufficiency of and Title to Contributed Assets

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Schedule C.08	No Undisclosed Liabilities
Schedule C.09	Litigation
Schedule C.10	Material Contracts
Schedule C.11	Licenses and Permits
Schedule C.13	Environmental Compliance
Schedule C.14	Compliance with Laws
Schedule C.15	Intellectual Property
Schedule C.16	Taxes
Schedule C.17	Employee Benefit Matters
Schedule C.18	Government Contracts and Government Bids
Schedule C.19	Government-Furnished Property or Equipment
Schedule C.20	Backlog
Schedule C.21	Labor and Employment Matters
Schedule C.22	Product Warranties
Schedule C.23	Insurance
Schedule C.24	Clearances
Schedule C.25	Foreign Corrupt Practices Act
Schedule C.26	Export Control Laws
Schedule C.28	Undisclosed Contracts

Company Disclosure Schedules

Schedule D.03	Governmental Authorization
Schedule D.04	Non-Contravention

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JOINT VENTURE MASTER AGREEMENT

This Joint Venture Master Agreement (together with the Exhibits, Schedules and Attachments hereto, this “Agreement”) is made as of the 2nd day of May 2005, by and among Lockheed Martin Corporation, a Maryland corporation (“Lockheed Martin”), The Boeing Company, a Delaware corporation (“Boeing”), and, subject to Section 2.01 hereof, a Delaware limited liability company to be formed (the “Company”). Lockheed Martin and Boeing are sometimes referred to herein as a “Member” or collectively as the “Members.” The Members and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, each of the Members, among other things, is a developer and manufacturer of certain expendable launch vehicle systems and a supplier of related Launch Services to the U.S. Government;

WHEREAS, the Members desire to form a joint venture to develop and manufacture integrated ELV Systems and supply related Launch Services to the U.S. Government;

WHEREAS, the Members intend for the joint venture to maintain each of the Members’ independent ELV System platforms and thereby support assured access to space while operating as a combined entity to enhance operating efficiencies and reduce costs; and

WHEREAS, in furtherance of the objectives set forth above, the Parties desire to enter into this Agreement and the other Transaction Documents;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.

ARTICLE II

THE JOINT VENTURE

Section 2.01 Organization of the Company. Prior to the Closing, the Members shall cause the Company to be formed as a Delaware limited liability company by filing a certificate of formation with the Secretary of State of the State of Delaware substantially in the form attached hereto as Attachment II (the “Certificate of Formation”). On or before the Closing Date, the Members shall cause the Company to execute a joinder to this Agreement as a Party hereto in the form attached hereto as Attachment III (the “Joinder”).

Section 2.02 Operating Agreement. From the date of its formation until the Closing Date, the affairs of the Company shall be governed by an interim Operating Agreement substantially in the form attached hereto as Attachment VI (the “Interim Operating Agreement”). On the Closing Date, each of the Members shall execute and deliver an Amended and Restated Operating Agreement governing the affairs of the Company and the conduct of the Company’s business substantially in the form attached hereto as Attachment IV (the “Operating Agreement”), which Operating Agreement shall amend and replace in its entirety the Interim Operating Agreement.

Section 2.03 Name. The name of the Company shall be as mutually agreed by the Members prior to the Closing.

Section 2.04 Principal Place of Business. The principal place of business of the Company shall be located at 12257 S. Wadsworth Blvd., Littleton, Colorado 80125. The headquarters, engineering and administrative functions of the Company shall be performed at the Company’s principal place of business. The principal place of business of the Company may be transferred from time to time to such other place as may be designated by the Board in accordance with the terms and conditions of the Operating Agreement.

Section 2.05 Other Facilities. The Company’s principal manufacturing operations shall be performed at 100 Decatur Way, Trinity, Alabama 35673. In addition, the Company shall maintain ancillary manufacturing operations at, among other places, 2717 Airport Drive, West Warehouse and 2800 Airport Drive, Harlingen, Texas 78550. The Company’s east coast launch operations shall be performed at Cape Canaveral Air Force Station, Florida, and the Company’s west coast launch operations shall be performed at Vandenberg Air Force Base, California. The location of each of the facilities may be changed from time to time as such places may be designated by the Board in accordance with the terms and conditions of the Operating Agreement.

Section 2.06 Members. Upon the formation of the Company, at all times prior to the Closing and immediately prior to the Closing, each of Lockheed Martin and Boeing shall have a 50% membership interest in the Company. As of the Closing, each of Lockheed Martin and Boeing shall transfer either (i) a portion of its membership interest in the Company to one or more of its direct or indirect wholly owned domestic Subsidiaries, or (ii) its entire membership interest in the Company to two or more of its direct or indirect wholly owned domestic Subsidiaries, which transfers shall in each case be made in accordance with and subject to the provisions of the Operating Agreement.

Section 2.07 Board of Directors and Officers. From and after the Closing, the Company shall be managed by the Board and by officers as provided in the Operating Agreement. Prior to the Closing, the Company shall be managed by the Members and may act only upon the unanimous written consent of the Members.

Section 2.08 Purpose of the Company. Each of the Parties hereby acknowledges and agrees that the exclusive purposes for which the Company will be formed shall be:

(a) to design, develop, manufacture, sell, repair, service and support ELV Systems, and to supply related Launch Services using such ELV Systems, (i) to the U.S. Government pursuant to one or more Contracts between the Company and the U.S. Government or to any Person in furtherance of a DIO Contract, (ii) subject to the limitations set forth in Section 10.06 of the Operating Agreement, to commercial launch services providers (including the Members or their respective Affiliates) for marketing and sale to Commercial Customers, (iii) to a Member or an Affiliate of a Member where the Member or such Affiliate employs the Launch Services in connection with a DIO Contract, (iv) to Lockheed Martin or any of its Affiliates in connection with the development of, or the sale to the U.S. Government of, any component of an Atlas III or Atlas V, (v) to Boeing or any of its Affiliates in connection with the development of, or the sale to the U.S. Government of, any component of a Delta II or Delta IV, and (vi) pursuant to and in accordance with the terms and conditions of the Galex Contract and any follow on Contracts to the Galex Contract;

(b) to enter into agreements with the Members or their respective Affiliates for the purpose of designing and developing unique capabilities of expendable launch vehicles where the ultimate customer would be the U.S. Government, including under a DIO Contract, which agreements shall contain appropriate firewall and confidentiality provisions to protect the proprietary interests of the parties to the agreements (including proprietary trade secrets of the parties) and provisions relating to the ownership of any intellectual property created in connection with the work to be done under such agreements; and

(c) to enter into and perform its obligations under the Transaction Documents to which it is a party.

Notwithstanding the foregoing, it is acknowledged and agreed that the Company shall not at any time market or sell any ELV System or related Launch Service to any Commercial Customer except indirectly pursuant to a Contract between the Company and a commercial launch services provider. The Company may engage in any activity and perform any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the foregoing purposes.

Section 2.09 Term. The term of the Company shall be perpetual unless earlier terminated in accordance with the provisions of the Operating Agreement.

Section 2.10 Tax Treatment.

(a) It is the intent of the Members that the Company shall at all times be classified as a partnership for Income Tax purposes. The Company shall not elect to be treated as a corporation for Income Tax purposes unless each of the Members shall consent in writing. Neither Member shall recognize or report any income, deduction, gain, or loss for federal Income Tax purposes on the contribution and transfer of assets to the Company at the Closing or any other transaction under section 3.01 of this Agreement. Lockheed Martin agrees to continue prosecuting the change in accounting method for service contracts that it filed with the Internal Revenue Service on December 9, 2004. Each Member agrees not to take any position on any Tax Return or any Tax filing, or in any Tax audit or proceeding, that is inconsistent with this Section 2.10 (provided, however, that each Member shall have the right at any time to seek the opinion of independent tax counsel of national reputation reasonably acceptable to the other Member (“Tax Counsel”) that there is no reasonable basis for a position consistent with this Section 2.10, and upon providing such opinion of Tax Counsel to the other Member shall be entitled to take such an inconsistent position), and each Member agrees to provide the other Member with advance notice of any public filing or documentation that is inconsistent with this Section 2.10.

(b) Each Member acknowledges that reporting for financial accounting purposes may differ from federal Income Tax treatment, and that Section 2.10(a) shall not prevent either Member from appropriately reporting the transactions contemplated by this Agreement for financial accounting purposes as required under GAAP.

Section 2.11 Independent Operation of Company. Subject to the provisions of the Operating Agreement, the Company shall operate as an independent entity separate and apart from the Members. From and after the Closing, the Company shall take such actions as are consistent with the operation of an independent business, including hiring and maintaining its own workforce, entering into and fully performing its own Contracts and maintaining its own property, facilities and equipment. From and after the Closing, the Company shall assume complete ownership of and control over the Contributed Assets and shall assume complete responsibility for the Assumed Liabilities, including the assumption of performance of all Contracts constituting Contributed Assets, subject to the terms hereof.

Section 2.12 Compliance with Applicable Law. The Company shall, and the Members shall at all times cause the Company to, conduct all of its activities in full compliance with Applicable Laws and all ethics and compliance policies adopted from time to time by the Company.

ARTICLE III

TRANSACTIONS AND CLOSING

Section 3.01 Closing Transactions. Upon the terms and conditions set forth in this Agreement and the other Transaction Documents, the Parties agree that at the Closing, among other things:

(a) Lockheed Martin shall contribute, or shall cause its Affiliated Transferors to contribute, the Lockheed Martin Contributed Assets to the Company in exchange for a 50% membership interest in the Company;

(b) Boeing shall contribute, or shall cause its Affiliated Transferors to contribute, the Boeing Contributed Assets to the Company in exchange for a 50% membership interest in the Company;

(c) the Company shall assume and agree to pay, satisfy and discharge the Lockheed Martin Assumed Liabilities;

(d) the Company shall assume and agree to pay, satisfy and discharge the Boeing Assumed Liabilities;

(e) to effect the contribution of the Lockheed Martin Contributed Assets and the assumption of the Lockheed Martin Assumed Liabilities, Lockheed Martin or its Affiliated Transferors, as the case may be, and the Company shall execute and deliver the Lockheed Martin Contribution and Assumption Agreement;

(f) to effect the contribution of the Boeing Contributed Assets and the assumption of the Boeing Assumed Liabilities, Boeing or its Affiliated Transferors, as the case may be, and the Company shall execute and deliver the Boeing Contribution and Assumption Agreement;

(g) the Parties shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, as applicable, the Transition Services Agreements, the Commercial Sales and Marketing Agreements, the Settlement Agreement and each of the other Transaction Documents contemplated to be executed and delivered at the Closing;

(h) each Member or its applicable Affiliated Transferor, as the case may be, and the Company shall execute and deliver assignment agreements for the assignment to the Company of the leases governing the Contributed Leased Real Property on terms and conditions to be mutually agreed between the Members; provided, however, that if any landlord of any Contributed Leased Real Property is unwilling either to release the applicable Member or its Affiliated Transferor from all liabilities and obligations under the lease relating to such Contributed Leased Real Property or to include in the consent to any such assignment a recapture provision that would allow such Member or its Affiliated Transferor to take back the lease in the event of a default by the Company under the lease, at the option of such Member, in lieu thereof, such Member or its applicable Affiliated Transferor, as the case may be, and the Company shall execute and deliver a sublease agreement for the sublease by the Company of such Contributed Leased Real Property on terms and conditions to be mutually agreed between the Members;

(i) to effect the lease of the Denver Facility and related matters, Lockheed Martin (or its Affiliated Transferors, as the case may be) and the Company shall execute and deliver one or more lease agreements on terms and conditions consistent with the terms and conditions summarized in Attachment IX (as the same may be amended, supplemented or otherwise modified from time to time, the “Denver Lease Agreement”);

(j) to ensure an adequate supply of certain components used in Delta II and Delta IV launch vehicles, Boeing (or its Affiliated Transferors, as the case may be) and the Company shall execute and deliver a supply agreement on terms and conditions consistent with the terms and conditions summarized in Attachment XIII, as the same may be amended, supplemented or otherwise modified from time to time (the “Delta Inventory Supply Agreement”); and

(k) to ensure continuation of existing business relationships between Lockheed Martin’s ELV Business and other businesses of Lockheed Martin (including Lockheed Martin’s business unit in Fort Worth, Texas) and Boeing’s ELV Business and other businesses of Boeing (including Boeing’s business unit in Huntington Beach, California), the Company and Lockheed Martin and the Company and Boeing, as the case may be, shall enter into such supply, purchase and other arrangements as may be agreed upon by the Parties, on terms and conditions consistent with existing intercompany agreements or arrangements or on such other terms and conditions as may be agreed to by the Parties.

Section 3.02 Closing. The closing (the “Closing”) of the Contemplated Transactions shall take place at the offices of King & Spalding LLP, 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006, at 10:00 a.m. on the third Business Day following the satisfaction or waiver (by the Member entitled to waive the condition) of all conditions to the Closing set forth in Article X, or at such other time and place as the Parties may agree. The Closing will become effective at 12:01 a.m., Eastern time, on the Closing Date.

Section 3.03 Opening Statement. Attached hereto as Attachment I-A and Attachment I-B, respectively, is an Unaudited Statement of Net Assets of each of Lockheed Martin’s and Boeing’s respective ELV Business at December 31, 2004, together with the Notes thereto (each, an “Opening Statement”).

Section 3.04 Adjustment of Contributions.

(a) Promptly following the Closing Date, but in no event later than 90 days after the Closing Date, each Member shall, at its expense and with the assistance of the Company, prepare and submit to the Company and the other Member a statement setting forth, in reasonable detail, such Member’s calculation of the Net Working Capital of its ELV Business as of the close of business on the day prior to the Closing Date (as to each Member, its “Proposed Adjusted Net Working Capital Amount”). In the event a Member disputes the correctness of the other Member’s Proposed Adjusted Net Working Capital Amount, such Member shall notify the other Member in writing of its objections within 60 days after receipt of the other Member’s calculation of its Proposed Adjusted Net Working Capital Amount and shall set forth, in writing and in reasonable detail, the reasons for its objections. To be assertable, an objection by a Member with respect to any individual item in respect of the other Member’s Proposed Adjusted Net Working Capital Amount must be in an amount equal to or greater than $25,000 (it being understood that, for purposes of clarification and not by way of limitation, a method of valuation or the application of an accounting principle used in the preparation of a Member’s Proposed Adjusted Net Working Capital Amount each shall be deemed a separate “item” for purposes of this Section 3.04(a)) and assert that the item was not prepared in accordance with Section 3.04(b). To the extent a Member does not so object, in writing and in reasonable detail as required and within the time period contemplated by this Section 3.04(a), each of the Members shall be deemed to have accepted the other Member’s calculation and presentation in respect of the matters not subject to objection and such matters shall not be considered to be in dispute. The Members shall endeavor in good faith to resolve any disputed matters within 60 days after the date on which the last notice of objections was delivered to a Member. If the Members are unable to resolve the disputed matters, the Members shall engage a nationally known independent accounting firm (the “Unaffiliated Firm”), other than Ernst & Young LLP or Deloitte & Touche LLP, to resolve the matters in dispute (in accordance with Section 3.04(b) and consistent, to the extent possible, with any matters not in dispute). The Members shall jointly engage the Unaffiliated Firm. Promptly after such engagement of the Unaffiliated Firm, the Members will provide the Unaffiliated Firm with a copy of this Agreement, the Opening Statements, the statements of Proposed Adjusted Net Working Capital Amounts and any written notices of objections related thereto. Each Member shall deliver to the Unaffiliated Firm a written submission of its position with respect to the matters in dispute, which submissions shall be delivered by each Member to the Unaffiliated Firm and to the other Member simultaneously within 15 days of the engagement of such Unaffiliated Firm. Each Member shall thereafter be entitled to submit a rebuttal to the other Member’s submission, which rebuttals shall be delivered to the Unaffiliated Firm and to the other Member simultaneously within 30 days of the delivery of the Members’ initial submissions. The Unaffiliated Firm may request additional information from either Member, but absent such a request neither Member may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Firm or otherwise communicate with the Unaffiliated Firm, and in no event will either Member (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Firm without providing the other Member a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Firm unless a copy of such submission is simultaneously provided to the other Member. Either Member may make a written request for a hearing with the Unaffiliated Firm by delivering notice to the other Member and the Unaffiliated Firm within 15 days after the submission of rebuttals by the Members. Within 30 days of such written request, the Unaffiliated Firm shall hold a joint hearing, in person or by teleconference, at which each Member shall be entitled to make an oral presentation and rebuttal. The Unaffiliated Firm shall have 30 days from the date of such hearing (or, if no such hearing is requested, from the date of submission of written rebuttals) to review the documents provided to it pursuant to this Section 3.04(a) and deliver its written determination with respect to each of the adjustments in dispute submitted to it for resolution. The Unaffiliated Firm shall resolve the differences regarding the statements of Proposed Adjusted Net Working Capital Amounts based solely on the information provided to the Unaffiliated Firm by the Members pursuant to the terms of this Agreement (and not by independent review). The Unaffiliated Firm’s authority will be limited to resolving disputes with respect to whether the statements of Proposed Adjusted Net Working Capital Amounts were prepared in accordance with the terms of Section 3.04(b) with respect to the individual items on the statements of Proposed Adjusted Net Working Capital Amounts in dispute (it being understood that the Unaffiliated Firm will have no authority to make any adjustments to any financial statements or amounts other than the statements of Proposed Adjusted Net Working Capital Amounts and amounts set forth therein that are in dispute). In resolving any disputed item, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by either Member or less than the smallest value for such item asserted by either Member. The determination of the Unaffiliated Firm in respect of the correctness of each matter remaining in dispute in accordance with this Section 3.04(a) shall be conclusive and binding on the Members and judgment may be entered thereon as an arbitration award pursuant to 9 U.S.C. § 9 in any court of competent jurisdiction. The Net Working Capital of each Member’s ELV Business as of the close of business on the day prior to the Closing Date, as finally determined pursuant to this Section 3.04(a), is referred to herein as the “Adjusted Net Working Capital Amount” of such Member’s ELV Business.

(b) The Proposed Adjusted Net Working Capital Amount and the Adjusted Net Working Capital Amount of each Member’s ELV Business shall be determined in accordance with the accounting principles, policies, practices, methods and procedures, applied on a consistent basis in accordance with past practice, utilized in the preparation of such Member’s Opening Statement as disclosed in the Notes to such Opening Statement, in each case except as otherwise set forth in the Notes to such Opening Statement.

(c) If Lockheed Martin’s Adjusted Net Working Capital Amount is less than the amount set forth on Schedule 3.04(c) (the “Lockheed Martin Threshold Amount”), then

Lockheed Martin shall pay the difference to the Company, and if Lockheed Martin’s Adjusted Net Working Capital Amount is greater than the Lockheed Martin Threshold Amount, then the Company shall pay the difference to Lockheed Martin, in each case with simple interest thereon from the Closing Date to the date of payment at a rate per annum equal to the per annum interest rate announced from time to time by JPMorgan Chase Bank as its prime rate in effect; provided, that neither Lockheed Martin nor the Company shall have any obligation to make a payment to the other under this Section 3.04(c) unless the amount of the difference (whether positive or negative) between Lockheed Martin’s Adjusted Net Working Capital Amount and the Lockheed Martin Threshold Amount shall be equal to or greater than $5,000,000 (it being understood that in the event any such adjustment shall be equal to or greater than $5,000,000, the Company or Lockheed Martin, as the case may be, shall pay to the other the entire amount of such difference). Any such payment shall be made in immediately available funds not later than five Business Days after the determination of Lockheed Martin’s Adjusted Net Working Capital Amount by wire transfer to a bank account designated in writing by the payee to the payor within two Business Days of the date of the determination of such Adjusted Net Working Capital Amount. The obligations of Lockheed Martin and the Company under this Section 3.04(c) are independent of the obligations of Boeing and the Company under Section 3.04(d).

(d) If Boeing’s Adjusted Net Working Capital Amount is less than the amount set forth on Schedule 3.04(d) (the “Boeing Threshold Amount”), then Boeing shall pay the difference to the Company, and if Boeing’s Adjusted Net Working Capital Amount is greater than the Boeing Threshold Amount, then the Company shall pay the difference to Boeing, in each case with simple interest thereon from the Closing Date to the date of payment at a rate per annum equal to the per annum interest rate announced from time to time by JPMorgan Chase Bank as its prime rate in effect; provided, that neither Boeing nor the Company shall have any obligation to make a payment to the other under this Section 3.04(d) unless the amount of the difference (whether positive or negative) between Boeing’s Adjusted Net Working Capital Amount and the Boeing Threshold Amount shall be equal to or greater than $5,000,000 (it being understood that in the event any such adjustment shall be equal to or greater than $5,000,000, the Company or Boeing, as the case may be, shall pay to the other the entire amount of such difference). Any such payment shall be made in immediately available funds not later than five Business Days after the determination of Boeing’s Adjusted Net Working Capital Amount by wire transfer to a bank account designated in writing by the payee to the payor within two Business Days of the date of the determination of such Adjusted Net Working Capital Amount. The obligations of Boeing and the Company under this Section 3.04(d) are independent of the obligations of Lockheed Martin and the Company under Section 3.04(c).

(e) Subject to any applicable privileges (including the attorney-client privilege), each Member shall make available to the other and, upon reasonable request, to the Unaffiliated Firm, the books, records, documents and work papers underlying the preparation of such Member’s Opening Statement and the calculation of such Member’s Proposed Adjusted Net Working Capital Amount and the relevant personnel of such Member.

(f) The fees and expenses, if any, of the Unaffiliated Firm shall be shared equally by the Members.

Section 3.05 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to contribute or otherwise sell, convey, transfer, assign or sublicense any Contract, license or permit constituting a Contributed Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any agreement to which either Member is a party, be ineffective with respect to any party thereto or in any way adversely affect the rights of either Member or the Company thereunder. With respect to any such Contract, license or permit or any claim, right or benefit arising thereunder or resulting therefrom, promptly after the date hereof, the Parties will use reasonable commercial efforts (but without any payment of money or other transfer of value by either Member or the Company or any of their respective Affiliates to any third party) to obtain any required consent for the assignment, transfer or sublicense of any such Contract, license or permit to the Company, or written confirmation reasonably satisfactory in form and substance to the Parties confirming that such consent is not required. If a required consent is not obtained with respect to any such Contract, license or permit, or if an attempted assignment, transfer or sublicense thereof would be ineffective or would adversely affect the right of either Member or the Company thereunder (a “Consent Failure”), the applicable Member and the Company will cooperate in a mutually agreeable arrangement under which the Company would obtain the benefits thereunder in accordance with this Agreement, including subcontracting or subleasing to the Company, subject to Applicable Law and the terms of any such Contract, license or permit, with the Company obtaining the claims, rights and benefits of the applicable Member and assuming the obligations under such Contract, license or permit in accordance with this Agreement, and the Members will enforce at the request of and for the benefit of the Company, with the Company assuming the Members’ obligations, any and all claims, rights and benefits of the Members against any third party thereto arising from any such Contract, license or permit (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of the Company). If any Consent Failure occurs and the applicable Member and the Company have failed to have entered into an arrangement to provide to the Company the benefits under the relevant Contract, license or permit, such Member and the Company shall cooperate following the Closing to obtain such consent or enter into an agreement with respect thereto as soon as reasonably practicable thereafter. Notwithstanding the foregoing provisions of this Section 3.05, in the case of commercial off-the-shelf (“COTS”) software having an initial purchase price of $10,000 or less per copy, the Company shall have the sole responsibility for obtaining license rights to use such software at the Company’s cost and expense.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Lockheed Martin. Lockheed Martin represents and warrants to Boeing and to the Company as set forth in Exhibit B.

Section 4.02 Representations and Warranties of Boeing. Boeing represents and warrants to Lockheed Martin and to the Company as set forth in Exhibit C.

Section 4.03 Representations and Warranties of the Company. The Company represents and warrants to the Members as set forth in Exhibit D.

ARTICLE V

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.01 Conduct of ELV Businesses. Except as set forth in Schedule 5.01, as otherwise contemplated by this Agreement or as required by Applicable Law, from the date of this Agreement until the Closing Date, each of the Members shall conduct, and shall cause its respective Subsidiaries to conduct, its ELV Business in all material respects in accordance with the historical and customary operating practices relating to the conduct of such ELV Business and shall use reasonable commercial efforts to preserve intact its ELV Business and its relationships with employees and other third parties in connection with the operation of its ELV Business. In addition to and without limiting the generality of the foregoing, except (i) with the written consent of the other Member (which consent shall not be unreasonably withheld or delayed), (ii) as set forth in Schedule 5.01, or (iii) as required by Applicable Law or in accordance with the terms and conditions of Contracts (including any collective bargaining agreements) in existence on the date of this Agreement, neither Member shall, and each Member shall cause its Subsidiaries not to, (a) rebadge or otherwise transfer any Business Employee such that he or she no longer would be a Business Employee, or (b) engage in any transaction that, if engaged in since December 31, 2004, but on or before the date of this Agreement, and not listed in Schedule B.06 or Schedule C.06, respectively, would constitute a breach of the representations and warranties of the Member contained in clauses (c) through (g) of Section B.06 of Exhibit B or Section C.06 of Exhibit C, respectively.

Section 5.02 Conduct of Business of the Company. From and after the formation of the Company in accordance with Section 2.01 and until the Closing Date, the Members (i) shall not conduct any business with or through the Company, and the Company shall not conduct any business, take any action or incur any liability, except as expressly provided in this Agreement or as otherwise expressly agreed in writing by the Members, and (ii) shall take such actions as may be necessary to cause the Company to satisfy its obligations under this Agreement in connection with the Contemplated Transactions. In addition to and notwithstanding the foregoing, any action of the Company prior to the Closing Date shall require the unanimous written consent of the Members.

Section 5.03 Access to Information; Confidentiality.

(a) Except as may be necessary to comply with any Applicable Laws (including Antitrust Laws and similar laws), subject to any applicable privileges (including the attorney-client privilege), subject to the terms and conditions of the Confidentiality Agreement and this Section 5.03, subject to the provisions of Section 5.11 and subject to the terms and conditions of any confidentiality or similar agreements between either of the Members and a third party, including customers, vendors and subcontractors, from the date of this Agreement until the Closing Date, each Member shall (i) during normal business hours and upon reasonable prior notice, give the other Member and its Representatives reasonable access to the records of such Member and its Subsidiaries relating to its ELV Business, (ii) during normal business hours and upon reasonable prior notice, give the other Member and its Representatives reasonable access to any facilities the possession of which shall be transferred to the Company at Closing, (iii) furnish to the other Member and its Representatives such financial and operating data and other information relating to its ELV Business as the other Member may reasonably request, (iv) instruct its employees and Representatives to provide reasonable cooperation to the other Member in the other Member’s investigation of its ELV Business and (v) use reasonable commercial efforts to obtain the consent or waiver of any third parties with whom such Member has entered into a confidentiality or similar arrangement in connection with such Member’s ELV Business to the disclosure of contracts or other information with respect to the Member’s relationship with such third parties. Without limiting the generality of the foregoing, and subject to the limitations set forth in the first sentence of this Section 5.03(a), from the date of this Agreement until the Closing Date, each Member shall use reasonable commercial efforts to enable the other Member and its Representatives to conduct, at such other Member’s expense, business and financial reviews, investigations and studies as to the operation of such Member’s ELV Business, including with respect to any tax, operating or other efficiencies that may be achieved through the Company. Notwithstanding the foregoing, neither Member nor any of their respective Representatives shall have access to personnel records of the other Member relating to individual performance or evaluation records, medical histories or records or other information that in such other Member’s good faith opinion is sensitive or the disclosure of which could subject such Member or its Subsidiaries to risk of liability. Each Member shall make available to the Company personnel files of its respective Business Employees only after the Closing Date and only if and when the respective Member provides the Company with notice that the applicable Business Employee has provided the Member with a written release permitting transfer of those files; provided, however, that the Company shall hold the respective Member harmless from any and all Damages arising out of or relating to the transfer of the personnel files.

(b) Each Member agrees that all information provided or otherwise made available to it or any of its Representatives in connection with the Contemplated Transactions shall be governed by the provisions of, and treated as if provided or otherwise made available under, the Confidentiality Agreement (regardless of whether or not the Confidentiality Agreement is in effect or has been terminated or superseded); provided, that nothing in this Section 5.03 shall limit or otherwise restrict the applicability of any other confidentiality or similar provisions included in any of the Transaction Documents or any other agreement between the Members. Notwithstanding the provisions of this Section 5.03 or any other provision of this Agreement, the Members acknowledge and agree that all information disclosed or otherwise discovered by the Parties pursuant to this Section 5.03 shall be used solely for the purpose of evaluating the Contemplated Transactions and the satisfaction of the conditions to Closing set forth in this Agreement and that no such information shall be used for any other purpose, including in connection with the Civil Proceeding or any other Proceedings involving the Members and arising out of any matters other than the Contemplated Transactions.

(c) For a period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, each Member shall treat and hold as confidential (A) all confidential or proprietary information related to, in the case of Boeing, the Boeing Assumed Liabilities or the Boeing Contributed Assets and, in the case of Lockheed Martin, the Lockheed Martin Assumed Liabilities or the Lockheed Martin Contributed Assets, or related to the operations or affairs of the other Member’s ELV Business, and (B) all confidential or proprietary information of the other Member disclosed by such other Member under Section 5.03(a) or otherwise made available by the other Member in connection with the Contemplated Transactions. In addition, each Member shall continue to comply with all non-disclosure and confidentiality provisions of all Contracts in effect on the Closing Date that are contributed to the Company as Contributed Assets for the maximum period of time required under such Contracts. In the event any Member is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such confidential or proprietary information, then such Member shall notify the other Member or the Company, as the case may be, promptly of the request or requirement so that the other Member or the Company, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.03. If, in the absence of a protective order or receipt of a waiver hereunder, a Member is, on the advice of counsel, compelled to disclose such confidential information, such Member may so disclose the confidential or proprietary information; provided that such Member shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. The provisions of this Section 5.03(c) shall not be deemed to prohibit the disclosure by either Member of confidential or proprietary information relating to the operations or affairs of its ELV Business to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to the extent necessary to comply with any Applicable Laws, (v) to provide services to the Company in accordance with the terms and conditions of any of the Transaction Documents, (vi) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents, or (vii) in connection with any other similar administrative functions in the ordinary course of business; provided that in each such case such Member shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. Notwithstanding the foregoing, the provisions of this Section 5.03 shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by the Member required to keep the information confidential, (y) is or becomes available to a Member on a non-confidential basis from a source that, to such Member’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (z) is or has been independently developed by the Member required to keep the information confidential (other than in connection with, in the case of Boeing, the Boeing Assumed Liabilities or the Boeing Contributed Assets or, in the case of Lockheed Martin, the Lockheed Martin Assumed Liabilities or the Lockheed Martin Contributed Assets) as evidenced by written documentation.

Section 5.04 Provision and Preservation of and Access to Certain Information; Cooperation After Closing.

(a) On and after the Closing Date, the Company shall preserve all books and records of the Members’ respective ELV Businesses for a period of six years commencing on the Closing Date (or (i) in the case of books and records relating to Tax, employment, environmental and employee benefits matters until such time as all statutes of limitations to which such records relate have expired, (ii) in the case of books and records relating to any Government Contract, until the date that is 12 months after the date on which Lockheed Martin, Boeing or the

Company, as the case may be, reaches final agreement with the U.S. Government in respect of any open issues applicable to such Government Contract, including the resolution of the incurred costs applicable to such Government Contract, and (iii) in the case of books and records as to which Applicable Law requires a longer period, for such longer period), and thereafter the Company shall not destroy or dispose of such records without giving notice to the Members of such pending disposal and offering the applicable Member such records. In the event the applicable Member has not requested such materials or directed the Company to retain such materials for a longer period of time within 90 days following the receipt of such notice from the Company, the Company may proceed to destroy or dispose of such materials.

(b) Except as may be necessary to comply with any Applicable Laws (including Antitrust Laws and similar laws), subject to any applicable privileges (including the attorney-client privilege), subject to the terms and conditions of the Operating Agreement and this Section 5.04 and subject to the terms and conditions of any confidentiality or similar agreements between the Company and a third party, including customers, vendors and subcontractors, from and after the Closing Date, the Company shall (i) afford the Members and their respective Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of the Company and, at the applicable Member’s expense, provide copies of such information concerning the Company, as the Members may reasonably request for any proper purpose, (ii) use reasonable commercial efforts to cooperate with the Members for any of the purposes contemplated by the preceding clause (i), and (iii) use reasonable commercial efforts to cooperate with the Members in the defense of or pursuit of any Excluded Liability, Excluded Asset or Indemnified Claim between the Members, or any claim or action that relates to an Excluded Liability, Excluded Asset or Indemnified Claim between the Members; provided that the applicable Member shall reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company in connection with any such defense, claim or action. Each Member agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.04(b) in accordance with the provisions of Section 5.04(d) and the confidentiality provisions of the Operating Agreement.

(c) Except as may be necessary to comply with any Applicable Laws (including Antitrust Laws and similar laws), subject to any applicable privileges (including the attorney-client privilege), subject to the terms and conditions of the Operating Agreement and this Section 5.04 and subject to the terms and conditions of any confidentiality or similar agreements between either of the Members and a third party, including customers, vendors and subcontractors, from and after the Closing Date, each Member shall, and shall cause each of its Subsidiaries to, at the Company’s expense (i) afford the Company and its Representatives reasonable access, upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of such Member and its Subsidiaries to the extent relating to the conduct of such Member’s ELV Business prior to the Closing, as the Company may reasonably request for any proper purpose and (ii) use reasonable commercial efforts to cooperate with the Company with respect to matters relating to the conduct of such Member’s ELV Business prior to the Closing, including in the defense or pursuit of any Contributed Asset or Assumed Liability or any claim or action that relates to occurrences involving the Members’ respective ELV Businesses prior to the Closing Date; provided that the Company shall reimburse the Members for any reasonable out-of-pocket expenses incurred by the Members or their Subsidiaries in connection with any such defense, claim or action. The Company agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.04(c) in accordance with the provisions of Section 5.04(d) and the confidentiality provisions of the Operating Agreement.

(d) In the event a Member or the Company is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any confidential or proprietary information provided to such Party under this Section 5.04, then such Member or the Company, as the case may be, shall notify the disclosing Party promptly of the request or requirement so that the disclosing Party, at its expense, may seek an appropriate protective order or waive compliance with Section 5.04(b) or Section 5.04(c), as the case may be. If, in the absence of a protective order or receipt of a waiver hereunder, such Party is, on the advice of counsel, compelled to disclose such confidential or proprietary information, such Party may so disclose the confidential or proprietary information; provided that such Party shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. The provisions of this Section 5.04(d) shall not be deemed to prohibit the disclosure by any Party of confidential or proprietary information to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to the extent necessary to comply with any Applicable Laws, (v) to provide services to the disclosing Party or the Company in accordance with the terms and conditions of any of the Transaction Documents, (vi) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents, or (vii) in connection with any other similar administrative functions in the ordinary course of business; provided that in each such case such Party shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. Notwithstanding the foregoing, the confidentiality restrictions of this Section 5.04 shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by the receiving Party, (y) is or becomes available to a Party on a non-confidential basis from a source that, to such Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (z) is or has been independently developed by the receiving Party as evidenced by written documentation.

Section 5.05 Insurance.

(a) Except as otherwise provided in Exhibit E and except for the replacement of existing insurance policies with substantially similar policies upon expiration of existing policies, on and after the date of this Agreement and until the Closing Date, the Members shall not take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance (including reinsurance) maintained by the Members and in effect on the date of this Agreement that covers all or any part of the assets that would constitute Contributed Assets (if owned, held or used by a Member or its Subsidiaries on the Closing Date), the Members’ ELV Businesses or the Business Employees. Except as otherwise provided in Exhibit E, on and after the Closing Date, neither Member shall intentionally take or intentionally fail to take any action if such action or inaction, as the case may be, would adversely affect any insurance proceeds constituting Contributed Assets to the extent such action relates to an event or occurrence prior to the Closing Date. Except as otherwise provided in Exhibit E, as required by any Contracts constituting Contributed Assets or as may otherwise be agreed in writing by the Members, neither Member shall have any obligation to maintain the effectiveness of any such insurance policy, or to make any monetary payment in connection with any such policy, after the Closing Date.

(b) Notwithstanding the provisions of Section 5.05(a), the Parties hereby acknowledge and agree that as of the Closing Date, neither the Company, the ELV Business, any property owned or leased by any of the foregoing, any directors, officers, employees (including the Transferred Employees) or agents of any of the foregoing nor the Contributed Assets, shall be insured under any insurance policies maintained by either of the Members or any of their Affiliates, except (i) in the case of certain claims made policies, to the extent that a claim has been reported as of the Closing Date, (ii) in the case of a policy that is an occurrence policy, to the extent the accident, event or occurrence that results in an insurable loss occurs prior to the Closing Date and has been, is or shall be reported or noticed to the respective carrier by the Company or the applicable Member in accordance with the requirements of such policies (which claims the applicable Member shall, at the Company’s cost and expense, use reasonable commercial efforts to pursue on the Company’s behalf, and the net proceeds of which claims (except to the extent they relate to Excluded Liabilities) shall be remitted promptly to the Company upon receipt thereof), and (iii) as otherwise provided in Exhibit E or otherwise agreed to in writing by the Parties. Except as otherwise provided in Exhibit E or as otherwise may be agreed to in writing by the Parties, from and after the Closing Date, neither Member shall have any obligation of any kind to maintain any form of insurance covering all or any part of the Contributed Assets, the ELV Business or the Transferred Employees.

(c) On and after the Closing Date, the Company shall reimburse the Members within 30 days of receipt of an invoice for any self insurance, retention, deductible, retrospective premium, cash payment for reserves calculated or charged on an incurred loss basis and similar items, including associated administrative expenses and allocated loss adjustment or similar expenses (collectively, “Insurance Liabilities”) allocated by either Member to its ELV Business on a basis consistent with past practices resulting from or arising under any and all current or former insurance policies maintained by such Member or its Affiliates to the extent that such Insurance Liabilities relate to or arise out of Assumed Liabilities or any activities of the Company. The Company agrees that, to the extent any of the insurers under the insurance polices, in accordance with the terms of the insurance policies, requests or requires collateral, deposits or other security to be provided with respect to claims made against such insurance polices relating to or arising from the ELV Business, the Company shall provide the collateral, deposits or other security or, upon request of the applicable Member, shall replace any collateral, deposits or other security provided by such Member or any of its Affiliates to the extent related to or arising out of Assumed Liabilities or any activities of the Company.

Section 5.06 Non-Hire and Nonsolicitation of Certain Employees.

(a) From and after the date of this Agreement until the Closing Date, neither Lockheed Martin nor Boeing, nor any of their Subsidiaries, shall, without the prior written approval of the other Member, directly or indirectly solicit any individual who is a Business

Employee of the other Member to terminate his or her employment relationship with the other Member or its respective Subsidiaries; provided, however, that the foregoing shall not apply to any Business Employee hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of the other Member) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Lockheed Martin or Boeing websites or internet job sites, or on radio or television) not specifically directed to Business Employees of the other Member. For purposes of this Section 5.06(a) only, the Members agree that the Business Employees of Lockheed Martin and its Subsidiaries shall consist of those employees listed on Schedule 5.06(a) and the Business Employees of Boeing and its Subsidiaries shall consist of those employees listed on Schedule 5.06(b), which schedules are accurate as of April 29, 2005.

(b) From and after the Closing Date until the third anniversary of the Closing Date, neither Lockheed Martin nor Boeing, nor any of their Subsidiaries, shall, without the prior written approval of the Company, directly or indirectly solicit any individual who is a Transferred Employee to terminate his or her employment relationship with the Company; provided, however, that the foregoing shall not apply to (x) any Transferred Employee hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of the Company) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Lockheed Martin or Boeing websites or internet job sites, or on radio or television) not specifically directed to Transferred Employees, or (y) any Transferred Employee whose employment is involuntarily terminated by the Company (other than for cause) after the Closing Date.

(c) Except as provided in Section E.01(b) or with respect to excluded Business Employees described on Schedule E.01, or as otherwise may be required to comply with recall rights, if any, under any applicable collective bargaining agreement, from and after the Closing Date until the second anniversary of the Closing Date, neither Lockheed Martin nor Boeing (nor any of their Subsidiaries), shall (i) rehire or continue the employment following the Closing Date of any individual who was one of its or its Subsidiaries’ Business Employees at any time between the date of this Agreement and the Closing Date, or (ii) rehire any Transferred Employee who was one of its or its Subsidiaries’ Business Employees at any time between the date of this Agreement and the Closing Date; provided, however, that the foregoing shall not apply to (x) any Business Employee that the Members mutually agree to exclude from this Section 5.06(c) prior to the Closing Date, (y) any Transferred Employee whose employment is involuntarily terminated by the Company (other than for cause) after the Closing Date, or (z) any Transferred Employee whom the Company consents to release from his or her assignment with the Company earlier than two years following the Closing Date.

(d) Except as provided in Section E.01(b) or with respect to excluded Business Employees described on Schedule E.01, from and after the Closing Date until the third anniversary of the Closing Date, the Company shall not, without the prior written approval of the applicable Member, directly or indirectly solicit any individual who (i) is not a Transferred Employee, and (ii) is employed by either Lockheed Martin or Boeing or any of their Subsidiaries, to terminate his or her employment relationship with Lockheed Martin or Boeing or their Subsidiaries, as the case may be; provided, however, that the foregoing shall not apply to (x) individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of either Lockheed Martin or Boeing or any of their Subsidiaries) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Company websites or internet job sites, or on radio or television) not specifically directed to employees of either Lockheed Martin or Boeing or any Subsidiary of Lockheed Martin or Boeing, or (y) individuals whose employment is terminated by Lockheed Martin or Boeing after the Closing.

Section 5.07 Financial Support Arrangements.

(a) The Parties shall seek in good faith to have the Members and their respective Affiliates released from all obligations under any Financial Support Arrangements maintained by the Members or any of their respective Affiliates in connection with the Members’ respective ELV Businesses effective as of the Closing Date. In furtherance of the foregoing, the Parties agree (i) to use reasonable commercial efforts to arrange for the provision by the Company of substitute Financial Support Arrangements on terms and conditions reasonably satisfactory to the beneficiaries thereof on the Closing Date, and (ii) to provide financial information concerning the Company and each Member’s ELV Business reasonably requested by those Persons for whose benefit the Financial Support Arrangements were made.

(b) If, at any time after the Closing Date, (i) any amount is drawn on or paid under any Financial Support Arrangement maintained by the Members or any of their respective Affiliates in connection with the Members’ respective ELV Businesses pursuant to which either of the Members or any of their respective Affiliates is obligated to reimburse the Person making such payment, or (ii) either of the Members or any of their respective Affiliates pays any amounts under, or any fees, costs or expenses relating to, any such Financial Support Arrangement, the Company shall reimburse the applicable Member such amounts promptly after receipt from such Member of written notice thereof accompanied by written evidence of the underlying payment obligation.

Section 5.08 Certain Intellectual Property Matters.

(a) Effective as of the Closing and subject to (x) any rights of the U.S. Government in all Intellectual Property licensed to the Company pursuant to this Section 5.08 and (y) any licenses of such Intellectual Property granted prior to the Closing (for purposes of this Section 5.08(a), the term “Field of Use” means any activity within the scope of the purpose of the Company as set forth in Section 2.08):

(i) License Grant by Boeing to the Company. Boeing hereby grants to the Company, solely for its use within the Field of Use, a worldwide, perpetual, irrevocable, non-transferable, no-cost, royalty-free nonexclusive license, with the right to grant sublicenses within the Field of Use and with written notice to Boeing, in the Intellectual Property owned or controlled by Boeing or any of its Subsidiaries and used by Boeing or any of its Subsidiaries as of the Closing in Boeing’s ELV Business (the “Licensed Boeing Intellectual Property”). This license includes the right of the Company to use the Licensed Boeing Intellectual Property for

any purpose within the Field of Use, including the right to create derivative works and modifications, to manufacture products that incorporate Licensed Boeing Intellectual Property and to perform or have performed services which incorporate or otherwise use the Licensed Boeing Intellectual Property. Effective as of the Closing and until the expiration of the Non-Compete Term, subject to any rights of the U.S. Government in the Licensed Boeing Intellectual Property and any licenses thereof granted prior to the Closing, Boeing shall not (x) license or sublicense any of the Licensed Boeing Intellectual Property to any other Person within the Field of Use, or (y) transfer, assign, convey or sell any of the Licensed Boeing Intellectual Property to any Person without obtaining a covenant of such Person for the express benefit of the Company that such Person (together with its successors, assignees, licensees and sublicensees) will not use such Licensed Boeing Intellectual Property within the Field of Use; provided, however, that notwithstanding the foregoing, (A) Boeing may license or sublicense a Person to use Licensed Boeing Intellectual Property within the Field of Use: (1) to the extent necessary to allow such Person to make products or sell services for use by Boeing in Boeing’s ordinary course of business; or (2) as part of the sale to such Person of products or services in the ordinary course of Boeing’s business, to the extent the applicable Licensed Boeing Intellectual Property is used in such products or services, and (B) Boeing may, in connection with the sale of a portion of a business or product line of Boeing to a Person, license, sublicense, transfer, assign, convey or sell Licensed Boeing Intellectual Property used in such business or product line to such Person under terms permitting its use within the Field of Use, but not in a manner that would violate the provisions of Section 5.13 if used by Boeing in that manner.

(ii) License Grant by Lockheed Martin to the Company. Lockheed Martin hereby grants to the Company, solely for its use within the Field of Use, a worldwide, perpetual, irrevocable, non-transferable, no-cost, royalty-free nonexclusive license, with the right to grant sublicenses within the Field of Use and with written notice to Lockheed Martin, in the Intellectual Property owned or controlled by Lockheed Martin or any of its Subsidiaries and used by Lockheed Martin or any of its Subsidiaries as of the Closing in Lockheed Martin’s ELV Business (the “Licensed Lockheed Martin Intellectual Property”). This license includes the right of the Company to use the Licensed Lockheed Martin Intellectual Property for any purpose within the Field of Use, including the right to create derivative works and modifications, to manufacture products that incorporate Licensed Lockheed Martin Intellectual Property and to perform or have performed services which incorporate or otherwise use the Licensed Lockheed Martin Intellectual Property. Effective as of the Closing and until the expiration of the Non-Compete Term, subject to any rights of the U.S. Government in the Licensed Lockheed Martin Intellectual Property and any licenses thereof granted prior to the Closing, Lockheed Martin shall not (x) license or sublicense any of the Licensed Lockheed Martin Intellectual Property to any other Person within the Field of Use, or (y) transfer, assign, convey or sell any of the Licensed Lockheed Martin Intellectual Property to any Person without obtaining a covenant of such Person for the express benefit of the Company that such Person (together with its successors, assignees, licensees and sublicensees) will not use such Licensed Lockheed Martin Intellectual Property within the Field of Use; provided, however, that notwithstanding the foregoing, (A) Lockheed Martin may license or sublicense a Person to use Licensed Lockheed Martin Intellectual Property within the Field of Use: (1) to the extent necessary to allow such Person to make products or sell services for use by Lockheed Martin in Lockheed Martin’s ordinary course of business; or (2) as part of the sale to such Person of products or services in the ordinary course of Lockheed Martin’s business, to the extent the applicable Licensed Lockheed Martin

Intellectual Property is used in such products or services, and (B) Lockheed Martin may, in connection with the sale of a portion of a business or product line of Lockheed Martin to a Person, license, sublicense, transfer, assign, convey or sell Licensed Lockheed Martin Intellectual Property used in such business or product line to such Person under terms permitting its use within the Field of Use, but not in a manner that would violate the provisions of Section 5.13 if used by Lockheed Martin in that manner.

(b) Covenant Not to Sue. Each Member, on behalf of itself and its Subsidiaries, hereby covenants not to sue or enforce against the Company or the Company’s customers any rights that a Member or its Subsidiaries may have in such Member’s Intellectual Property licensed under Section 5.08(a), except to the extent the Company or the Company’s customers breach the terms and conditions of Section 5.08(a)(i) or Section 5.08(a)(ii) of this Agreement.

(c) Future Licenses in Technology. The Company and the Members shall enter into such commercially reasonable written licensing or other agreements, if any, regarding rights in other Intellectual Property of the Company or of either Member relating to the business or operations of the Company at such times and upon such terms as shall be deemed necessary or appropriate by mutual agreement of the Members.

(d) Transferability. The licenses granted pursuant to this Section 5.08 shall be transferable by the Company only with the prior written consent of the Member that licensed the Intellectual Property, which consent may be granted or withheld in the sole discretion of such Member, except that such licenses may be transferred upon prior written notice to both Members in connection with a merger of the Company with and into another Person or the sale of all or substantially all of the Company’s assets, and provided that the Company may disclose Intellectual Property licensed hereunder that is Proprietary Information as permitted by (and defined in) Section 10.01 of the Operating Agreement.

(e) Noncompetition. A Member’s use of, or license to third parties to use, its Intellectual Property licensed under Section 5.08(a) to the Company shall be consistent with Section 5.13, and nothing in this Section 5.08 shall limit or otherwise modify the application of Section 5.13.

(f) Limitations. The Parties acknowledge and agree that except as otherwise specifically contemplated by the Transaction Documents, the Company is not obtaining any rights in, or to use, any Intellectual Property of the Members, and that, except as specified below, the Company is not obtaining any rights in or licenses to use any trademarks or trade names owned by Lockheed Martin or Boeing or any of their respective Subsidiaries, including the names “Lockheed Martin,” “Boeing,” “Martin Marietta,” “McDonnell Douglas” or any derivatives thereof. The Company further acknowledges and agrees that, except as specified below and notwithstanding any provision to the contrary in the Transaction Documents, the Company shall not use any trademark, logo or trade name owned or licensed by either Member or any of their respective Affiliates (other than any such trademark, logo or trade name that is used or planned for use exclusively in either Member’s ELV Business as of the Closing, which trademarks, logos or trade names shall be included in Intellectual Property licensed to the Company hereunder) or any trademarks, logos or trade names that are confusingly similar thereto or that are a translation or transliteration thereof into any language or alphabet. As soon as practicable following the Closing Date, but not later than 90 days after the Closing Date, the Company shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease use of all such Intellectual Property not owned by or licensed to the Company; provided, however, that the Company shall not be deemed to have violated this Section 5.08(f) by reason of (i) its use after the Closing of any inventory constituting Contributed Assets, (ii) the appearance of any trademarks, logos or trade names of the Members or their Affiliates in or on any tools, dies, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other Contributed Assets that are used for internal purposes only in connection with the ELV Business; provided that the Company endeavors to remove such trademarks, logos or trade names in the ordinary course of the operation of the ELV Business where such removal is commercially practicable, and provided further, that all trademarks, logos and trade names of the Members and their Affiliates appearing on written materials shall be removed therefrom, covered over or otherwise obliterated prior to the one year anniversary of the Closing Date or (iii) its use of the names “Lockheed Martin” and “Boeing” as a historical reference to the ELV Business for the purpose of identifying the Company as the successor-in-interest thereof. The Company acknowledges and agrees that to the extent it shall use any trademark, logo or trade name of the Members or their respective Affiliates, the applicable Member shall retain exclusive ownership rights in such trademarks, logos or trade names, as the case may be, and all such uses shall inure to the benefit of the Member that owns such trademark, logo or trade name and shall be in accordance with the applicable Member’s quality control standards.

Section 5.09 Novation of Government Contracts. Immediately following the Closing, the Company shall, in accordance with, and to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, submit in writing to its Defense Contract Executive and each responsible contracting officer a request for the U.S. Government to recognize the Company as the successor in interest to all of the Government Contracts being sold, assigned, transferred and conveyed to the Company in accordance with the Transaction Documents. Each of the Members shall (i) provide the Company, its Defense Contract Executive and each responsible contracting officer all information necessary to obtain, to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, the consent of the U.S. Government to recognize the Company as the successor in interest to all of its Government Contracts being sold, assigned, transferred and conveyed to the Company in accordance with this Agreement and (ii) enter into novation agreements (the “Novation Agreements”) substantially in the form contemplated by such regulations. Each of the Members and the Company shall use reasonable commercial efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to the Government Contracts, including responding to any reasonable requests for information by the U.S. Government with regard to such Novation Agreements. In the event of any delay in entering into such Novation Agreements or any inability to enter into such Novation Agreements, the Parties will treat the applicable Government Contracts in accordance with Section 3.05.

Section 5.10 Company Financing.

(a) In order to fund the initial working capital needs of the Company, each of Lockheed Martin and Boeing shall make available to the Company an amount to be mutually agreed by the Members (each, a “Working Capital Fund”), in cash or immediately available funds and the Company shall have the right to draw against such Working Capital Funds from time to time upon written notice to the Members together with reasonable documentation of the Company’s requirement therefor and a statement of its then current working capital needs; provided, that any such draw by the Company shall be made from each Member’s Working Capital Fund in an equal amount. Any amounts drawn by the Company against the Member’s Working Capital Funds shall constitute a capital contribution by the Members to the Company and the Company shall have no obligation to repay any such amounts to the Members.

(b) The Company shall use reasonable commercial efforts (and each of the Members shall use reasonable commercial efforts to assist the Company) to enter into a revolving credit agreement or similar financing arrangement (the “Initial Company Financing Arrangement”) to support the Company’s working capital and other financing needs, the terms of which shall be mutually acceptable to the Members, at or as soon as possible following the formation of the Company and in any event prior to the Closing. To the extent necessary to obtain the Initial Company Financing Arrangement, each of the Members shall guarantee the obligations of the Company on a basis proportionate to their respective percentage ownership interest in the Company and on other terms and conditions reasonably acceptable to the Members.

Section 5.11 Competitive Businesses. Unless and until the Closing of the Contemplated Transactions is consummated, the Members will continue to operate as competitive businesses and will not collaborate in any manner, including with respect to Bids, or take any other action in violation of Applicable Law.

Section 5.12 Stay of Civil Proceeding.

(a) The Members agree that all proceedings and activities (including all dates established by any order of court, including discovery, appeal or objection deadlines, dates for filing of motions, hearing deadlines, and the date for trial) in the Civil Proceeding should be stayed until the Closing occurs. On or promptly (but in no event later than three Business Days) after the date of execution of this Agreement, the Members shall jointly advise the District Court before which the Civil Proceeding is pending that the Members have entered into this Agreement which, upon the occurrence of the Closing, will result in dismissal with prejudice of the Civil Proceeding. The Members shall also jointly request, and thereafter use reasonable efforts to cause, the entry by the District Court of a stipulated order staying all activities and proceedings in the Civil Proceeding until the Closing. The Members further agree that their jointly requested stipulated order shall include a provision that on the earlier of April 1, 2006 (if the Closing has not occurred before such date) or the date this Agreement is terminated pursuant to Section 12.01, either Member may apply to the District Court for an order lifting the stay and, upon such application, the Court shall enter an order lifting the stay and directing that all of said activities and proceedings that have been stayed may be recommenced, with all pretrial and trial dates, including all discovery obligations and deadlines, adjusted by the length of the stay. If pursuant to such application of either Member the stay is lifted prior to the termination of this Agreement, then either Member may terminate this Agreement upon written notice to the other Member.

The Members further agree that neither shall file any other action or proceeding asserting any of the claims or counterclaims that are alleged in the Civil Proceeding unless and until the District Court lifts the stay.

(b) In the event the District Court does not stay all activities and proceedings in the Civil Proceeding or sua sponte lifts the stay prior to April 1, 2006 or the date of termination of this Agreement pursuant to Section 12.01, promptly (but in no event later than three Business Days) thereafter, the Members shall jointly request the dismissal without prejudice of the Civil Proceeding. To bring about said dismissal of the Civil Proceeding, Lockheed Martin shall dismiss without prejudice the Amended and Supplemental Complaint filed in the Civil Proceeding and Boeing shall dismiss without prejudice its Counterclaim filed in the Civil Proceeding. The Members further agree that if the Closing shall not have been consummated before April 1, 2006, or upon termination of this Agreement pursuant to Section 12.01, within 60 days thereafter but not sooner than 30 days thereafter, Lockheed Martin may re-commence the Civil Proceeding by filing a new complaint (the “Replead Complaint”) and in its response to such Replead Complaint, Boeing may re-file a new counterclaim (the “Replead Counterclaim”), provided, however, that neither Member may allege any claim that (i) is not presently alleged in the Member’s presently pending pleading or (ii) has been dismissed by the Court as of the date of the dismissal of the Civil Proceeding pursuant to this Section 5.12(b). The Members agree that any and all statutes of limitations applicable to the claims alleged in the Amended and Supplemental Complaint are tolled as to such claims during the period of time between the date of the dismissal of Lockheed Martin’s Amended and Supplemental Complaint pursuant to this Section 5.12(b) and the date upon which the Replead Complaint is filed. The Members agree that any and all statutes of limitations applicable to the claims alleged in the Counterclaim are tolled as to such claims during the period of time between the date of the dismissal of Boeing’s Counterclaim pursuant to this Section 5.12(b) and the date upon which the Replead Counterclaim is filed. The Members further agree that in the recommenced Civil Proceeding each will not plead or assert any statute of limitations, laches or other defense based upon the passage of time to the causes of action alleged in the Replead Complaint or in the Replead Counterclaim, except to the extent that such defenses were available to the Member under Applicable Law, including Fed. R. Civ. Proc. 15(c), as of the date any given cause of action was first filed. The Members further agree that all discovery obtained or produced in connection with the Civil Proceeding may be used by the Members in the recommenced Civil Proceeding, subject to the terms and conditions of the Amended Protective Order for Confidentiality dated January 26, 2005, until entry of a new protective order or the execution of a confidentiality agreement by the Members applicable to that discovery.

(c) Each of the Members agrees (for itself and for and on behalf of each of its divisions, Affiliates, Subsidiaries, predecessors, successors and assigns), from and after the execution of this Agreement, that it will not urge, recommend, advocate or request that any component of the U.S. Government initiate or pursue criminal proceedings against Boeing or Lockheed Martin (or any of their respective divisions, Affiliates or Subsidiaries) or administrative proceedings with respect to the present responsibility as a U.S. Government contractor of Boeing or Lockheed Martin (or of any of their respective divisions, Affiliates or Subsidiaries), including investigation, indictment, prosecution, suspension or debarment, based upon or arising out of any actual or alleged past act or omission of any of them in connection with: (i) any U.S. Government or commercial program (including any related competition, procurement, award or sale) relating to Delta II, Delta IV, Titan, Proton, Atlas III or Atlas V or any derivative of any of them; (ii) any event, fact or circumstance alleged in the Civil Proceeding or in the complaint or any amended complaint, counterclaim or other filing made in connection with the Civil Proceeding; (iii) any alleged or actual act or omission by Darleen Druyun; and/or (iv) any alleged or actual act or omission of either Member relating to Darleen Druyun; provided, however, that nothing herein is intended to interfere with either Member’s right or obligation to provide evidence and otherwise cooperate fully in connection with any U.S. Government investigation or other U.S. Government proceeding; and provided further that nothing herein is intended to interfere with Boeing’s right to submit evidence and argument in connection with or defense of any pending or future U.S. Government investigation or other U.S. Government proceeding with respect to Boeing relating to the above-referenced matters; and provided further that nothing herein is intended to interfere with Boeing’s reporting obligations under the Administrative Agreement. Upon execution of this Agreement, Lockheed Martin agrees not to file any lawsuit in Federal, state or local court naming Boeing as a party in which it alleges any claim relating to the conduct of Darleen Druyun, or of Boeing relating to Darleen Druyun unless and until this Agreement is terminated pursuant to Section 12.01.

Section 5.13 Non-Competition Agreement.

(a) Each Member agrees, on behalf of itself and each of its Subsidiaries, that (i) during the period beginning as of the Closing Date and ending seven and one-half years thereafter, or such earlier date as provided for in the Operating Agreement (the “Non-Compete Term”), it will not, and it will cause its Subsidiaries not to, directly or indirectly, either for itself or for any other Person, enter into, engage in, provide managerial, supervisory, administrative or consulting services or assistance to, represent or own any beneficial interest in, any business with operations engaged directly or indirectly in (A) the manufacture, sale, repair, service or support of Competitive Launch Vehicles for the U.S. Government or (B) providing to the U.S. Government the service of launching payloads into Earth orbit or beyond Earth orbit using Competitive Launch Vehicles, and (ii) during the period beginning as of the Closing Date and ending five years thereafter, it will not, and it will cause its Subsidiaries not to, directly or indirectly, either for itself or for any other Person, enter into, engage in, provide managerial, supervisory, administrative or consulting services or assistance to, represent, or own any beneficial interest in, any business with operations engaged directly or indirectly in the design or development of Competitive Launch Vehicles for the U.S. Government (all such operations described in the foregoing clauses (i) and (ii), for the respective periods set forth therein, collectively, the “Competing Operations”). For purposes of this Section 5.13, “Competitive Launch Vehicle” means any expendable launch vehicle capable of lifting payloads of up to a maximum of 70 metric tons into low Earth orbit (but excluding expendable launch vehicles capable of lifting no more than two metric tons into low Earth orbit) and any expendable launch vehicle capable of performance equivalent to such capacity beyond low Earth orbit (with a comparable exclusion).

(b) The provisions of Section 5.13(a) shall not prohibit either Member or any of its Subsidiaries from:

(i) continuing anywhere in the world any type of business conducted by such Member or any of its Subsidiaries on the date hereof, which is not part of such Member’s ELV Business as conducted on the date hereof;

(ii) entering into any relationship with a Person not owned, managed, operated or controlled by such Member or any of its Subsidiaries for purposes primarily unrelated to Competing Operations;

(iii) acquiring or holding for investment purposes 10% or less of any class or series of equity securities of any Person, which class or series of equity securities is registered under Section 12 of the Securities Exchange Act of 1934, as amended, even if that Person is engaged in Competing Operations;

(iv) acquiring control of a business or Person (whether through the acquisition of assets, securities or other ownership interests, the effecting of a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) (an “Acquired Business”) that is engaged in Competing Operations where the revenues of the Competing Operations of the Acquired Business in its most recently completed fiscal year were less than the lowest of (A) 10% of the total revenues of the Acquired Business for such fiscal year, (B) 20% of the total revenues of the Company for its most recently completed fiscal year (provided that this clause (B) will not apply prior to the end of the Company’s first full completed fiscal year) and (C) $400,000,000;

(v) acquiring control of an Acquired Business that is engaged in Competing Operations where the revenues of the Competing Operations of the Acquired Business in its most recently completed fiscal year were (x) higher than the lowest of (A) 10% of the total revenues of the Acquired Business for such fiscal year, (B) 20% of the total revenues of the Company for its most recently completed fiscal year (provided that this clause (B) will not apply prior to the end of the Company’s first full completed fiscal year) and (C) $400,000,000, but (y) lower than 50% of the total revenues of the Acquired Business for its most recently completed fiscal year; provided that such Member shall use commercially reasonable efforts to divest or discontinue the Competing Operations of the Acquired Business as promptly as practicable and in any event shall complete such divestiture or, subject to the last sentence of this Section 5.13(b)(v), discontinuance not later than 18 months following such acquisition. It is understood and agreed that, in connection with any such divestiture, the Company will be afforded an opportunity to participate in the Member’s divestiture process and to bid for the Competing Operations of the Acquired Business on a basis comparable to that afforded by the Member to other potential purchasers (but not on a preferred basis). Notwithstanding the foregoing, nothing in this Section 5.13(b)(v) shall prohibit a Member and its Subsidiaries from performing their obligations under binding agreements of the Acquired Business with customers, suppliers, employees and other Persons that either (A) were in effect prior to the consummation of the acquisition of the Acquired Business or (B) are entered into after the acquisition of the Acquired Business for so long as the Member is in good faith attempting to effect a divestiture of the Competing Operations in accordance with this Section 5.13(b)(v);

(vi) the design, development, manufacture, sale, repair, service or support of reusable launch vehicles (including expendable components of reusable launch vehicles) or the supply of related services to the U.S. Government or any other Person;

(vii) the design, development, manufacture, sale, repair, service or support of components used in expendable launch vehicles;

(viii) entering into any business engaged in, engaging in, continuing to engage in or providing managerial, supervisory, administrative or consulting services or assistance to or representing any business engaged in (x) the design, development, manufacture, sale, repair, service or support of expendable launch vehicles for launches of payloads into Earth orbit and beyond Earth orbit for Commercial Customers, or (y) providing to Commercial Customers the service of launching payloads into Earth orbit or beyond Earth orbit using such expendable launch vehicles;

(ix) providing any services under a contract with the U.S. Government where the contract does not include as part of the goods or services provided thereunder an expendable launch vehicle;

(x) the design, development, manufacture, sale, repair, service or support of satellites and/or related payloads (whether manned or unmanned), for launch into Earth orbit or beyond Earth orbit or the integration of such satellites or payloads (whether manned or unmanned) with expendable launch vehicles, including pursuant to a DIO Contract;

(xi) holding any interest in the Company or taking any action, exercising any right or performing any obligation under the Transaction Documents; or

(xii) the design, development, manufacture, sale, repair, service or support of missiles that deliver warheads or that act as kinetic or ballistic weapons.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.13 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(d) Nothing in this Section 5.13 shall be deemed to prohibit, limit or restrict in any way any activities of (i) Boeing or its Subsidiaries related to Sea Launch vehicles or any expendable launch vehicles derived from the Space Shuttle or (ii) Lockheed Martin or its Subsidiaries related to the Titan (but only to the extent required to perform under Contracts existing on the date hereof), Proton, Angara, Falcon, Trident or Athena vehicles, or any expendable launch vehicles derived from the Space Shuttle.

Section 5.14 Spaceport Lease. The Company covenants and agrees that it shall at all times conduct its business in compliance with the terms and conditions of the Lease dated as of February 14, 2000 by and between Lockheed Martin, as Lessee and Mortgagor, and Spaceport

Florida Authority, as Lessor and Mortgagee (the “Spaceport Lease”), as if the Company were the original direct Lessee thereunder. Lockheed Martin covenants and agrees that, in the event the Lease Balance (as defined in the Spaceport Lease) becomes due and payable under the terms of the Spaceport Lease as a result of the occurrence of a Lease Event of Default (as defined in the Spaceport Lease) under Section 16.1(e) of the Spaceport Lease and such Lease Event of Default is not cured or waived within the applicable grace period, Lockheed Martin will exercise its Early Prepayment Option (as defined in the Spaceport Lease) and prepay the Lease Balance (as defined in the Spaceport Lease) pursuant to and in accordance with Section 18.1 of the Spaceport Lease. For the remainder of the Term (as defined in the Spaceport Lease) the Company shall pay to Lockheed Martin the Basic Rent (as defined in the Spaceport Lease) at the times and in the amounts as would have been owed to the Lessor under the Spaceport Lease had Lockheed Martin not exercised the Early Prepayment Option in accordance with the terms of the lease assignment for the Spaceport Lease to be entered into pursuant to Section 3.01(h). Lockheed Martin further covenants and agrees that it will not take any action to amend the terms of the Spaceport Lease in a manner that is adverse to the interests of the Company as assignee of the Spaceport Lease without the prior written consent of the Company. Lockheed Martin agrees to cooperate reasonably with the Company in any efforts by the Company to obtain refinancing of the outstanding Lease Balance under the Spaceport Lease and the related Lessor financing so that the term of the Spaceport Lease may be renewed for a five year term, provided that Lockheed Martin shall not be obligated to remain liable under the Spaceport Lease beyond February 15, 2010.

Section 5.15 Compliance with Administrative Agreement. In accordance with the terms and provisions of the Interim Administrative Agreement dated March 4, 2005 (the “Administrative Agreement”) between Boeing and the United States Department of the Air Force (the “Air Force”), the Company and each of the Members agree that the Company shall, from and after the Closing, (i) maintain throughout the ELV Business, including Boeing’s former ELV Business, an ethics/compliance program generally comparable to the ethics/compliance program currently in existence at Boeing’s ELV Business and sufficient to establish the continued present responsibility of the Company, including Boeing’s former ELV Business, to the satisfaction of the Air Force and (ii) be accountable to the Air Force for compliance by the Company with respect to activities following the Closing, including Boeing’s former ELV Business, with other applicable terms of the Administrative Agreement. Without limiting the foregoing, the Company will appoint and maintain a special compliance officer to oversee the implementation of the applicable measures outlined in the Administrative Agreement, which compliance officer shall, at Boeing’s request and if permissible under the terms of the Administrative Agreement, be the same person serving as Boeing’s special compliance officer. The costs of compliance with the Administrative Agreement will be paid by the Company except to the extent any such cost is an Excluded Liability or is not allocable and allowable pursuant to Section 11.05. For the avoidance of doubt, such costs incurred by the Company that are unallowable under the terms of the Administrative Agreement shall be reimbursed to the Company by Boeing or paid by Boeing.

ARTICLE VI

FURTHER COVENANTS AND AGREEMENTS OF THE PARTIES

Section 6.01 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law, to consummate or implement the Contemplated Transactions, including providing information reasonably requested by other Persons necessary for such Persons to evaluate whether to consent to the assignment of any Contracts, licenses or permits or related rights or obligations. The Parties shall execute and deliver, and shall cause their respective Subsidiaries, as appropriate or required as the case may be, to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable to consummate or implement the Contemplated Transactions. Except as otherwise expressly set forth in the Transaction Documents, nothing in this Section 6.01 or elsewhere in the Transaction Documents shall require any Party or any of their respective Affiliates to make any payments or issue any guarantee or other Financial Support Arrangements in order to obtain any consents or approvals necessary or desirable in connection with the consummation of the Contemplated Transactions.

Section 6.02 Certain Filings; Consents. The Parties shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained in respect of any Contracts, licenses or permits constituting Contributed Assets, in connection with the consummation of the Contemplated Transactions and (b) subject to the terms and conditions of this Agreement, in taking any such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.03 Public Announcements. On the date of execution and delivery of this Agreement, the Members shall issue a joint press release substantially in the form attached hereto as Attachment X. Prior to the Closing, the Parties shall not (and shall not permit any Affiliate to) issue any press release or make any public statement with respect to this Agreement or any of the Contemplated Transactions, except as may be required by Applicable Law or any listing agreement with any national securities exchange, in which case no Party shall issue any such press release or make any such public statement without prior discussion with the other Parties (to the extent reasonably practicable) and without complying with Applicable Law. Notwithstanding the foregoing, no provision of this Agreement shall (a) relieve either Member from any of its obligations under the Confidentiality Agreement or (b) terminate any of the restrictions imposed upon the Parties by Section 5.03.

Section 6.04 Antitrust Laws.

(a) The Members shall make the filings required under the HSR Act and any other Antitrust Laws. The Members shall also comply at the earliest practicable date with any request for additional information, documents or other materials received from the Federal Trade Commission or the Department of Justice or any other Governmental Authority, including the European Union Competition Commission and other international competition authorities. The Members shall use all reasonable commercial efforts to resolve objections, if any, that may be asserted by any Governmental Authority with respect to the Contemplated Transactions under any Antitrust Laws, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended. If any judicial or administrative action or proceeding is initiated (or threatened to be initiated) by a Governmental Authority challenging the Contemplated Transactions as violative of any Antitrust Law or any other Applicable Law, for so long as both Members desire to oppose any such action or proceeding, the Members shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, ruling, decision, finding or other order (whether temporary, preliminary, or permanent) until such time as a final, non-appealable order has been entered.

(b) Each Member covenants and agrees that, to the extent practicable, prior to engaging in any substantive discussions with any representatives of a Governmental Authority concerning the Contemplated Transactions, the Member will advise the other Member of the anticipated substance of the discussions, provide the other Member with copies of any written materials it intends to provide to or review with such representatives and afford the other Member a reasonable opportunity to comment upon the anticipated substance of the discussions or such written materials or to join the Member and participate in such discussions. In the event it is impracticable for a Member to comply with its obligations in the preceding sentence because the Member is contacted directly by a representative of a Governmental Authority without advance notice, or in any event such a discussion occurs without the presence of Representatives of both Members, as soon as practicable following any such discussions the Member shall advise the other Member of the discussions, the identity of the parties participating in the discussions and the substance of the discussions, and shall provide the other Member with copies of any written materials provided to, reviewed with or received from representatives of the Governmental Authority.

Section 6.05 Agreements Regarding Tax Matters.

(a) Each Member shall (i) provide the Company with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Tax Authority or proceeding involving any Governmental Authority relating to liability for Taxes, (ii) retain for a period of six years following the end of the calendar year in which the Closing occurs and provide to the Company all records and other information that may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) provide the Company with a copy of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the Company for any period. Without limiting the generality of the foregoing, each Member shall retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof ending on or prior to the Closing Date that concern the Contributed Assets or the Assumed Liabilities.

(b) The Members agree that the transactions contemplated by this Agreement constitute a disposition of a trade or business within the meaning of Section 41(f)(3) of the Code. The Members will provide to the Company upon request all information necessary to permit the Company to apply the provisions of Section 41(f)(3)(A) of the Code.

(c) If either Member receives any refund of Taxes relating to its ELV Business for periods prior to the Closing Date and the Tax liability to which such refund relates was included as a cost in a cost-reimbursement or fixed-price incentive (cost-redeterminable) Government Contract, then such Member and the Company shall cooperate to determine the appropriate portion of such Tax refund due to any Governmental Authority pursuant to the applicable provisions of the Federal Acquisition Regulation as if the Company had pursued and obtained an identical Tax refund. Once the appropriate portion due any Governmental Authority is determined, such Member shall promptly remit such portion directly to such Governmental Authority.

(d) The Company shall timely prepare and, with the prior written consent of the Members (which consent shall not be unreasonably withheld or delayed), file all Tax Returns, reports and forms required by any Tax Authority to be filed by the Company. The Company shall timely prepare and, with the prior written consent of the Members (which consent shall not be unreasonably withheld or delayed), file all Non-Income Tax Returns with respect to the Contributed Assets or the ELV Business for any Tax period beginning before and ending after the Closing Date (a “Straddle Period”).

(e) The Company shall pay all Non-Income Taxes due with respect to any Straddle Period; provided, that the Members shall be liable for and, to the extent paid by the Company, shall reimburse the Company for any such Non-Income Taxes attributable to the portion of such Straddle Period beginning before and ending as of the effective time of the Closing (including Non-Income Taxes resulting from the transactions contemplated by this Agreement but, except as provided in Section 13.03, not including sales Taxes, transfer Taxes or stamp Taxes imposed with respect to the transfer of the Contributed Assets or the ELV Business pursuant to this Agreement), but only to the extent such Non-Income Taxes are not recoverable by the Company from a Governmental Authority pursuant to the Federal Acquisition Regulation. Any Non-Income Taxes arising from or with respect to the Contributed Assets or the ELV Business for a Straddle Period shall be apportioned between the Company and the Members by allocating real and personal property taxes between the Members and the Company based on the ratio of the number of days in the Straddle Period occurring before the Closing Date to the number of days in the Straddle Period occurring on or after the Closing Date and by assuming, with respect to all other Non-Income Taxes, that the ELV Business had a tax period that ended at the close of business on the day immediately prior to the Closing Date and closed its books as of that time. The Company shall reimburse the Members for any such Non-Income Taxes paid by the Members for which the Company is liable pursuant to this Section 6.05(e).

(f) Boeing shall be liable for and, to the extent paid by the Company shall reimburse the Company for, any Income Taxes attributable to the Boeing Contributed Assets and the portion of the ELV Business conducted by Boeing attributable to any Tax period that begins before and ends either (i) before, or (ii) as of the effective time of the Closing. Lockheed Martin shall be liable for and, to the extent paid by the Company shall reimburse the Company for, any Income Taxes attributable to the Lockheed Martin Contributed Assets and the portion of the ELV Business conducted by Lockheed Martin attributable to any Tax period that begins before and ends either (i) before, or (ii) as of the effective time of the Closing.

(g) The Company shall engage an independent accounting firm of national reputation to assist in the preparation of the Company’s Income Tax Returns.

(h) Lockheed Martin shall be designated as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code and in any similar capacity under Applicable Law.

(i) The Company and the Members shall make the election under Treasury Regulation Section 301.6231(a)(1)-1(b) to have the TEFRA unified partnership procedures of Sections 6221 through 6231 of the Code apply with respect to the Company.

(j) The Company shall reimburse each Member for all state and local Income Taxes paid by such Member that are properly allocable to the Company under the Federal Acquisition Regulation.

Section 6.06 Administration of Accounts. All payments and reimbursements that constitute a Contributed Asset or relate to an Assumed Liability received by either Member after the Closing Date shall be promptly paid over to the Company without right of set-off. All payments and reimbursements that constitute Excluded Assets or relate to an Excluded Liability received by the Company after the Closing Date shall be promptly paid over to applicable Member without right of set-off.

Section 6.07 Clearances; Undisclosed Contracts. Promptly after the date hereof, subject to Applicable Law, each of Lockheed Martin and Boeing shall, with respect to each of the Contracts of its ELV Business that require security clearances and/or special program accesses, or that contain confidentiality or non-disclosure provisions requiring the specific approval of customers or other Persons for disclosure of the terms thereof (the “Undisclosed Contracts”), subject to national security restrictions, use reasonable commercial efforts to obtain all required security clearances, special program accesses and/or the approval of customers or other Persons as necessary to enable (i) each Member and its Representatives to conduct a review of the Undisclosed Contracts of the other Member’s ELV Business to which such Member shall have been denied access prior to the date hereof, and (ii) the Company to conduct the ELV Business from and after the Closing Date. Upon receiving the security clearances, special program accesses or approvals of customers or other Persons, as the case may be, as contemplated by the preceding clause (i), each Member shall permit the other Member’s Representatives to conduct a review of such Undisclosed Contracts, subject to the terms and conditions of the clearance, accesses and/or approvals, the provisions of the Confidentiality Agreement and the provisions of Applicable Law.

Section 6.08 Audits. Following the Closing Date, the Parties shall cooperate reasonably with each other in connection with any audit or review by any Governmental Authority with respect to the ELV Business and the businesses of the Members and their Subsidiaries (other than their ELV Businesses), provided that any Tax audit shall be governed solely by the terms of Section 6.05.

Section 6.09 Certain Environmental Matters.

(a) Each of the Members covenants and agrees, to the extent necessary for continuation of the use as of the Closing Date of any real property constituting any of its Contributed Assets, or any real property leased or subleased by it to the Company pursuant to this Agreement, or as required by applicable Environmental Law, to pay (except to the extent that such obligation constitutes an Assumed Liability) or otherwise resolve, in cooperation with the Company, any Environmental Claim based on its respective Pre-Closing Environmental Conditions and to investigate, monitor, remediate, or otherwise respond to its respective Pre-Closing Environmental Conditions in accordance with applicable Environmental Laws (“Remediation Programs”). The Company acknowledges and agrees that neither Member shall have any obligation to (i) conduct or pay for any voluntary actions with respect to the Pre-Closing Environmental Conditions beyond that necessary for continuation of the applicable property’s use as of the Closing Date or otherwise mandated by applicable Environmental Laws or (ii) accelerate its respective Remediation Programs ahead of any legally mandated schedule. The Company acknowledges and agrees that each of the Members shall, in cooperation with the Company, have primary responsibility with regard to its respective Remediation Programs and related activities. The Company shall fully cooperate with the Members in connection with performance of the Remediation Programs and related activities and the Company shall use commercially reasonable efforts not to disturb, damage, delay, hinder or otherwise interfere with the Members’ Remediation Programs or related activities. Each of the Members will cooperate in good faith prior to the Closing to have prepared a Phase I environmental study of each of their respective Contributed Leased Real Properties and Contributed Owned Real Properties and, with respect to Lockheed Martin, the portion of the Denver Facility to be leased to the Company under the Denver Lease Agreement, and shall provide to the other Member the results of such Phase I studies prior to the Closing.

(b) The Company acknowledges and agrees that each of the Members shall be primarily responsible, in cooperation with the Company, for determining and developing the extent, contents, timetable and all other aspects of its respective Remediation Programs. The Members shall be responsible for all negotiations and other discussions with Governmental Authorities relating to compliance with Environmental Laws concerning the Pre-Closing Environmental Conditions, the Remediation Programs and any related matters, and the Company will not initiate or otherwise engage in any communications with any Governmental Authorities relating to compliance with Environmental Laws concerning Pre-Closing Environmental Conditions, the Remediation Programs or any related matters without the prior written consent of the applicable Member, which consent may be conditioned on such Member’s active participation in such communications. The Company shall promptly advise the applicable Member of any such communications initiated by a Governmental Authority relating to compliance with Environmental Laws and shall promptly provide such Member with copies of all documents received from a Governmental Authority relating to compliance with Environmental Laws concerning any such matters. Each of the Members shall promptly inform the Company of the substance and outcome of any negotiations between such Member and a Governmental Authority relating to compliance with Environmental Laws concerning any Pre-Closing Environmental Condition, Remediation Program or related matter. The Company acknowledges and agrees that the Members shall have primary responsibility, in cooperation with the Company, for all decisions regarding the selection and implementation of the Remediation Programs and any related matters.

(c) The Company shall provide each Member and its respective Representatives and contractors with access to any and all portions of any property that have been or may have been affected by Pre-Closing Environmental Conditions that the applicable Member reasonably determines are necessary or appropriate to enter for conducting Remediation Programs, or that such Member reasonably determines are necessary or appropriate to enter to satisfy any applicable requirement of Environmental Law. To accomplish the foregoing, the Company hereby grants each of the Members and its respective Representatives and contractors an irrevocable license and right to enter upon any such property and to engage in all activities reasonably related to such tasks, including the right to collect environmental samples, install, operate, repair, and maintain wells, piping, treatment devices and other equipment, the right to review, copy or otherwise use the Company’s documents, computer files or other information reasonably related to such Member’s Pre-Closing Environmental Conditions and associated matters and the right to interview or otherwise consult with the Company’s Representatives and contractors concerning such Pre-Closing Environmental Conditions and associated matters. Such license shall be a covenant running with the land and shall be transferable to any party succeeding to the interests of the Members with respect to the performance of any Remediation Programs. The Company further agrees to execute any documentation in recordable form evidencing such license in favor of a Member as reasonably appropriate. Upon a Member’s request, the Company shall promptly provide such Member with copies of any documents, computer files or other information that the Member reasonably determines would be relevant to its ability to carry out its Remediation Programs or any related activities. Upon the Company’s or a Member’s request, a Member shall promptly provide the Company or the other Member with an annual remediation plan summarizing the anticipated remedial activities to be taken over the course of the following year and with copies of any documents, computer files or other information that the Company or the other Member reasonably determines would be relevant to its evaluation of a Remediation Program or any related activities, to support any filings with or submissions to Governmental Authorities or to confirm that the Remediation Program is being conducted in compliance with Applicable Law. Except in emergency situations, the Members and their Representatives and contractors agree to provide advance written or telephonic notice to the Company prior to entering any property of the Company. Upon satisfaction of the notice requirement and upon presentation of their credentials to the Company, the Company covenants and agrees to provide the Members and their Representatives and contractors with all reasonably required access to the relevant property, the Company’s information, and the Company’s personnel.

(d) The Company shall provide the Members with all water and utilities reasonably necessary to develop, implement and complete the Remediation Programs or other requirements of applicable Environmental Laws. The Company covenants and agrees to provide appropriate parking, administrative space, storage facilities, sanitary facilities and other support services that the Members may reasonably require to accomplish the foregoing.

(e) To the extent the Company’s consent, signature, authorization or other cooperation is necessary to obtain a permit from or the authorization or approval of any Governmental Authority to enable the Members to develop or implement the Remediation Program or to otherwise satisfy any applicable Environmental Laws, the Company hereby covenants and agrees promptly and fully to provide the same.

(f) The Company acknowledges that the Members’ respective activities related to their Remediation Programs and/or compliance with applicable Environmental Laws may interfere with the Company’s use of some or all of the Company’s properties, may alter the properties or may limit future uses of the properties. To the extent permitted by the Remediation Programs and applicable Environmental Laws, the Members covenant and agree to make commercially reasonable efforts to minimize such interference, alteration or limitation and to consult with and seek the approval of the Company of any Remediation Programs, which approval shall not be unreasonably withheld. The Members and their Representatives and contractors shall make commercially reasonable efforts to prevent their activities from unreasonably interfering with or impeding the Company’s uses of the respective properties as of the Closing Date and to control dust, noise, vibration or other visible effects of their activities. Upon completion of the Remediation Programs, the Members shall remove their materials, equipment and debris promptly from the property and shall use reasonable efforts to restore the property to substantially its original condition. The Company shall not, without the applicable Member’s advance written consent, construct, modify, remove or install any equipment, building, paving or other item on any part of any properties previously designated by either of the Members as a Remediation Program area that could unreasonably interfere with or significantly increase the cost of the Members’ respective obligations arising under the Remediation Programs or any applicable Environmental Law.

(g) Each of the Members shall, in consultation with the Company if the Company so requests, have absolute discretion concerning the selection of its respective Representatives and/or contractors designated to perform the Remediation Programs and/or other obligations under applicable Environmental Laws.

(h) Each of the Members shall have authority, in cooperation with the Company, to resolve all issues and settle all matters relating to its respective Pre-Closing Environmental Conditions, and the Company agrees not to interfere with any such efforts by the Members and further agrees to join in and abide by any Member decisions regarding the foregoing. The Members shall keep the Company informed concerning the existence and nature of such issues and matters and any proposed decisions or settlements relating to the foregoing.

(i) In addition to complying with the other provisions of this Section 6.09 to the extent applicable to the Rancho Cordova Property, the Company and Boeing also will cooperate in continuing to implement the ongoing Remediation Program in respect of the Rancho Cordova Property, including by means of an agreement on mutually acceptable terms pursuant to which Boeing will administer the Remediation Program on behalf of the Company. Boeing and the Company agree that to the extent permitted by existing applicable agreements and administrative orders, they will keep each other fully informed about such Remediation Program, including allowing each other a reasonable opportunity to review and comment on all submissions to regulators prior to submission, and will cooperate with each other and take appropriate actions to ensure that there is full compliance with the existing agreements and administrative orders and other requirements of Applicable Laws. Upon the reasonable request of the Company, Boeing shall use reasonable commercial efforts to grant the Company access to the Rancho Cordova Property, it being understood that Boeing is not the current owner of the Rancho Cordova Property and therefore cannot assure such access.

(j) The Company covenants and agrees not to transfer or assign any interest in any real property, whether constituting a Contributed Asset or leased or subleased to the Company, unless the transferee or assignee agrees, for the benefit of the Members and any of their successors, transferees or assignees, to comply with the provisions of this Section 6.09, as if such transferee or assignee was the Company under this Agreement.

(k) Nothing in this Section 6.09 shall be deemed to limit or otherwise modify any other provision of this Agreement, including clause (vii) of each of the definitions of Boeing Assumed Liabilities and Lockheed Martin Assumed Liabilities.

Section 6.10 Payments Relating to Certain Pre-Closing Activities. Promptly after receipt thereof, the Company will pay (i) to Lockheed Martin any amounts received by the Company from the U.S. Government with respect to Assured Access to Space infrastructure sustainment relating to an Atlas V to the extent relating to periods ending on or before the Closing Date and (ii) to Boeing any amounts received by the Company from the U.S. Government with respect to Assured Access to Space infrastructure sustainment relating to a Delta IV to the extent relating to periods ending on or before the Closing Date.

ARTICLE VII

TRANSACTION DOCUMENTS

Section 7.01 Transaction Documents. Each Party covenants and agrees, as an inducement to the others to enter into this Agreement and to consummate the Contemplated Transactions, to execute and deliver and to cause its respective Subsidiaries to execute and deliver each Transaction Document to which each is a party.

ARTICLE VIII

EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

Section 8.01 Employee and Employee Benefit Matters. The Parties agree as to employee and employee benefit matters as set forth in Exhibit E.

ARTICLE IX

REAL PROPERTY AND RELATED MATTERS

Section 9.01 Certain Real Property and Related Matters. The Parties shall cooperate with each other and use reasonable commercial efforts to obtain any consents or approvals required in connection with the assignment of the leases to the Contributed Leased Real Property to the Company and to obtain from applicable landlords or other third parties the release of the applicable Member and its Affiliates from all liabilities and obligations under the leases in respect of the Contributed Leased Real Property; provided, however, that if any landlord of any Contributed Leased Real Property is unwilling either to release the applicable Member or its Affiliated Transferor from all liabilities and obligations under the lease relating to such Contributed Leased Real Property or to include in the consent to any such assignment a recapture provision that would allow such Member or its Affiliated Transferor to take back the lease in the event of a default by the Company under the lease, at the option of such Member, in lieu thereof, such Member or its applicable Affiliated Transferor, as the case may be, and the Company shall execute and deliver a sublease agreement for the sublease by the Company of such Contributed

Leased Real Property on terms and conditions to be mutually agreed between the Members. In addition, (a) Lockheed Martin and the Company agree to enter into the Denver Lease Agreement, and (b) each of the Members and the Company agree to take such actions as necessary to transfer the Contributed Owned Real Property to the Company, in each case effective as of the Closing. Notwithstanding the foregoing, except as otherwise expressly set forth in the Transaction Documents, nothing in this Section 9.01 shall require any Party to make any payments in order to obtain such consents, approvals or releases, except for reasonable and customary costs to cover actual expenses incurred by landlords to process any requests for assignment.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01 Conditions to Obligations of Each Member. The obligations of each Member to consummate the Closing are subject to the satisfaction (or waiver by each Member) of the following conditions:

(a) any applicable waiting period (and any extension thereof) under any Antitrust Law (including the HSR Act) relating to the Contemplated Transactions shall have expired or been terminated and any necessary approvals under any Antitrust Law shall have been obtained, and there shall not be (i) any pending action or proceeding in which a Governmental Authority is seeking to enjoin the Contemplated Transactions, or (ii) a final, nonappealable order entered by a Governmental Authority that enjoins or otherwise prohibits the Contemplated Transactions;

(b) no provision of any Applicable Law and no judgment, injunction, order or decree issued by a court or other Governmental Authority of competent jurisdiction shall prohibit the Closing;

(c) no action or proceeding shall be pending before any court or other Governmental Authority that seeks to prohibit the Closing, or impose damages or obtain other relief in connection with the Contemplated Transactions that (i) is brought by any Governmental Authority having jurisdiction in respect thereof or (ii) is brought by any Person (other than a Governmental Authority) if in the case of this clause (ii) such action or proceeding reasonably could be expected to prohibit the Closing or result in a Material Adverse Effect on either of the Members or the ELV Business;

(d) all actions by or in respect of, or filings with, any Governmental Authority (other than actions or filings in connection with the Novation Agreements) required to permit the consummation of the Closing shall have been taken or made, and the Company and the Members shall have entered into one or more advance agreements, in form and substance reasonably satisfactory to the Members, with the appropriate Governmental Authority concerning matters relating to the formation of the Company and the concept of its operations;

(e) neither Member nor the Company shall have received any official written notification from the Office of the Secretary of Defense of the United States Department of Defense (“DOD”) or the Administrator of the National Aeronautics and Space Administration

(“NASA”) that either the DOD and/or NASA objects to or intends to seek to prevent consummation of the Contemplated Transactions or intends to oppose the novation of Government Contracts from the Members to the Company;

(f) clearance under the federal rules and regulations relating to the National Industrial Security Program, in the form of approvals and agreement prescribed by the DOD, shall have been obtained from the DOD for the Company to own and operate those portions of the ELV Business that are governed by such program, and the Company shall have obtained all such security clearances and/or special program accesses as are necessary in order to enable the Company to continue the ELV Businesses of each of the Members as of the Closing Date;

(g) the Company shall have in place the Initial Company Financing Arrangement;

(h) the Members shall have obtained the consents, approvals or permits contemplated by Attachment XI; and

(i) the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date of the Joinder and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, in each case except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect on the Company.

Section 10.02 Conditions to Obligations of Lockheed Martin. The individual obligations of Lockheed Martin to consummate the Closing are subject to the satisfaction (or waiver by Lockheed Martin) of the following further conditions:

(a) (i) Boeing shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Boeing contained in this Agreement shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, in each case except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect on Boeing’s ELV Business or the Company, and (iii) Lockheed Martin shall have received a certificate signed by an officer of Boeing to the foregoing effect;

(b) except as contemplated in Schedule C.06, since the date of this Agreement, no event shall have occurred that has had or reasonably could be expected to have a Material Adverse Effect on Boeing’s ELV Business;

(c) Boeing and the Company shall have entered into an agreement pursuant to which each shall (i) agree to flow through to the other, to the extent applicable, the protections of the CSLA, and (ii) waive all claims against the other and the U.S. Government, on behalf of itself and its contractors, subcontractors, suppliers and customers, and the contractors, subcontractors and suppliers of its customers, of a nature covered under the reciprocal waiver requirements of the CSLA, including claims for death, bodily injury or property damage or loss resulting from the supply of ELV Systems and related Launch Services; and

(d) Boeing (or its applicable Subsidiaries) shall have executed and delivered, on or before the Closing Date, each of the Transaction Documents that are required to be executed by Boeing or its Subsidiaries.

Section 10.03 Conditions to Obligations of Boeing. The individual obligations of Boeing to consummate the Closing are subject to the satisfaction (or waiver by Boeing) of the following further conditions:

(a) (i) Lockheed Martin shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Lockheed Martin contained in this Agreement shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, in each case except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect on Lockheed Martin’s ELV Business or the Company, and (iii) Boeing shall have received a certificate signed by an officer of Lockheed Martin to the foregoing effect;

(b) except as contemplated in Schedule B.06, since the date of this Agreement, no event shall have occurred that has had or reasonably could be expected to have a Material Adverse Effect on Lockheed Martin’s ELV Business;

(c) Lockheed Martin and the Company shall have entered into an agreement pursuant to which each shall (i) agree to flow through to the other, to the extent applicable, the protections of the CSLA, and (ii) waive all claims against the other and the U.S. Government, on behalf of itself and its contractors, subcontractors, suppliers and customers, and the contractors, subcontractors and suppliers of its customers, of a nature covered under the reciprocal waiver requirements of the CSLA, including claims for death, bodily injury or property damage or loss resulting from the supply of ELV Systems and related Launch Services; and

(d) Lockheed Martin (or its applicable Subsidiaries) shall have executed and delivered, on or before the Closing Date, each of the Transaction Documents that are required to be executed by Lockheed Martin or its Subsidiaries.

Section 10.04 Updated Disclosure Schedules. At any time prior to the Closing, each Member shall be entitled to deliver to the other Member updates to, or substitutions of, such Member’s Disclosure Schedules; provided, that such updates or substitutions are clearly marked as such and are addressed to the other Member at the addresses listed in Section 13.01. In the event any Member delivers updated or substitute Disclosure Schedules within three days of any date scheduled for Closing, the other Member shall be entitled to extend, by written notice to the updating Member, the scheduled date for Closing to the third day after it receives the updated or substitute Disclosure Schedules, or if such day is not a Business Day, to the next Business Day. The delivery by a Member of updated or substitute Disclosure Schedules shall not prejudice any rights of the other Member under this Agreement, including the right to claim that the representations and warranties of the updating Member, when made on the date of this Agreement or as of the Closing Date, were untrue, or that any condition to Closing (without regard to any such updates or substitutions) was unfulfilled.

Section 10.05 MAE Exceptions. It is acknowledged and agreed that the occurrence of one or more of the events that arguably could constitute a Material Adverse Effect on a Member’s ELV Business but for the application of subsections (v), (x), (y) and (z) of the proviso to the definition of “Material Adverse Effect” hereunder (the “MAE Exceptions”) shall not give rise to the right of either Member to terminate this Agreement pursuant to Section 12.01, or otherwise to assert that the closing conditions set forth in Section 10.02 or 10.03 have not been satisfied. In the event of the occurrence of one or more events constituting a MAE Exception, the Parties shall cooperate in good faith to minimize the impact of such MAE Exception on the Company and the ELV Business to be performed by the Company after the Closing Date.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

Section 11.01 Survival. None of the representations, warranties, covenants or agreements of the Parties contained in this Agreement shall survive the Closing, except that:

(a) solely for purposes of the indemnification provided in Sections 11.02(a)(i)(1) and 11.02(b)(i)(1) and 11.02(c)(i):

(i) the representations and warranties in Sections B.01, B.02, C.01, C.02, D.01, D.02 and D.07 shall survive the Closing indefinitely;

(ii) the representations and warranties in Sections B.16 and C.16 shall survive the Closing for a period ending upon the later of three years from the Closing Date or the date on which the applicable statute of limitations expires; and

(iii) the representations and warranties in Exhibit B, Exhibit C and Exhibit D (other than those Sections referenced in the preceding clauses (i) and (ii), which shall survive solely to the extent provided by such clauses (i) and (ii)) shall survive the Closing for a period of two years from the Closing Date; and

(b) those covenants and agreements set forth in this Agreement that, by their terms, are to have effect after the Closing Date shall survive for the period contemplated by the covenants and agreements, or if no period is so contemplated, indefinitely.

The representations, warranties, covenants and agreements referenced in the preceding clauses (a) and (b) as surviving the Closing are referred to herein as the “Surviving Representations or Covenants.” It is understood and agreed that (x) after the Closing, the sole and exclusive remedy with respect to any breach of any Surviving Representation or Covenant shall be a claim for Damages (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to this Article XI; provided, that notwithstanding the foregoing, nothing in this Article XI shall limit the right of any Party (A) to pursue an action for or to seek remedies with respect to claims for fraud or (B) to seek specific performance or other equitable relief; and (y) before the Closing, the Parties shall be entitled to the termination and other remedies set forth in Article

XII and indemnification under this Article XI shall not apply. Without limiting the foregoing, it is understood that except to the extent provided in this Article XI, neither Lockheed Martin nor Boeing shall have any liability to the other for any diminishment in value of the other’s ownership interest (or the ownership interest of the other’s Subsidiaries) in the Company as a result of any matters giving rise to a claim for indemnification under this Article XI.

Section 11.02 Indemnification.

(a) Effective as of the Closing and subject to the limitations set forth in Section 11.04(a), Lockheed Martin hereby indemnifies each of (x) Boeing, its Affiliates and its Representatives (together with their respective successors and permitted assigns) (the “Boeing Indemnified Parties”), and (y) the Company, its Affiliates and its Representatives (together with their respective successors and permitted assigns) (the “Company Indemnified Parties”) against, and agrees to defend and hold them harmless from, any and all Damages incurred or suffered by any of them (i) arising out of, resulting from or related to (1) any breach of any Surviving Representation or Covenant made or to be performed by Lockheed Martin or its Subsidiaries pursuant to this Agreement (for purposes of this clause (i)(1), all representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar qualifications), (2) any Lockheed Martin Excluded Liabilities (including Lockheed Martin’s or any of its Subsidiaries’ failure to perform or in due course pay or discharge any Lockheed Martin Excluded Liability), or (3) any matters for which indemnification is provided by Lockheed Martin under Exhibit E (it being understood that the terms of such indemnification shall be governed by and subject to the terms of Exhibit E to the extent such terms differ from the provisions of this Article XI), and (ii) as contemplated in Schedule 11.02(a); provided, that Lockheed Martin shall have no obligation to indemnify the Boeing Indemnified Parties for breaches of representations and warranties under Section 11.02(a)(i)(1).

(b) Effective as of the Closing and subject to the limitations set forth in Section 11.04(b), Boeing hereby indemnifies each of (x) Lockheed Martin, its Affiliates and its Representatives (together with their respective successors and permitted assigns) (the “Lockheed Martin Indemnified Parties”), and (y) the Company Indemnified Parties, against, and agrees to defend and hold them harmless from, any and all Damages incurred or suffered by any of them (i) arising out of, resulting from or related to (1) any breach of any Surviving Representation or Covenant made or to be performed by Boeing or its Subsidiaries pursuant to this Agreement (for purposes of this clause (i)(1), all representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar qualifications), (2) any Boeing Excluded Liabilities (including Boeing’s or any of its Subsidiaries’ failure to perform or in due course pay or discharge any Boeing Excluded Liability), or (3) any matters for which indemnification is provided by Boeing under Exhibit E (it being understood that the terms of such indemnification shall be governed by and subject to the terms of Exhibit E to the extent such terms differ from the provisions of this Article XI), and (ii) as contemplated in Schedule 11.02(b); provided, that Boeing shall have no obligation to indemnify the Lockheed Martin Indemnified Parties for breaches of representations and warranties under Section 11.02(b)(i)(1).

(c) Effective as of the Closing, the Company hereby indemnifies the Lockheed Martin Indemnified Parties and the Boeing Indemnified Parties against, and agrees to defend and hold them harmless from, any and all Damages incurred or suffered by any of them arising out of, resulting from or related to (i) any breach of any Surviving Representation or Covenant made or to be performed by the Company pursuant to this Agreement, (ii) any Assumed Liabilities (including the Company’s failure to perform or in due course pay or discharge any Assumed Liability), (iii) any Financial Support Arrangement, (iv) any matters for which indemnification is provided by the Company under Exhibit E (it being understood that the terms of such indemnification shall be governed by and subject to the terms of Exhibit E to the extent such terms differ from the provisions of this Article XI) or (v) any liabilities or obligations arising in connection with, resulting from or relating to (A) the ELV Business (but only to the extent conducted on or after the Closing Date), or (B) a facility the possession of which is transferred to the Company at Closing (but only to the extent relating to a period on or after the Closing Date), or (C) the use, ownership, lease or operation by the Company, an Affiliate of the Company or a successor of the Company or such Affiliate, of any facility the possession of which is transferred to the Company at Closing, whether vested or unvested, contingent or fixed, actual or potential, liability for which arises under or relates to Environmental Laws to the extent such liabilities or obligations arise out of, relate to, are based on or result from any action taken by the Company (or a failure by the Company to take action) or any event occurring on or after the Closing Date, including liabilities or obligations related to (1) Remedial Actions, (2) personal injury, wrongful death, economic loss or property damage, (3) natural resource damages, (4) violations of Applicable Law or (5) any other Damages with respect to Environmental Laws.

Section 11.03 Procedures.

(a) If any Party or any of the Parties’ respective Affiliates or Representatives shall seek indemnification pursuant to Section 11.02, the Person seeking indemnification (the “Indemnified Party”) shall give written notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) promptly (and in any event within 30 days) after the Indemnified Party (or, if the Indemnified Party is a corporation, any officer or director of the Indemnified Party) becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”) specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Damages, if known, the method of computation thereof, containing a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. The failure of an Indemnified Party to provide notice in accordance with this Section 11.03, or any delay in providing such notice, shall not constitute a waiver of that Party’s claims to indemnification pursuant to Section 11.02, except to the extent that (i) any such failure or delay in giving notice causes the amounts paid or to be paid by the Indemnifying Party to be greater than they otherwise would have been or otherwise results in prejudice to the Indemnifying Party or (ii) such notice is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 11.01. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action, proceeding or Remedial Action brought by a Person that is not a Party hereto (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim.

(b) Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 11.03(a), the Indemnifying Party shall be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 11.03 by providing notice of such election to the Indemnified Party within 30 days of its receipt of notice of such Third Party Claim; provided, that any such assumption of the defense and control of a Third Party Claim shall constitute an acknowledgement and acceptance by the Indemnifying Party of its obligation to indemnify the Indemnified Party for all Damages arising out of such Third Party Claim under this Article XI. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof as long as the Indemnifying Party is conducting its defense in accordance with this Section 11.03(b); provided, that if in the written opinion of counsel to any Indemnified Party a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel will be paid by the Indemnifying Party; provided that in the event there are multiple Indemnified Parties, the Indemnifying Party shall only have an obligation to pay the fees and expenses of one separate counsel for all Indemnified Parties. If the Indemnifying Party does not assume the defense and control of a Third Party Claim within such 30 day period, the Indemnified Party shall have the right to defend such Third Party Claim in such manner as it may deem appropriate and the Indemnifying Party shall be liable for all Damages arising out of such Third Party Claim, to the extent that such Damages are subject to indemnification by the Indemnifying Party hereunder, and shall promptly pay or reimburse the Indemnified Party for all reasonable fees and expenses incurred in the defense by the Indemnified Party of such Third Party Claim. Whether the Indemnifying Party or the Indemnified Party is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take all steps necessary in the investigation, defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. The Party conducting the defense thereof shall at all times act as if all Damages relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. Each of the Indemnified Party and the Indemnifying Party shall, and shall cause each of its respective Affiliates and Representatives to, reasonably cooperate with the other in connection with any Third Party Claim at the request of the other and at the expense of the Indemnifying Party. In addition, the Party not conducting the defense shall have the right to participate in the defense of such Third Party Claim at its own expense.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Party shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims if (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof, (ii) such settlement shall not encumber any of the assets of the Indemnified Party or contain any restriction or condition that would apply to such Indemnified Party or to the conduct of that Party’s business, (iii) such settlement contains as a condition thereto a complete and unconditional release of the Indemnified Party, and (iv) such settlement does not contain any admission of wrongdoing by the Indemnified Party. Except for the foregoing, no settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnifying Party without the express written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not consent to a settlement of, or the entry of any judgment arising from, a Third Party Claim without the express written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims or benefits of the Indemnified Party with respect to such claim. Such Indemnified Party will cooperate with the Indemnifying Party in a reasonable manner, at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(e) In the event that the Company is the Indemnified Party, the Member that is not the Indemnifying Party may elect to assert the Indemnified Claim on behalf of the Company and each of the Company and such Member shall be deemed an Indemnified Party for purposes of the procedural provisions of this Section 11.03. In such event, the Company shall reasonably cooperate with the Member deemed an Indemnified Party, which Member shall control the pursuit of the Indemnified Claim and shall do so in good faith and in a manner reasonably believed to be in the best interests of the Company. If and to the extent that the Indemnifying Party is successful in the defense of any such Indemnified Claim, the Member asserting the Indemnified Claim on behalf of the Company will promptly reimburse the Indemnifying Party for its reasonable fees and expenses incurred in the defense of the Indemnified Claim.

Section 11.04 Limitations. Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents:

(a) Lockheed Martin shall have liability to the Company Indemnified Parties with respect to breaches of the representations and warranties described in Section 11.02(a)(i)(1) to the extent (and only to the extent) (i) the aggregate Damages of all Company Indemnified Parties (taken as a whole) shall exceed $8,000,000 (it being understood that such $8,000,000 shall be a deductible amount and shall not be recoverable by the Company Indemnified Parties) and (ii) such matters were the subject of a written notice given by the Indemnified Party pursuant to Section 11.03(a) within the period following the Closing Date specified for each respective matter in Section 11.01. In addition, Lockheed Martin will not be responsible for making any payments with respect to Damages for any individual items relating to the representations and warranties described in Section 11.02(a)(i)(1) where Damages relating thereto are less than $25,000 (or, in the case of representations and warranties that include materiality, Material Adverse Effect or similar qualifications, $1,000,000) and such items shall not be aggregated for purposes of determining whether Damages incurred by Company Indemnified Parties exceed the deductible amount set forth in clause (i) above.

(b) Boeing shall have liability to the Company Indemnified Parties with respect to breaches of the representations and warranties described in Section 11.02(b)(i)(1) to the extent (and only to the extent) (i) the aggregate Damages of all Company Indemnified Parties (taken as a whole) shall exceed $8,000,000 (it being understood that such $8,000,000 shall be a deductible amount and shall not be recoverable by the Company Indemnified Parties) and (ii) such matters were the subject of a written notice given by the Indemnified Party pursuant to Section 11.03(a) within the period following the Closing Date specified for each respective matter in Section 11.01. In addition, Boeing will not be responsible for making any payments with respect to Damages for any individual items relating to the representations and warranties described in Section 11.02(b)(i)(1) where Damages relating thereto are less than $25,000 (or, in the case of representations and warranties that include materiality, Material Adverse Effect or similar qualifications, $1,000,000) and such items shall not be aggregated for purposes of determining whether Damages incurred by Company Indemnified Parties exceed the deductible amount set forth in clause (i) above.

(c) If and to the extent the Company shall assert a claim for indemnification against Lockheed Martin pursuant to Sections 11.02(a)(i)(1) (in respect of a breach of a covenant or agreement), 11.02(a)(i)(2), 11.02(a)(i)(3) or 11.02(a)(ii) for any matter, the Company shall not be required first to seek indemnification pursuant to Section 11.02(a)(i)(1) in respect of any breach of a representation or warranty arising from such matter. If and to the extent the Company shall assert a claim for indemnification against Boeing pursuant to Sections 11.02(b)(i)(1) (in respect of a breach of a covenant or agreement), 11.02(b)(i)(2), 11.02(b)(i)(3) or 11.02(b)(ii) for any matter, the Company shall not be required first to seek indemnification pursuant to Section 11.02(b)(i)(1) in respect of any breach of a representation or warranty arising from such matter.

(d) Notwithstanding anything to the contrary contained herein, although a Party may be entitled to make a claim for indemnification pursuant to more than one provision of this Article XI, no Party shall be entitled to recover indemnification for the same claim under more than one provision of this Article XI.

Section 11.05 Recovery under Contracts.

(a) Except as otherwise provided in this Agreement, for purposes of any indemnification claim by a Company Indemnified Party, the amount of Damages payable by Lockheed Martin or Boeing, as the case may be, will be reduced by amounts deemed recoverable in accordance with this Section 11.05.

(b) For purposes of this Agreement, except as otherwise provided herein, any costs of the Company potentially indemnifiable by Lockheed Martin or Boeing under Section 11.02 will be deemed recoverable except to the extent such costs are (i) unallowable (whether or not by agreement with the U.S. Government or pursuant to the Federal Acquisition Regulation), or (ii) allowable, reasonable and allocable to definitized fixed price contracts between the Company and the U.S. Government, or options thereunder, or (iii) allocable to definitized contracts between the Company and any Person other than the U.S. Government, or options thereunder, in each case in accordance with the Company’s established cost accounting practices and the applicable provisions of the Federal Acquisition Regulation. Such calculation will be made as soon as practicable after the Damages subject to indemnification are identified and will be based on the Company’s best estimates of the then current and future costs and business base, consistent, to the extent possible, with the Company’s then current rate proposals used for pricing U.S. Government contracts.

(c) (i) Prior to asserting any claim for indemnification from a Member under this Agreement, the Company shall, subject to clause (ii) below, use commercially reasonable efforts and exhaust available administrative and judicial remedies to have any costs giving rise to such potential claim for indemnification treated as allowable, allocable and reasonable costs under its contracts with the U.S. Government and shall cooperate with the indemnifying Member in taking reasonable actions to obtain a determination from the U.S. Government that such costs can be treated as allowable, allocable and reasonable. The indemnifying Member shall be responsible and pay for any out of pocket costs and expenses as reasonably incurred by the Company in connection with such actions. To the extent the Company incurs or has incurred costs that are the subject of a dispute or that are not reimbursed by the U.S. Government within 90 days (other than for administrative reasons) of the Company’s initial billing of such costs to the U.S. Government, the indemnifying Member shall advance funds to the Company within 30 days of receipt of a properly documented invoice in an amount sufficient to cover such costs. Any such funds that are advanced by the indemnifying Member shall be repaid to the indemnifying Member, without interest (except to the extent that interest is recoverable from the U.S. Government), within 30 days of receipt of payment from the U.S. Government.

(ii) In the event the management of the Company determines in good faith that seeking a determination that costs giving rise to a potential claim for indemnification may be treated as allowable, allocable and reasonable costs under its Contracts with the U.S. Government would not be in the best interests of the Company, the Company shall promptly notify the indemnifying Member. If, after receiving such notice, the indemnifying Member provides the Company with an opinion of a law firm experienced in U.S. Government Contract matters on the list of approved law firms contemplated by Section 7.02(b)(xv) of the Operating Agreement that the costs claimed are not clearly unallowable costs under the Federal Acquisition Regulation, and that it is more likely than not that the Company will prevail on its claim, the Company shall continue to perform its obligations under Section 11.05(c)(i), unless and until the Members shall otherwise unanimously agree; provided, however, that in such event, the Company shall only be obligated to seek available administrative and judicial remedies through the level of the appropriate Board of Contract Appeals or the Court of Federal Claims; and provided, further, that the Company shall not be required to appeal any decision of the appropriate Board of Contract Appeals or the Court of Federal Claims unless the Members shall otherwise unanimously agree. If the indemnifying Member does not provide to the Company the opinion referred to in the immediately preceding sentence reasonably promptly after receiving such notice, the Company may elect not to continue to pursue the remedies provided for in Section 11.05(c)(i).

(d) If the amount of an indemnification by a Member is reduced by costs deemed recoverable in accordance with the foregoing, and it is later determined that such costs are actually unallowable after compliance with the provisions of Section 11.05(c), except to the extent that funds have already been advanced pursuant to Section 11.05(c)(i), the indemnifying Member will pay the Company the amount previously deemed recoverable to the extent later determined to be unallowable with simple interest thereon from the date applicable costs are incurred to the date of payment, at a rate per annum equal to the per annum interest rate announced from time to time by JPMorgan Chase Bank as its prime rate in effect.

(e) Nothing in this Section 11.05 shall prohibit the indemnifying Member from seeking recovery as an allowable, reasonable and allocable cost any such cost that is not deemed recoverable under this Section 11.05 (or that is initially deemed recoverable but later determined to be actually unallowable under Section 11.05(c)) under its own contracts, at its own election and expense.

ARTICLE XII

TERMINATION

Section 12.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Members;

(b) by either Member if the Closing shall not have been consummated by March 31, 2006; provided, however, that neither Member may terminate this Agreement pursuant to this clause (b) if the Closing shall not have been consummated by such date by reason of the failure of such Member to perform, or to cause its Affiliates to perform, in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(c) by either Member if there shall be any Applicable Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, if consummation of the Contemplated Transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction over such Member or if a Governmental Authority has filed suit to enjoin or otherwise prohibit the Contemplated Transactions;

(d) by either Member in the event of a breach by the other Member of any representation, warranty, covenant or agreement under this Agreement, where the effect of such breach would be to cause the conditions to the obligation to consummate the Closing of the terminating Member not to be capable of being satisfied, and such breach is not cured by the breaching Party within 30 days of receiving written notice from the terminating Party of the breach or alleged breach, which written notice shall state that unless such breach is cured in accordance with this Section 12.01(d) the terminating Party intends to terminate this Agreement (it being understood that such 30 day cure period shall not under any circumstances extend the date set forth in Section 12.01(b)); and

(e) by either Member if the Closing shall not have been consummated by March 31, 2006 and either (i) the stay of the Civil Proceeding contemplated by Section 5.12(a) shall have been lifted or (ii) a Replead Complaint shall have been filed in accordance with Section 5.12(b).

Any Member desiring to terminate this Agreement pursuant to this Section 12.01 shall give written notice of such termination to the other Member.

Section 12.02 Effect of Termination. If this Agreement is terminated as permitted by Section 12.01:

(a) this Agreement shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (i) the representations and warranties set forth in Sections B.12, C.12 and D.05 (relating to finders’ fees), (ii) Section 5.03 (relating to confidentiality), (iii) Section 6.03 (relating to publicity), (iv) this Section 12.02, (v) Section 13.03 (relating to expenses and certain Taxes), (vi) Section 13.07 (Entire Agreement), (vii) Section 13.08 (Governing Law), (viii) Section 13.15 (Jurisdiction), (ix) Section 13.16 (Consequential Damages) and (x) Section 13.17 (Performance);

(b) such termination shall be without liability of any Party (or any Affiliate, stockholder, consultant or Representative of such Party) to the other Parties to this Agreement; provided, however, that if the Contemplated Transactions fail to close as a result of a breach of any representation, warranty, covenant or agreement under this Agreement by any Member, or if, at the time of a termination of this Agreement pursuant to Section 12.01(e), any Member shall be in breach of any representation, warranty, covenant or agreement under this Agreement, then in either case such Member shall be fully liable for any and all damages or losses incurred or suffered by the other Member as a result of all such breaches if the other Member is ready, willing and able to otherwise satisfy its obligations under this Agreement; and

(c) the Members shall cause the termination and dissolution of the Company.

Section 12.03 Non-Exclusive Remedies. Notwithstanding any provision in this Article XII or elsewhere in this Agreement to the contrary, the rights and remedies provided in Section 12.02 shall be in addition to, and not exclusive of, any rights or remedies to which the Parties may be entitled under Applicable Law as a result of a termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Lockheed Martin:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, MD 20816

Attention: Senior Vice President and General Counsel

Telecopy: (301) 897-6791

with copies (which shall not constitute notice) to:

Lockheed Martin Space Systems Company

12257 S. Wadsworth Blvd. MS-5120

Littleton, CO 80125-8500

Attention: Vice President and General Counsel

Telecopy: (303) 971-4684

and to

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, MD 20816

Attention: Marian S. Block

Telecopy: (301) 897-6587

and to:

King & Spalding LLP

1700 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

Attention: Glenn C. Campbell

Telecopy: (202) 626-3737

if to Boeing:

The Boeing Company

100 N. Riverside

Chicago, IL 60606

Attention: Vice President, Corporate and Strategic Development

Telecopy: (312) 544-2755

with copies (which shall not constitute notice) to:

The Boeing Company

100 N. Riverside

Chicago, IL 60606

Attention: Senior Vice President and General Counsel

Telecopy: (312) 544-2829

and to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: Peter R. Kolyer

Telecopy: (212) 541-5369

if to the Company:

[The Company]

12257 S. Wadsworth Blvd.

Littleton, Colorado 80125

Attention: Chief Executive Officer

Telecopy: (303) 977-1145

with copies (which shall not constitute notice) to:

[The Company]

12257 S. Wadsworth Blvd.

Littleton, Colorado 80125

Attention: General Counsel

Telecopy: (303) 977-1145

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify in writing for the purpose by notice to the other Parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 13.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 13.01.

Section 13.02 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Members, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 13.03 Expenses; Taxes. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, all transfer taxes and similar fees and governmental charges and all sales, use and similar taxes and governmental charges resulting from or relating to the contribution of the Contributed Assets to the Company by the Members or any of the Affiliated Transferors or resulting from or relating to the Contemplated Transactions, shall be borne by the Company. The Company shall promptly reimburse the Members for such fees, taxes or governmental charges contemplated by the preceding sentence and paid by the Members upon presentation of a demand therefor consistent with this Section 13.03. Notwithstanding the foregoing, all filing fees payable in connection with filings required under any Antitrust Laws shall be shared equally by Lockheed Martin and Boeing.

Section 13.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, that any Party may assign its rights under this Agreement without the other Parties’ prior written consent upon written notice to the other Parties (i) to any of its direct or indirect wholly owned domestic Subsidiaries (provided, that if any such Subsidiary assignee, delegatee or transferee shall at any time cease to be a direct or indirect wholly owned domestic Subsidiary of the assignor, delegator or transferor, as the case may be, the exception set forth in this clause (i) shall no longer apply and such assignment, delegation or transfer shall be void unless otherwise permitted under this

Section 13.04) or (ii) in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another Person. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 13.04 shall be void.

Section 13.05 Disclosure. Certain information set forth in the Disclosure Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of this Agreement. The disclosure of any such information shall not be deemed to constitute an acknowledgement or agreement that the information is required to be disclosed in connection with the representations and warranties made in this Agreement or that the information is material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise be used to determine whether any other information is material.

Section 13.06 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. Unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement. References in this Agreement to a party or other Person include their respective successors and permitted assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules and Attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.07 Entire Agreement.

(a) This Agreement and the other Transaction Documents (including, to the extent contemplated herein, the Confidentiality Agreement) constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter thereof.

(b) THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY HERETO OTHER THAN THOSE EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET

FORTH IN THE PRECEDING SENTENCE, (I) NO MEMBER NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO ITS ELV BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF SUCH MEMBER OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) EACH OF THE MEMBERS, ON ITS OWN BEHALF AND ON BEHALF OF ITS RESPECTIVE SUBSIDIARIES, EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY. EACH MEMBER ACKNOWLEDGES THAT THE OTHER MEMBER HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY SUCH MEMBER OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF ITS ELV BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH SUCH MEMBER IS A PARTY.

(c) Except as expressly provided herein this Agreement is not intended to and does not confer upon any Person other than the Parties (and their successors and permitted assigns) any rights or remedies hereunder.

Section 13.08 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the choice of law provisions thereof).

Section 13.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Member shall have received a counterpart hereof signed by the other Member.

Section 13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, the Parties agree to use reasonable commercial efforts, and agree to cause their Subsidiaries to use reasonable commercial efforts, to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

Section 13.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13.12 Bulk Sales. The Company hereby waives compliance by the Members and each Affiliated Transferor, in connection with the Contemplated Transactions, with the provisions of Article 6 of the Uniform Commercial Code as adopted in the States of Colorado, California, Alabama, Florida, Illinois, Texas and Maryland, and as adopted in any other states or jurisdictions where any of the Contributed Assets are located, and any other applicable bulk sales laws with respect to or requiring notice to the Members’ (or any Affiliated Transferor’s) creditors, as the same may be in effect on the Closing Date. The Members shall indemnify and hold the Company harmless against any and all liabilities (other than in respect of Assumed Liabilities) that may be asserted by third parties against the Company as a result of noncompliance with any such bulk sales law.

Section 13.13 Disclaimer of Agency. This Agreement shall not constitute any Party as a legal representative or agent of any other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of any other Party, unless otherwise expressly permitted under the Operating Agreement or pursuant to an agreement in writing between or among any of the Parties.

Section 13.14 Dispute Resolution.

(a) Except as otherwise contemplated in Section 3.04, from and after the Closing, in the event of any controversy or claim between or among any of the Parties arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between or among themselves.

(b) Any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Parties, and within 10 days after such notice, senior management level representatives of Lockheed Martin and Boeing shall meet, in person or by telephone, for attempted resolution by good faith negotiations. Such representatives shall be empowered and authorized to bind their respective companies with respect to the matter in dispute, and to settle the issue on behalf of their respective companies. If such representatives do not resolve such dispute within 30 days of receipt of the dispute notice for any reason, the Parties agree to submit the dispute to the Chief Executive Officers of Lockheed Martin and Boeing for resolution. If the Chief Executive Officers do not resolve the dispute within 30 days after submittal, then the Parties agree to submit the dispute to final and binding arbitration before a panel of three arbitrators in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”).

(c) Arbitration will be commenced by any Party filing a demand for arbitration pursuant to the AAA Rules (an “Arbitration Demand”). That Party also shall send a copy of the Arbitration Demand to the other Parties. Each of Lockheed Martin and Boeing shall select an arbitrator within 10 days of the date of the Arbitration Demand and shall so notify the other Parties in writing, or, if Lockheed Martin or Boeing fails to select an arbitrator within such 10 day period, the American Arbitration Association (the “AAA”) shall make such appointment within five days thereafter and shall notify the Parties in writing. Within 10 days from their appointment, the two arbitrators thus appointed shall select a third arbitrator, who shall act as the chairman of the panel, and shall notify the Parties in writing of his or her selection. If the two arbitrators fail to agree on a third arbitrator within 10 days of their selection, the AAA shall make the appointment within five days thereafter and shall notify the Parties in writing. If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed.

(d) The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as Lockheed Martin and Boeing may agree, or, in the absence of such agreement, pursuant to the AAA Rules. The arbitrators will agree to comply with the Federal Arbitration Act and the procedures agreed to by Lockheed Martin and Boeing, or if applicable, the AAA Rules (including without limitation any and all of the time deadlines governing the arbitrators’ conduct set forth in the Federal Arbitration Act, the procedures agreed to by Lockheed Martin and Boeing and the AAA Rules, as applicable) and the terms of this Section 13.14. The arbitrators shall have case management authority and shall resolve the dispute in final within 180 days from the commencement of the arbitration. In the event the arbitrators fail to resolve the dispute in final within 180 days from the commencement of the arbitration, either Lockheed Martin or Boeing may serve a written notice to the arbitrators and to the other Parties that requires the arbitrators to resolve the dispute in final within 30 days of service of such written notice, provided that if the Member not serving the written notice asserts that the failure to resolve the dispute within such 180-day period was due to delay by the Member serving the written notice, such 30-day period shall be extended by the number of days, if any, that the arbitrators (by written decision issued within such 30-day period) determine the Member serving the written notice was dilatory. If the arbitrators fail to resolve the dispute within such 30 (or extended)—day period, any Party may remove the case from arbitration and file the action as a lawsuit in accordance with Section 13.15. In the event a Party removes the case from arbitration pursuant to the provisions hereof, each Party hereby waives any objection that it may now or hereafter have to such removal or that such dispute continues to be subject to arbitration. For purposes of calculating the effects of any statutes of limitations, any lawsuit initiated pursuant to this provision will be deemed to have been filed on the date that the arbitration was commenced, as established by the Federal Arbitration Act or the AAA Rules, if applicable.

(e) The Parties agree that Lockheed Martin and Boeing shall have the right to conduct discovery and present evidence in accordance with the following rules. Each of Lockheed Martin and Boeing shall be allowed to conduct reasonable discovery through written document requests and depositions, the nature and extent of which discovery shall be determined by Lockheed Martin and Boeing; provided, that if Lockheed Martin and Boeing cannot agree on the terms of discovery, the nature and extent thereof will be determined by the arbitrators who will take into account the needs of the Parties and the purposes of arbitration to make discovery expeditious and cost effective. Access to any confidential or proprietary financial or other information produced in discovery will be limited to the discovering Member’s lawyers and other experts and a limited number (to be agreed by Lockheed Martin and Boeing) of senior managers of the discovering Member, who will be obligated to preserve the confidentiality of such information on reasonable and customary terms. Each Party shall provide to the others, reasonably in advance of the hearing, copies of all documents which such Party intends to present at the hearing. Each of Lockheed Martin and Boeing shall be entitled to make an oral presentation to the arbitrators.

(f) The Parties agree that a judgment may be entered on the arbitrators’ award in any court of competent jurisdiction. The arbitrators in reviewing any claim under this Agreement shall have the exclusive authority to determine any issues as to the arbitrability of any such claim or related disputes hereunder. In reaching a decision, the arbitrators shall interpret, apply and be bound by this Agreement and by Applicable Law. The arbitrators shall have no authority to add to, detract from or modify this Agreement or any Applicable Law in any respect. The arbitrators may grant any remedy or relief that a court of competent jurisdiction could grant, except that the arbitrators may not grant any relief or remedy greater than that sought by the Parties, nor any special, indirect, punitive or consequential damages, including lost profits and opportunity costs (except in each case to the extent assessed in connection with claims by other Persons).

(g) Any up-front costs of the arbitrators shall be borne equally by the Parties engaged in such dispute; provided, however, that the non-prevailing Party in any such arbitration shall pay, and to the extent applicable reimburse the prevailing Party for, the costs and expenses of the arbitrators, including costs and expenses payable to the AAA and to the arbitrators; and provided further, that in the event each Party prevails as to certain claims in connection with any such arbitration, the fees of the arbitrators shall be paid and/or reimbursed in accordance with the decision of the arbitrators. Except as otherwise provided in Article XI, each Party shall bear its own costs incurred in connection with attorneys’ fees and related expenses.

(h) Notwithstanding the provisions of this Section 13.14, (i) nothing in this Agreement shall limit or in any way restrict the ability of any Party to seek injunctive or other equitable relief in a court or other judicial body and (ii) the Parties shall have no obligation to submit any matter prior to the Closing to arbitration in accordance with this Section 13.14, including any disputes as to whether the conditions to Closing set forth in Article X have been satisfied or whether a Member has the right to terminate this Agreement.

Section 13.15 Jurisdiction. Without limiting the provisions of Section 13.14, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the United States District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, in the state courts of the State of Delaware), and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, the Parties agree that service of process upon such Party at the address referred to in Section 13.01, together with written notice of such service to such Party, shall be deemed effective service of process upon such Party.

Section 13.16 Consequential Damages. Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, no Party shall be liable to any other Party (or its Affiliates) for special, indirect, punitive or consequential damages, including lost profits and opportunity costs (except in each case to the extent assessed in connection with claims by other Persons), resulting from or arising out of a breach of this Agreement or any other Transaction Document.

Section 13.17 Performance. Each Party will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party.

IN WITNESS WHEREOF, the Members have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Jeffrey D. MacLauchlan
Name:	Jeffrey D. MacLauchlan
Title:	Vice President, Financial Strategies

THE BOEING COMPANY

By:	/s/ Joseph T. Lower
Name:	Joseph T. Lower
Title:	Vice President, Corporate and Strategic Development

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its authorized officer on this      day of              2005, and hereby joins in this Agreement as of that date.

[LLC TO BE FORMED]

By:
Name:
Title:

EXHIBIT A

DEFINITIONS

(a) The following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise. For purposes of this Agreement and the Contemplated Transactions, no Party shall be deemed an Affiliate of any other Party or of any of the other Parties’ Subsidiaries.

“Affiliated Transferors” means, with respect to each of Lockheed Martin and Boeing, a Subsidiary of Lockheed Martin or Boeing, respectively, that either (i) owns any of the assets that would constitute Contributed Assets if owned, held or used by Lockheed Martin or Boeing or their respective Subsidiaries, as the case may be, on the Closing Date or (ii) is liable for any of the Assumed Liabilities.

“Antitrust Laws” means all United States Federal and state, and any foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person, any statute, treaty, law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree or other legally binding requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Assumed Liabilities” means, collectively, the Lockheed Martin Assumed Liabilities and the Boeing Assumed Liabilities.

“Atlas Commercial Sales and Marketing Agreement” means the Atlas Commercial Sales and Marketing Agreement to be entered into by Lockheed Martin and the Company on terms and conditions consistent with the terms and conditions summarized in Attachment VII hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Atlas Derivative” means an expendable launch vehicle that is not an Atlas V or Atlas III but is launched from a launch pad that is a Lockheed Martin Contributed Asset; provided, that an expendable launch vehicle that consists of a lower stage substantially similar to an Atlas V or Atlas III lower stage and an upper stage substantially similar to a Delta IV or Delta II upper stage, or vice versa, shall not be an Atlas Derivative.

“Benefit Arrangements” means, with respect to each Member, all fringe benefit plans, holiday or vacation pay, profit sharing, incentive compensation, cafeteria plans, seniority, and other policies, practices, agreements or statements of terms and conditions providing employee or executive compensation or benefits to employees of such Member’s ELV Business or any of their dependents, maintained by such Member, other than an Employee Plan.

“Bid” means, with respect to any Person, any firm quotation, bid or proposal made by such Person that if accepted or awarded would lead to a Contract with the U.S. Government or any other Person.

“BLS” means Boeing Launch Services, Inc.

“Board” has the meaning set forth in the Operating Agreement.

“Boeing Assumed Liabilities” means the following liabilities and obligations of Boeing and its Subsidiaries, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, matured or unmatured, absolute, determined, determinable or indeterminable, or otherwise, whether presently in existence or arising hereafter:

(i) all liabilities and obligations that (A) are set forth on or reflected in Boeing’s Opening Statement, (B) are taken into account in the calculation of Boeing’s Adjusted Net Working Capital Amount as determined in accordance with Section 3.04, or (C) are otherwise a liability or obligation of Boeing or its Affiliates that the Company is expressly assuming pursuant to this Agreement;

(ii) all liabilities and obligations arising under Boeing’s Contracts constituting Contributed Assets that have not been completed or terminated prior to the Closing Date, whether arising prior to, on or after the Closing Date, including liabilities and obligations arising from or relating to the performance or nonperformance of such Contracts by the Company or any other Person, but excluding liabilities and obligations contemplated by clauses (iii), (v), (vi), (vii), (x), (xv) and (xvi) of the definition of Boeing Excluded Liabilities;

(iii) all liabilities and obligations in respect of Transferred Employees who are employees of Boeing’s ELV Business immediately prior to the Closing, and beneficiaries of Transferred Employees who are employees of Boeing’s ELV Business immediately prior to the Closing, including liabilities and obligations under or relating to WARN or any similar state or local law, to the extent relating to or arising out of any actions taken by the Company on or after the Closing Date;

(iv) all liabilities and obligations under Boeing Employee Plans and Benefit Arrangements (A) in respect of Transferred Employees who are employees of Boeing’s ELV Business immediately prior to the Closing and dependents and beneficiaries of Transferred Employees who are employees of Boeing’s ELV Business immediately prior to the Closing, but only to the extent provided in Exhibit E to be assumed by the Company, and (B) in respect of any other Person, to the extent provided in Exhibit E;

(v) all liabilities and obligations relating to errors or omissions or allegations of errors or omissions or claims of design or other defects with respect to any launch of an ELV System on or after the Closing Date (except as may otherwise be agreed under the Delta Commercial Sales and Marketing Agreement or any other Contract between the Company and Boeing or any of its Affiliates);

(vi) all liabilities and obligations relating to warranty obligations or services with respect to any launch of an ELV System on or after the Closing Date (except as may otherwise be agreed under the Delta Commercial Sales and Marketing Agreement or any other Contract between the Company and Boeing or any of its Affiliates);

(vii) (A) all liabilities and obligations in connection with Remedial Actions in respect of any Boeing Contributed Leased Real Property or any Boeing Contributed Owned Real Property, whether arising prior to, on or after the Closing Date; provided, that Boeing Assumed Liabilities shall not include (subject to clause (C) below): (x) any Environmental Liabilities in respect of tort claims (including claims for personal injury, wrongful death, economic loss or property damage) to the extent arising out of actions taken or omitted by any Person prior to the Closing Date or (y) any Environmental Liabilities to the extent arising out of actions taken or omitted by (I) any Person prior to the Closing Date, or (II) Boeing or any of its Affiliates on or after the Closing Date, that in each case do not constitute costs that are allowable, allocable and recoverable by the Company from the U.S. Government based on the assumptions and procedures contemplated by Section 11.05;

(B) all liabilities and obligations in connection with Remedial Actions in respect of the Rancho Cordova Property, whether arising prior to, on or after the Closing Date; provided, that Boeing Assumed Liabilities shall not include (x) any Environmental Liabilities in respect of tort claims (including claims for personal injury, wrongful death, economic loss or property damage) or (y) any Environmental Liabilities that do not constitute costs that are allowable, allocable and recoverable by the Company from the U.S. Government based on the assumptions and procedures contemplated by Section 11.05; and

(C) all Environmental Liabilities in respect of Boeing’s ELV Business arising out of actions taken or omitted after the Closing, or increases in such Environmental Liabilities arising out of actions taken or omitted by any Person after the Closing due to the operation or the use of the Boeing Contributed Leased Real Property or the Boeing Contributed Owned Real Property by the Company or any other Person after the Closing;

(viii) all liabilities and obligations for any Taxes arising from or with respect to the Boeing Contributed Assets or the operations of Boeing’s ELV Business prior to, on or after the Closing Date, other than Income Taxes in respect of any period (or portion thereof) ending on or before the Closing Date; provided, however, that Income Taxes for periods (or portions thereof) ending prior to or on the Closing Date that are not taken into account in the calculation of Boeing’s Adjusted Net Working Capital Amount shall be Boeing Assumed Liabilities to the extent such Income Taxes are recoverable by the Company from a Governmental Authority pursuant to the applicable provisions of the Federal Acquisition Regulation (e.g., 48 C.F.R. § 9904.403-61) governing the apportionment of such Income Taxes to operating businesses;

(ix) all liabilities and obligations (except to the extent they constitute Environmental Liabilities, which shall be governed by clause (vii) above) relating to the Occupational Safety and Health Act of 1970, as amended, and any regulations, decisions or orders promulgated thereunder, together with any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as the same may be amended, supplemented or superseded, to the extent arising out of actions taken or omitted on or after the Closing Date;

(x) all civil liabilities and obligations (other than fines, penalties, restitution or other settlement amounts payable to the U.S. Government) arising out of or relating to the Civil Proceeding or the Boeing Government Investigation, whether arising prior to, on or after the Closing Date, but only to the extent such liabilities or obligations constitute costs that are allowable, allocable and recoverable by the Company from the U.S. Government based on the assumptions and procedures contemplated by Section 11.05;

(xi) all liabilities and obligations arising from Proceedings directly or indirectly relating to Boeing’s ELV Business or any Boeing Contributed Asset, to the extent and only to the extent arising out of actions taken or omitted on or after the Closing Date, except for liabilities and obligations of a type contemplated by the foregoing clauses (ii) through (x), which shall be governed by such clauses; and

(xii) all liabilities and obligations created or incurred on or after the Closing Date in connection with the operation of the Company’s ELV Business on or after the Closing Date, including such liabilities and obligations relating to the ownership by the Company or any of its successors of the Boeing Contributed Assets, the lease of the Boeing Contributed Leased Real Property or the lease, sublease or use of any other properties in accordance with this Agreement and including, in each case, any and all Proceedings in respect thereof, except for liabilities and obligations of a type contemplated by the foregoing clauses (ii) through (xi), which shall be governed by such clauses.

“Boeing Contributed Assets” means, other than the Boeing Excluded Assets, all of the assets, properties, rights, licenses, permits, Contracts (except for leases of real property, which shall be a Boeing Contributed Asset only to the extent provided in clause (ii) below), real property, causes of action and business of every kind and description as the same shall exist on the Closing Date wherever located, real, personal or mixed, tangible or intangible, owned by, leased by or in the possession of Boeing or any of its Affiliated Transferors, whether or not reflected in the books and records thereof, and held or used primarily in the conduct of Boeing’s ELV Business as the same shall exist on the Closing Date, and including, except as otherwise specified herein, all direct or indirect right, title and interest of Boeing or any of its Affiliated Transferors in, to and under:

(i) Boeing’s Delta II and Delta IV launch vehicles, together with associated engineering, design, manufacturing, integration, assembly, test and launch operations used primarily in connection with Delta II and Delta IV;

(ii) the rights and interests of Boeing and its Subsidiaries pursuant to the assignment or sublease of the Boeing Contributed Leased Real Property in accordance with Section 3.01(h);

(iii) the rights and interests of Boeing and its Subsidiaries in the Boeing Contributed Owned Real Property and any Government-Furnished Items granted pursuant to Contracts constituting Contributed Assets;

(iv) other than Intellectual Property and rights and interests therein (except software as set forth in clause (xviii) below), and except for the Excluded Inventory, all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property (and interests in any of the foregoing) owned by Boeing or any of its Subsidiaries that are used primarily in connection with Boeing’s ELV Business;

(v) all Contracts (other than Intellectual Property licenses, which licenses constitute Boeing Contributed Assets only to the extent set forth in clause (xviii) below, and the leases of real property relating to the Boeing Contributed Leased Real Property, which leases constitute Boeing Contributed Assets only to the extent set forth in clause (ii) above) to which Boeing or any of its Subsidiaries is a party and which are related primarily to Boeing’s ELV Business;

(vi) all accounts receivable and notes receivable, whether or not billed, accrued or otherwise recognized in the Boeing Opening Statement or taken into account in the determination of the Boeing Adjusted Net Working Capital Amount, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto of Boeing or its Subsidiaries that relate primarily to Boeing’s ELV Business, and any security or collateral for any of the foregoing;

(vii) all expenses (other than in respect of Income Taxes) that have been prepaid by Boeing or any of its Subsidiaries relating primarily to the operation of Boeing’s ELV Business, including lease and rental payments;

(viii) all of Boeing’s or any of its Subsidiaries’ rights, claims, credits, causes of action or rights of set-off against Persons other than Boeing and its Subsidiaries relating primarily to Boeing’s ELV Business or the Boeing Contributed Assets, including unliquidated rights under manufacturers’ and vendors’ warranties (except to the extent relating to Boeing Excluded Assets or Boeing Excluded Liabilities);

(ix) all transferable franchises, licenses, permits or other authorizations issued by a Governmental Authority owned by or granted to, or held or used by, Boeing or any of its Subsidiaries and primarily related to Boeing’s ELV Business;

(x) except to the extent Boeing or any of its Subsidiaries is required to retain the originals pursuant to any Applicable Law (in which case copies shall be provided to the Company upon request), all business books, records, files and papers, whether in hard copy or computer format, of Boeing or any of its Subsidiaries used primarily in Boeing’s ELV Business, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present employees (except to the extent Business Employees do not consent to the release of copies of such records to the Company), documentation developed or used for accounting, marketing, engineering, manufacturing, or any other purpose relating primarily to the conduct of Boeing’s ELV Business at any time prior to the Closing;

(xi) the right to represent to third parties that the Company is the successor to Boeing’s ELV Business in accordance with Section 5.08;

(xii) all insurance proceeds (except to the extent relating to Boeing Excluded Assets or Boeing Excluded Liabilities), net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any property or asset used primarily in connection with Boeing’s ELV Business to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced at the Closing Date and such proceeds were taken into account in the calculation of the Boeing Adjusted Net Working Capital Amount;

(xiii) all assets relating to Boeing Employee Plans and Benefit Arrangements to the extent but only to the extent Exhibit E provides for the contribution of such assets to the Company or to a trust associated with an Employee Plan or Benefit Arrangement sponsored by the Company;

(xiv) except for the Excluded Inventory, all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories that are held, used or intended by Boeing or its Subsidiaries for use primarily in connection with Boeing’s ELV Business;

(xv) all Bids that are attributable to Boeing’s ELV Business (with any contracts awarded to Boeing or any of its Subsidiaries on or prior to the Closing Date in respect of such Bids being deemed Contracts under clause (v) above);

(xvi) all goodwill generated by or associated with Boeing’s ELV Business;

(xvii) except as set forth in Schedule C.05, all other assets, properties and rights that (A) are set forth on or reflected in Boeing’s Opening Statement and are owned by Boeing as of the Closing, or (B) are taken into account in the calculation of Boeing’s Adjusted Net Working Capital Amount as determined in accordance with Section 3.04; and

(xviii) to the extent transferable, and subject to Section 3.05, all software programs, documentation and other related materials, including licenses from the licensor of the software, for (A) software embedded in any hardware or equipment that is a Boeing Contributed Asset or that is used in a separate computer to operate such hardware or equipment, and (B) operating system software and COTS software installed in any computer, workstation, personal digital assistant, cell phone or other communications device that is a Boeing Contributed Asset.

“Boeing Contribution and Assumption Agreement” means the Contribution and Assumption Agreement to be entered into by Boeing and the Company in the form contemplated by Attachment V-B hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Boeing Excluded Assets” means the following assets:

(i) all cash and cash equivalents of Boeing and its Subsidiaries, including cash and cash equivalents used as collateral for Financial Support Arrangements and deposits with utilities, insurance companies and other Persons, except to the extent included in the calculation of the Boeing Adjusted Net Working Capital Amount;

(ii) all original books and records that Boeing and its Subsidiaries shall be required to retain pursuant to any Applicable Law (in which case copies of such books and records to the extent relating to Boeing’s ELV Business shall be provided to the Company upon request), or that contain information relating to any business or activity of Boeing or any of its Subsidiaries not forming a part of Boeing’s ELV Business, or any employee of Boeing or any of its Subsidiaries that is not a Transferred Employee;

(iii) except to the extent that the following amounts are included in the calculation of the Boeing Adjusted Net Working Capital Amount or are reimbursable by the Company to a Governmental Authority pursuant to the Federal Acquisition Regulation, all refunds of Income Taxes and all prepaid Income Taxes arising from or with respect to the Boeing Contributed Assets prior to the Closing or arising from or with respect to the operations of Boeing’s ELV Business for periods (or portions thereof) ending on or prior to the Closing Date, including all refunds of Taxes for Straddle Periods properly allocable to amounts paid by Boeing pursuant to Section 6.05;

(iv) except to the extent included in the calculation of the Boeing Adjusted Net Working Capital Amount, all assets of Boeing and its Subsidiaries (other than Intellectual Property, which is governed by clause (viii) below) not held, owned or used primarily in connection with Boeing’s ELV Business;

(v) all rights and claims of Boeing and its Subsidiaries under any of the Transaction Documents and the agreements and instruments delivered to Boeing and its Subsidiaries by Lockheed Martin and the Company pursuant to any of the Transaction Documents;

(vi) all notes receivable (including intercompany promissory notes) or similar claims or rights (whether or not billed or accrued) of Boeing’s ELV Business from Boeing or any of its Subsidiaries relating to or arising out of the financing of Boeing’s ELV Business or the transfer of cash to or from Boeing’s ELV Business;

(vii) all capital stock or any other securities of Boeing or any of its Subsidiaries or any other Person;

(viii) all Boeing Intellectual Property (other than software as set forth in clause (xviii) of the definition of Boeing Contributed Assets), and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(ix) except as otherwise contemplated in the Transaction Documents, all Intracompany Work Agreements and all quotations, bids or proposals submitted by Boeing or any of its Subsidiaries in response to requests for intra Boeing quotations and all rights and benefits in respect of other inter-division or intra-Boeing agreements or arrangements such as intra-division work orders, memoranda of agreement, memoranda of understanding and teaming agreements in respect of Boeing’s ELV Business;

(x) Boeing’s and its Affiliates’ businesses (other than Boeing’s ELV Business and all assets related primarily thereto), including BLS and all assets related primarily to BLS;

(xi) all launch vehicles and related equipment, hardware, software and other Intellectual Property used for launches of payloads, whether into Earth orbit, beyond Earth orbit or otherwise, of Boeing and its Affiliates, other than (A) the ELV Systems and (B) inventory (including parts and work in process inventory) of Boeing’s ELV Business (other than the Excluded Inventory);

(xii) all rights, claims, credits, causes of action, rights of set-off or other assets related to any other Boeing Excluded Asset or to any Boeing Excluded Liabilities;

(xiii) all assets relating to Boeing Employee Plans and Benefit Arrangements, except to the extent Exhibit E provides for the contribution of such assets to the Company or to a trust associated with an Employee Plan or Benefit Arrangement sponsored by the Company; and

(xiv) the Excluded Inventory; and

(xv) Boeing’s right to payments relating to certain pre-Closing activity pursuant to Section 6.10.

“Boeing Excluded Liabilities” means all liabilities of Boeing and its Affiliates other than the Boeing Assumed Liabilities. Without limiting the foregoing, Boeing Excluded Liabilities include:

(i) all liabilities and obligations for any Income Taxes in respect of any period (or portion thereof) ending on or before the Closing Date, other than Income Taxes to the extent recoverable by the Company from a Governmental Authority pursuant to the applicable provisions of the Federal Acquisition Regulation (e.g., 48 C.F.R. § 9904.403-61) governing the apportionment of such Income Taxes to operating businesses;

(ii) all liabilities and obligations, whether presently in existence or arising after the date of the Agreement, in respect of notes payable (including intercompany promissory notes) or similar obligations (whether or not billed or accrued) to Boeing or any of its Subsidiaries relating to or arising out of the financing of Boeing’s ELV Business or the transfer of cash to or from Boeing’s ELV Business;

(iii) except as otherwise contemplated in the Transaction Documents, all liabilities and obligations in respect of Intracompany Work Agreements and all quotations, bids or proposals submitted by Boeing or any of its Subsidiaries in response to requests for intra-Boeing quotations and all liabilities and obligations in respect of inter-division or intra-Boeing agreements or arrangements such as intra-division work orders, memoranda of agreement, memoranda of understanding and teaming agreements in respect of Boeing’s ELV Business;

(iv) all liabilities and obligations, whether presently in existence or arising after the date of the Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Boeing or any of its Subsidiaries in connection with the Contemplated Transactions;

(v) all liabilities and obligations under Boeing Employee Plans and Benefit Arrangements, except to the extent Exhibit E provides for the assumption by the Company of such liabilities and obligations;

(vi) all liabilities and obligations relating to errors and omissions or allegations of errors or omissions or claims of design or other defects with respect to any launch of an ELV System prior to the Closing Date;

(vii) all liabilities and obligations relating to warranty obligations or services with respect to any launch of an ELV System prior to the Closing Date;

(viii) all Environmental Liabilities arising in connection with or relating to Boeing’s ELV Business or Boeing’s or any of its Affiliates’ use or ownership thereof that arise out of conditions existing or actions taken or omitted prior to the Closing Date, except to the extent such Environmental Liabilities constitute Boeing Assumed Liabilities pursuant to clause (vii) of the definition of Boeing Assumed Liabilities;

(ix) all liabilities and obligations of Boeing and its Subsidiaries arising out of indemnity obligations for the benefit of directors, officers, employees and agents of Boeing and its Subsidiaries;

(x) all liabilities and obligations arising out of or relating to the results of any audits by the United States Defense Contract Audit Agency or any other Governmental Authority having jurisdiction over Government Contracts entered into by Boeing or any of its Subsidiaries, including liabilities and obligations in respect of inappropriate charges, allocations or expenses or any inaccurate disclosures, representations or certifications made by Boeing or any of its Subsidiaries in connection with any such Government Contracts or alleged violations of the Procurement Integrity Act, to the extent that such liabilities and obligations relate to actions taken or omitted prior to the Closing Date, except to the extent provided in clause (x) of the definition of Boeing Assumed Liabilities;

(xi) all criminal liabilities of Boeing and its Subsidiaries (whether arising out of actions of directors, officers, employees, agents or Affiliates) in connection with Boeing’s ELV Business, including civil, administrative or similar sanctions or penalties related thereto, arising prior to, on or after the Closing Date;

(xii) all liabilities and obligations of Boeing and its Subsidiaries arising out of allegations that actions taken prior to the Closing Date infringed the Intellectual Property rights of other Persons;

(xiii) all liabilities and obligations, whether presently in existence or arising after the date of this Agreement, relating to or arising out of Boeing Excluded Assets or any business of Boeing or any of its Subsidiaries other than Boeing’s ELV Business (including all liabilities and obligations in respect of the Rancho Cordova Property, and any agreements or arrangements between Boeing or any of its Affiliates and any other Person relating to the Rancho Cordova Property), except to the extent provided in clause (vii) of the definition of Boeing Assumed Liabilities;

(xiv) all liabilities and obligations of Boeing and its Subsidiaries arising out of any Launch Failure of Boeing or any of its Affiliates prior to the Closing;

(xv) all liabilities and obligations of Boeing and its Subsidiaries arising out of allegations that Boeing or any of its Subsidiaries has breached or is in default of any lease agreement governing the Boeing Contributed Leased Real Property; and

(xvi) all liabilities and obligations arising out of or relating to the Civil Proceeding or the Boeing Government Investigation (including all liabilities and obligations in respect of the Administrative Agreement and the implementation by the Company of the provisions of Section 5.15), to the extent such liabilities and obligations do not constitute costs that are allowable, allocable and recoverable by the Company from the U.S. Government based upon the assumptions and procedures contemplated in Section 11.05, and all fines, penalties, restitution or other settlement amounts payable to the U.S. Government arising out of or relating to the Civil Proceeding or the Boeing Government Investigation.

“Boeing Government Investigation” means, individually and collectively, the ongoing investigations, whether criminal, civil or administrative, by the United States Department of Justice and the DOD concerning alleged wrongdoing relating to the alleged possession of Lockheed Martin information during the Evolved Expendable Launch Vehicle Program source selection in 1998 and thereafter, and any similar investigation now existing or hereafter commenced by any Governmental Authority relating to such allegations.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Employee” means an individual employed primarily in connection with a Member’s ELV Business. An employee shall be considered to be employed primarily in connection with a Member’s ELV Business (i) if such employee is badge- assigned (for purposes of this definition, “badge-assigned” shall mean any employee whose Human Resources or Accounting Department number is assigned to the Member’s ELV Business) to the Member’s ELV Business; or (ii) if 70% or more of such employee’s charging or regular work assignment is attributed to or has been attributed to a Member’s ELV Business over the six months preceding the date of this Agreement; provided that, such employees described in this clause (ii) shall not be considered Business Employees if such work assignment is on a temporary basis; and provided further that employees performing services under an Interdivisional Work Authorization at Boeing’s El Paso site and Rocketdyne business or out of Boeing’s Huntsville facility shall not be considered Business Employees.

“Civil Proceeding” means the proceeding captioned Lockheed Martin v. Boeing, Case No. 6:03 CV 796 ORL28KRS filed in the United States District Court for the Middle District of Florida.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Customer” means any Person other than the U.S. Government, but does not include any Person providing ELV Systems and related Launch Services to the U.S. Government pursuant to a DIO Contract.

“Commercial Sales and Marketing Agreements” means, collectively, the Atlas Commercial Sales and Marketing Agreement and the Delta Commercial Sales and Marketing Agreement.

“Company Benefit Arrangements” means, with respect to the Company, all fringe benefit plans, holiday or vacation pay, profit sharing, incentive compensation, cafeteria plans, seniority, and other policies, practices, agreements or statements of terms and conditions providing employee or executive compensation or benefits to Transferred Employees or any of their dependents, maintained by the Company, other than a Company Employee Plan.

“Company Employee Plans” means, with respect to the Company, each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained or contributed to by the Company which provides benefits to Transferred Employees or their dependents or beneficiaries.

“Confidentiality Agreement” means, collectively, (i) the Confidentiality Agreement by and between the Members dated November 27, 2002, (ii) the Supplemental Confidentiality Agreement Governing the Establishment of “Clean Teams” by and between the Members dated February 23, 2004, as amended as of June 21, 2004, August 9, 2004, and September 1, 2004, (iii) the letter agreement by and between the Members dated March 24, 2005, and (iv) any amendments to the foregoing, whether executed prior to, on or after the date of this Agreement, and any designation by either Member of information provided to the other Member as “Clean Team Evaluation Materials.”

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means, with respect to any Person, all contracts, agreements, consulting arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits or by which such Person otherwise is bound.

“Contributed Assets” means, collectively, the Lockheed Martin Contributed Assets and the Boeing Contributed Assets.

“Contributed Leased Real Property” means, with respect to each Member, the real property leased or subleased to such Member or any of its Affiliated Transferors as set forth on Schedule A-1, as the same may be amended and supplemented from time to time, including the interests of such Member or its Affiliated Transferor in any related facilities, fixtures and improvements located therein and any other real property leased or subleased to such Member or

Affiliated Transferor pursuant to leases or subleases entered into after the date of this Agreement and on or prior to the Closing Date, in each case exclusively for the benefit of such Member’s ELV Business.

“Contributed Owned Real Property” means, with respect to each Member, the real property owned by such Member or any of its Affiliated Transferors as set forth on Schedule A-2, as the same may be amended and supplemented from time to time, including any facilities and related fixtures and improvements located therein and any other real property acquired by such Member or Affiliated Transferor after the date of this Agreement and on or prior to the Closing Date, in each case exclusively for the benefit of such Member’s ELV Business.

“Contribution and Assumption Agreements” means, collectively, the Lockheed Martin Contribution and Assumption Agreement and the Boeing Contribution and Assumption Agreement.

“CSLA” means the Commercial Space Launch Act, 49 U.S.C. §§ 70101-70121, as amended, and its implementing regulations at 14 C.F.R. Parts 440-450, as amended.

“Damages” means, except as otherwise provided in Schedule 11.02(a) or Schedule 11.02(b), all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such Person (with such amounts to be determined net of any resulting Tax benefit actually received or realized and net of any refund or reimbursement of any portion of such amounts actually received or realized, including reimbursement by way of insurance or third party indemnification), but specifically excluding (i) any costs incurred by or allocated to an Indemnified Party with respect to time spent by employees of the Indemnified Party or any of its Affiliates, (ii) any special, indirect, punitive or consequential damages, including lost profits or opportunity costs (except in each case to the extent assessed in connection with a Third Party Claim with respect to which the Person against which such damages are assessed is entitled to indemnification hereunder), (iii) the decrease in the value of any Contributed Asset to the extent that such valuation is based on any use of the Contributed Asset other than its use as of the Closing Date or any other prior use of such Contributed Asset, (iv) any amount based on or taking into account the use of any Contributed Asset other than its use as of the Closing Date or any other prior use of such Contributed Asset, (v) any amount that constitutes, with respect to the Person claiming indemnification, an allowable, allocable and recoverable cost based on the assumptions and procedures contemplated in Section 11.05, and (vi) any amount included in the calculation of the Boeing Adjusted Net Working Capital Amount or the Lockheed Martin Adjusted Net Working Capital Amount.

“Delta Commercial Sales and Marketing Agreement” means the Delta Commercial Sales and Marketing Agreement to be entered into by Boeing and the Company on terms and conditions consistent with the terms and conditions summarized in Attachment VIII hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Delta Derivative” means an expendable launch vehicle that is not a Delta IV or Delta II but is launched from a launch pad that is a Boeing Contributed Asset; provided, that an expendable launch vehicle that consists of a lower stage substantially similar to a Delta IV or Delta II lower stage and an upper stage substantially similar to an Atlas V or Atlas III upper stage, or vice versa, shall not be a Delta Derivative.

“Denver Facility” means the facility owned by Lockheed Martin and located at 12257 S. Wadsworth Blvd., Littleton, Colorado 80125, a portion of which will be leased to the Company as of the Closing Date in accordance with a lease agreement on terms and conditions consistent with the terms and conditions summarized in Attachment IX.

“DIO Contract” means a Contract between the U.S. Government and any Person other than the Company for the delivery of one or more satellites in orbit, with respect to which the U.S. Government has not separately contracted for the delivery of an ELV System or provision of a Launch Service.

“Disclosure Schedules” means, with respect to each Party, the Disclosure Schedules of such Party dated the date of this Agreement relating to this Agreement, as they may be amended from time to time in accordance with the terms of this Agreement.

“ELV Business” means (i) with respect to each Member and its Subsidiaries, the business of designing, developing and manufacturing ELV Systems for, and providing Launch Services using such ELV Systems to, the U.S. Government conducted by such Member as of the date of this Agreement, and (ii) with respect to the Company, the business of designing, developing and manufacturing ELV Systems for, and providing Launch Services using such ELV Systems to, the U.S. Government, and to other Persons to the extent contemplated in this Agreement, the Operating Agreement or the other Transaction Documents, to be conducted by the Company from and after the Closing in accordance with this Agreement, the Operating Agreement and the other Transaction Documents.

“ELV Systems” means Atlas V, Atlas III, Delta IV, Delta II, the Galex Launch Vehicle, any Atlas Derivatives and/or Delta Derivatives developed by the Company after the Closing Date and any other expendable launch vehicles developed by the Company after the Closing Date, in each case used for launches of payloads into Earth orbit and beyond Earth orbit and including in each case related equipment, hardware, software and other Intellectual Property, it being understood that “ELV Systems” shall not include the Athena, Titan, Proton, Angara, Falcon, Trident and Sea Launch vehicles, any expendable launch vehicles derived from the Space Shuttle or any components of a launch vehicle (except to the extent such components are incorporated into a launch vehicle).

“Employee Plans” means, with respect to each Member, each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained or contributed to by such Member or any of its Affiliates, which provides benefits to employees or former employees of such Member’s ELV Business or their dependents or beneficiaries.

“Environmental Claim” means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any third Person alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Substances at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws, or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

“Environmental Laws” means any and all past, present or future federal, state, local and foreign statutes, laws, regulations, ordinances, orders, injunctions, judicial decisions, permits, common laws or agreements with any Governmental Authority or other third party that relate to protection of the environment or that impose liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, discharge, release, emission, cleanup, transport or handling of Hazardous Substances including the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, and any other so-called “Superfund” or “Superlien” laws, and similar state laws, but excluding the Occupational Safety and Health Act of 1970, as amended, and similar state laws.

“Environmental Liabilities” means all liabilities, whether vested or unvested, contingent or fixed, actual or potential, that arise under or relate to Environmental Laws, including (i) Remedial Actions, (ii) personal injury, wrongful death, economic loss or property damage claims, (iii) claims for natural resource damages, (iv) violations of law or (v) any damages with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means, collectively, the Lockheed Martin Excluded Assets and the Boeing Excluded Assets.

“Excluded Inventory” means the inventory that will be retained by Boeing and that will be subject to the terms of the Delta Inventory Supply Agreement, as more fully described in Attachment XIII hereto, which inventory shall have the agreed upon value reflected on Schedule A-4.

“Excluded Liabilities” means, collectively, the Lockheed Martin Excluded Liabilities and the Boeing Excluded Liabilities.

“FAA” means the U.S. Federal Aviation Administration, including the Office of the Associate Administrator for Commercial Space Transportation, and any successor agency, office or organization.

“Federal Acquisition Regulation” means Title 48, Chapter 1, of the United States Code of Federal Regulations.

“Financial Support Arrangements” means any liabilities or obligations, contingent or otherwise, of a Person in respect of any indebtedness, obligation or liability (including assumed indebtedness, obligations or liabilities) of another Person (and, in the case of the Members, another division or business of the Members), including remaining obligations or liabilities associated with indebtedness, obligations or liabilities that are assigned, transferred or otherwise delegated to another Person, if any, letters of credit and standby letters of credit (including any related reimbursement or indemnity agreements), direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received and any other financial accommodations.

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating the provision of services to parties not of the foreign country or the export and import of articles and information from and to the foreign country and to parties not of the foreign country.

“GAAP” means United States Generally Accepted Accounting Principles as in effect on the date of the Agreement.

“Galex” means Galaxy Express Corporation, a Japanese corporation.

“Galex Contract” means, collectively, the GX Program Phase C Contract Restructure, JIU-02-0002, dated April 1, 2004 between Lockheed Martin Overseas Corporation and Galex, and the GX Program Phase D1, Stage I Delivery Contract, GX-03-0001, dated April 1, 2004 between Lockheed Martin Overseas Corporation and Ishikawajima-Harima Heavy Industries Co., Ltd. of Tokyo.

“Galex Launch Vehicle” means the expendable launch vehicle manufactured and delivered pursuant to the Galex Contract.

“Galex Royalties” means, collectively, each of the $1,000,000 payments to be made by Galex to Lockheed Martin or its Subsidiaries for each of the first fifteen Atlas III Stage I launch vehicle units delivered by Lockheed Martin or its Subsidiaries together with certain other contingent royalty payments due upon certain termination conditions, pursuant to the Galex Contract.

“Government Contract” means, with respect to any Person, any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order or other contractual arrangement of any kind, between such Person and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means (i) substances defined as “hazardous substances” or “hazardous waste” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Resource Conservation and Recovery Act of 1976, as amended, (ii) substances defined as “hazardous substances” or “hazardous waste” in the regulations adopted pursuant to any of said laws, (iii) substances defined as “toxic substances” in the Toxic Substances Control Act, as amended, and (iv) petroleum, petroleum derivatives, petroleum products, asbestos and asbestos-containing materials and any other substances or materials as regulated pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means Taxes on net income or gain and franchise Taxes where the amount of such franchise Taxes is measured by reference to net income or gain.

“Intellectual Property” means all (i) issued patents and all provisional and pending patent applications, copyrights, technology, know-how, processes, trade secrets, inventions (including inventions conceived prior to the Closing Date but not documented as of the Closing Date), proprietary data, formulae, research and development data and computer software programs, (ii) trademarks, trade names, service marks and service names, (iii) registrations, applications, recordings, licenses and common-law rights relating thereto, and (iv) other United States, state and foreign intellectual property.

“Launch Failure” means the failure to successfully complete any launch in accordance with contractual or other obligations.

“Launch Services” means the service of launching payloads (whether manned or unmanned) into Earth orbit or beyond Earth orbit using ELV Systems; provided, that such services are delivered in connection with or ancillary to a contract for the delivery of an ELV System.

“Lien” means, (i) with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind in respect of such asset, and (ii) with respect to real property, any title defects, encumbrances, easements and restrictions, invalidities or irregularities.

“LMCLS” means, collectively, Lockheed Martin Commercial Launch Services, Inc. and International Launch Services, Inc.

“Lockheed Martin Assumed Liabilities” means the following liabilities and obligations of Lockheed Martin and its Subsidiaries, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, matured or unmatured, absolute, determined, determinable or indeterminable, or otherwise, whether presently in existence or arising hereafter:

(i) all liabilities and obligations that (A) are set forth on or reflected in Lockheed Martin’s Opening Statement, (B) are taken into account in the calculation of Lockheed Martin’s Adjusted Net Working Capital Amount as determined in accordance with Section 3.04, or (C) are otherwise a liability or obligation of Lockheed Martin or its Affiliates that the Company is expressly assuming pursuant to this Agreement;

(ii) all liabilities and obligations arising under Lockheed Martin’s Contracts constituting Contributed Assets that have not been completed or terminated prior to the Closing Date, whether arising prior to, on or after the Closing Date, including liabilities and obligations arising from or relating to the performance or nonperformance of such Contracts by the Company or any other Person, but excluding liabilities and obligations contemplated by clauses (iii), (v), (vi), (vii), (x) and (xv) of the definition of Lockheed Martin Excluded Liabilities;

(iii) all liabilities and obligations in respect of Transferred Employees who are employees of Lockheed Martin’s ELV Business immediately prior to the Closing, and beneficiaries of Transferred Employees who are employees of Lockheed Martin’s ELV Business immediately prior to the Closing, including liabilities and obligations under or relating to WARN or any similar state or local law, to the extent relating to or arising out of any actions taken by the Company on or after the Closing Date;

(iv) all liabilities and obligations under Lockheed Martin Employee Plans and Benefit Arrangements (A) in respect of Transferred Employees who are employees of Lockheed Martin’s ELV Business immediately prior to the Closing and dependents and beneficiaries of Transferred Employees who are employees of Lockheed Martin’s ELV Business immediately prior to the Closing, but only to the extent provided in Exhibit E to be assumed by the Company, and (B) in respect of any other Person, to the extent provided in Exhibit E;

(v) all liabilities and obligations relating to errors or omissions or allegations of errors or omissions or claims of design or other defects with respect to any launch of an ELV System on or after the Closing Date (except as may otherwise be agreed under the Atlas Commercial Sales and Marketing Agreement or any other Contract between the Company and Lockheed Martin or any of its Affiliates);

(vi) all liabilities and obligations relating to warranty obligations or services with respect to any launch of an ELV System on or after the Closing Date (except as may otherwise be agreed under the Atlas Commercial Sales and Marketing Agreement or any other Contract between the Company and Lockheed Martin or any of its Affiliates);

(vii) (A) all liabilities and obligations in connection with Remedial Actions in respect of any Lockheed Martin Contributed Leased Real Property or any Lockheed Martin Contributed Owned Real Property, whether arising prior to, on or after the Closing Date; provided, that Lockheed Martin Assumed Liabilities shall not include (subject to clause (B) below): (x) any Environmental Liabilities in respect of tort claims (including claims for personal injury, wrongful death, economic loss or property damage) to the extent arising out of actions taken or omitted by any Person prior to the Closing Date or (y) any Environmental Liabilities to the extent arising out of actions taken or omitted by (I) any Person prior to the Closing Date, or (II) Lockheed Martin or any of its Affiliates on or after the Closing Date, that in each case do not constitute costs that are allowable, allocable and recoverable by the Company from the U.S. Government based on the assumptions and procedures contemplated by Section 11.05; and

(B) all Environmental Liabilities in respect of Lockheed Martin’s ELV Business arising out of actions taken or omitted after the Closing, or increases in such Environmental Liabilities arising out of actions taken or omitted by any Person after the Closing due to the operation or the use of the Lockheed Martin Contributed Leased Real Property or the Lockheed Martin Contributed Owned Real Property by the Company or any other Person after the Closing;

(viii) all liabilities and obligations for any Taxes arising from or with respect to the Lockheed Martin Contributed Assets or the operations of Lockheed Martin’s ELV Business prior to, on or after the Closing Date, other than Income Taxes in respect of any period (or portion thereof) ending on or before the Closing Date; provided, however, that Income Taxes for periods (or portions thereof) ending prior to or on the Closing Date that are not taken into account in the calculation of Lockheed Martin’s Adjusted Net Working Capital Amount shall be Lockheed Martin Assumed Liabilities to the extent such Income Taxes are recoverable by the Company from a Governmental Authority pursuant to the applicable provisions of the Federal Acquisition Regulation (e.g., 48 C.F.R. § 9904.403-61) governing the apportionment of such Income Taxes to operating businesses;

(ix) all liabilities and obligations (except to the extent they constitute Environmental Liabilities, which shall be governed by clause (vii) above) relating to the Occupational Safety and Health Act of 1970, as amended, and any regulations, decisions or orders promulgated thereunder, together with any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as the same may be amended, supplemented or superseded, to the extent arising out of actions taken or omitted on or after the Closing Date;

(x) all liabilities and obligations arising from Proceedings directly or indirectly relating to Lockheed Martin’s ELV Business or any Lockheed Martin Contributed Asset, to the extent and only to the extent arising out of actions taken or omitted on or after the Closing Date, except for liabilities and obligations of a type contemplated by the foregoing clauses (ii) through (ix), which shall be governed by such clauses; and

(xi) all liabilities and obligations created or incurred on or after the Closing Date in connection with the operation of the Company’s ELV Business on or after the Closing Date, including such liabilities and obligations relating to the ownership by the Company or any of its successors of the Lockheed Martin Contributed Assets, the lease of the Lockheed Martin Contributed Leased Real Property or the lease, sublease or use of any other properties in accordance with this Agreement and including, in each case, any and all Proceedings in respect thereof, except for liabilities and obligations of a type contemplated by the foregoing clauses (ii) through (x), which shall be governed by such clauses.

“Lockheed Martin Contributed Assets” means, other than the Lockheed Martin Excluded Assets, all of the assets, properties, rights, licenses, permits, Contracts (except for leases of real property, which shall be a Lockheed Martin Contributed Asset only to the extent provided in clause (ii) below), causes of action and business of every kind and description as the same shall exist on the Closing Date wherever located, personal or mixed, tangible or intangible, owned by, leased by or in the possession of Lockheed Martin or any of its Affiliated Transferors, whether or not reflected in the books and records thereof, and held or used primarily in the conduct of Lockheed Martin’s ELV Business as the same shall exist on the Closing Date, and including, except as otherwise specified herein, all direct or indirect right, title and interest of Lockheed Martin or any of its Affiliated Transferors in, to and under:

(i) Lockheed Martin’s Atlas V and Atlas III launch vehicles, together with associated engineering, design, manufacturing, integration, assembly, test and launch operations used primarily in connection with Atlas V and Atlas III;

(ii) the rights and interests of Lockheed Martin and its Subsidiaries pursuant to the assignment or sublease of the Lockheed Martin Contributed Leased Real Property in accordance with Section 3.01(h);

(iii) the rights and interests of Lockheed Martin and its Subsidiaries in the Lockheed Martin Contributed Owned Real Property and any Government-Furnished Items granted pursuant to Contracts constituting Contributed Assets;

(iv) other than Intellectual Property and rights and interests therein (except software as set forth in clause (xix) below), all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property (and interests in any of the foregoing) owned by Lockheed Martin or any of its Subsidiaries that are used primarily in connection with Lockheed Martin’s ELV Business;

(v) all Contracts (other than Intellectual Property licenses, which licenses constitute Lockheed Martin Contributed Assets only to the extent set forth in clause (xviii) below, and the leases of real property relating to the Lockheed Martin Contributed Leased Real Property, which leases constitute Lockheed Martin Contributed Assets only to the extent set forth in clause (ii) above) to which Lockheed Martin or any of its Subsidiaries is a party and which are related primarily to Lockheed Martin’s ELV Business, including the Galex Contract;

(vi) all accounts receivable and notes receivable, whether or not billed, accrued or otherwise recognized in the Lockheed Martin Opening Statement or taken into account in the determination of the Lockheed Martin Adjusted Net Working Capital Amount, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto of Lockheed Martin or its Subsidiaries that relate primarily to Lockheed Martin’s ELV Business, and any security or collateral for any of the foregoing;

(vii) all expenses (other than in respect of Income Taxes) that have been prepaid by Lockheed Martin or any of its Subsidiaries relating primarily to the operation of Lockheed Martin’s ELV Business, including lease and rental payments;

(viii) all of Lockheed Martin’s or any of its Subsidiaries’ rights, claims, credits, causes of action or rights of set-off against Persons other than Lockheed Martin and its Subsidiaries relating primarily to Lockheed Martin’s ELV Business or the Lockheed Martin

Contributed Assets, including unliquidated rights under manufacturers’ and vendors’ warranties (except to the extent relating to Lockheed Martin Excluded Assets or Lockheed Martin Excluded Liabilities);

(ix) all transferable franchises, licenses, permits or other authorizations issued by a Governmental Authority owned by or granted to, or held or used by, Lockheed Martin or any of its Subsidiaries and primarily related to Lockheed Martin’s ELV Business;

(x) except to the extent Lockheed Martin or any of its Subsidiaries is required to retain the originals pursuant to any Applicable Law (in which case copies shall be provided to the Company upon request), all business books, records, files and papers, whether in hard copy or computer format, of Lockheed Martin or any of its Subsidiaries used primarily in Lockheed Martin’s ELV Business, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present employees (except to the extent Business Employees do not consent to the release of copies of such records to the Company), documentation developed or used for accounting, marketing, engineering, manufacturing, or any other purpose relating primarily to the conduct of Lockheed Martin’s ELV Business at any time prior to the Closing;

(xi) the right to represent to third parties that the Company is the successor to Lockheed Martin’s ELV Business in accordance with Section 5.08;

(xii) all insurance proceeds (except to the extent relating to Lockheed Martin Excluded Assets or Lockheed Martin Excluded Liabilities), net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any property or asset used primarily in connection with Lockheed Martin’s ELV Business to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced at the Closing Date and such proceeds were taken into account in the calculation of the Lockheed Martin Adjusted Net Working Capital Amount;

(xiii) all assets relating to Lockheed Martin Employee Plans and Benefit Arrangements to the extent but only to the extent Exhibit E provides for the contribution of such assets to the Company or to a trust associated with an Employee Plan or Benefit Arrangement sponsored by the Company;

(xiv) all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories that are held, used or intended by Lockheed Martin or its Subsidiaries for use primarily in connection with Lockheed Martin’s ELV Business;

(xv) all Bids that are attributable to Lockheed Martin’s ELV Business (with any contracts awarded to Lockheed Martin or any of its Subsidiaries on or prior to the Closing Date in respect of such Bids being deemed Contracts under clause (v) above);

(xvi) all shares of capital stock of Galex owned by Lockheed Martin and its Subsidiaries;

(xvii) all goodwill generated by or associated with Lockheed Martin’s ELV Business;

(xviii) except as set forth in Schedule B.05, all other assets, properties and rights that (A) are set forth on or reflected in Lockheed Martin’s Opening Statement and are owned by Lockheed Martin as of the Closing, or (B) are taken into account in the calculation of Lockheed Martin’s Adjusted Net Working Capital Amount as determined in accordance with Section 3.04;

(xix) to the extent transferable, and subject to Section 3.05, all software programs, documentation and other related materials, including licenses from the licensor of the software, for (A) software embedded in any hardware or equipment that is a Lockheed Martin Contributed Asset or that is used in a separate computer to operate such hardware or equipment, and (B) operating system software and COTS software installed in any computer, workstation, personal digital assistant, cell phone or other communications device that is a Lockheed Martin Contributed Asset; and

(xx) to the extent permitted by the U.S. Government, the right to use items of the Lockheed Martin Titan program Government-Furnished Items in connection with the operation of Lockheed Martin’s ELV Business.

“Lockheed Martin Contribution and Assumption Agreement” means the Contribution and Assumption Agreement to be entered into by Lockheed Martin and the Company in the form contemplated by Attachment V-A hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Lockheed Martin Excluded Assets” means the following assets:

(i) all cash and cash equivalents of Lockheed Martin and its Subsidiaries, including cash and cash equivalents used as collateral for Financial Support Arrangements and deposits with utilities, insurance companies and other Persons, except to the extent included in the calculation of the Lockheed Martin Adjusted Net Working Capital Amount;

(ii) all original books and records that Lockheed Martin and its Subsidiaries shall be required to retain pursuant to any Applicable Law (in which case copies of such books and records to the extent relating to Lockheed Martin’s ELV Business shall be provided to the Company upon request), or that contain information relating to any business or activity of Lockheed Martin or any of its Subsidiaries not forming a part of Lockheed Martin’s ELV Business, or any employee of Lockheed Martin or any of its Subsidiaries that is not a Transferred Employee;

(iii) except to the extent that the following amounts are included in the calculation of the Lockheed Martin Adjusted Net Working Capital Amount or are reimbursable by the Company to a Governmental Authority pursuant to the Federal Acquisition Regulation, all refunds of Income Taxes and all prepaid Income Taxes arising from or with respect to the Lockheed Martin Contributed Assets prior to the Closing or arising from or with respect to the operations of Lockheed Martin’s ELV Business for periods (or portions thereof) ending on or prior to the Closing Date, including all refunds of Taxes for Straddle Periods properly allocable to amounts paid by Lockheed Martin pursuant to Section 6.05;

(iv) except to the extent included in the calculation of the Lockheed Martin Adjusted Net Working Capital Amount, all assets of Lockheed Martin and its Subsidiaries (other than Intellectual Property, which is governed by clause (viii) below) not held, owned or used primarily in connection with Lockheed Martin’s ELV Business;

(v) all rights and claims of Lockheed Martin and its Subsidiaries under any of the Transaction Documents and the agreements and instruments delivered to Lockheed Martin and its Subsidiaries by Boeing and the Company pursuant to any of the Transaction Documents;

(vi) all notes receivable (including intercompany promissory notes) or similar claims or rights (whether or not billed or accrued) of Lockheed Martin’s ELV Business from Lockheed Martin or any of its Subsidiaries relating to or arising out of the financing of Lockheed Martin’s ELV Business or the transfer of cash to or from Lockheed Martin’s ELV Business;

(vii) all capital stock or any other securities of Lockheed Martin or any of its Subsidiaries or any other Person, except for all shares of capital stock of Galex owned by Lockheed Martin and its Subsidiaries;

(viii) all Lockheed Martin Intellectual Property (other than software as set forth in clause (xix) of the definition of Lockheed Martin Contributed Assets), and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(ix) except as otherwise contemplated in the Transaction Documents, all Intra-Lockheed Martin Work Transfer Agreements and all quotations, bids or proposals submitted by Lockheed Martin or any of its Subsidiaries in response to Requests for Intra-Lockheed Martin Quotations and all rights and benefits in respect of other inter-division or Intra-Lockheed Martin agreements or arrangements such as intra-division work orders, memoranda of agreement, memoranda of understanding and teaming agreements in respect of Lockheed Martin’s ELV Business;

(x) Lockheed Martin’s and its Affiliates’ businesses (other than Lockheed Martin’s ELV Business and all assets related primarily thereto), including LMCLS and all assets related primarily to LMCLS;

(xi) all launch vehicles and related equipment, hardware, software and other Intellectual Property used for launches of payloads, whether into Earth orbit, beyond Earth orbit or otherwise, of Lockheed Martin and its Affiliates other than (A) the ELV Systems and (B) inventory (including parts and work in process inventory) of Lockheed Martin’s ELV Business;

(xii) all rights, claims, credits, causes of action, rights of set-off or other assets related to any other Lockheed Martin Excluded Asset or to any Lockheed Martin Excluded Liabilities;

(xiii) all assets relating to Lockheed Martin Employee Plans and Benefit Arrangements, except to the extent Exhibit E provides for the contribution of such assets to the Company or to a trust associated with an Employee Plan or Benefit Arrangement sponsored by the Company;

(xiv) Lockheed Martin’s and its Subsidiaries’ ownership interests in all real property owned by Lockheed Martin or any of its Subsidiaries (other than the Lockheed Martin Contributed Owned Real Property), whether or not used in Lockheed Martin’s ELV Business;

(xv) Lockheed Martin’s right to payments relating to certain pre-Closing activity pursuant to Section 6.10; and

(xvi) all Galex Royalties.

“Lockheed Martin Excluded Liabilities” means all liabilities of Lockheed Martin and its Affiliates other than the Lockheed Martin Assumed Liabilities. Without limiting the foregoing, Lockheed Martin Excluded Liabilities include:

(i) all liabilities and obligations for any Income Taxes in respect of any period (or portion thereof) ending on or before the Closing Date, other than Income Taxes to the extent recoverable by the Company from a Governmental Authority pursuant to the applicable provisions of the Federal Acquisition Regulation (e.g., 48 C.F.R. § 9904.403-61) governing the apportionment of such Income Taxes to operating businesses;

(ii) all liabilities and obligations, whether presently in existence or arising after the date of the Agreement, in respect of notes payable (including intercompany promissory notes) or similar obligations (whether or not billed or accrued) to Lockheed Martin or any of its Subsidiaries relating to or arising out of the financing of Lockheed Martin’s ELV Business or the transfer of cash to or from Lockheed Martin’s ELV Business;

(iii) except as otherwise contemplated in the Transaction Documents, all liabilities and obligations in respect of Intra-Lockheed Martin Work Transfer Agreements and all quotations, bids or proposals submitted by Lockheed Martin or any of its Subsidiaries in response to Requests for Intra-Lockheed Martin Quotations and all liabilities and obligations in respect of inter-division or intra-Lockheed Martin agreements or arrangements such as intra-division work orders, memoranda of agreement, memoranda of understanding and teaming agreements in respect of Lockheed Martin’s ELV Business;

(iv) all liabilities and obligations, whether presently in existence or arising after the date of the Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Lockheed Martin or any of its Subsidiaries in connection with the Contemplated Transactions;

(v) all liabilities and obligations under Lockheed Martin Employee Plans and Benefit Arrangements, except to the extent Exhibit E provides for the assumption by the Company of such liabilities and obligations;

(vi) all liabilities and obligations relating to errors and omissions or allegations of errors or omissions or claims of design or other defects with respect to any launch of an ELV System prior to the Closing Date;

(vii) all liabilities and obligations relating to warranty obligations or services with respect to any launch of an ELV System prior to the Closing Date;

(viii) all Environmental Liabilities arising in connection with or relating to Lockheed Martin’s ELV Business or Lockheed Martin’s or any of its Affiliates’ use or ownership thereof that arise out of conditions existing or actions taken or omitted prior to the Closing Date, except to the extent such Environmental Liabilities constitute Lockheed Martin Assumed Liabilities pursuant to clause (vii) of the definition of Lockheed Martin Assumed Liabilities;

(ix) all liabilities and obligations of Lockheed Martin and its Subsidiaries arising out of indemnity obligations for the benefit of directors, officers, employees and agents of Lockheed Martin and its Subsidiaries;

(x) all liabilities and obligations arising out of or relating to the results of any audits by the United States Defense Contract Audit Agency or any other Governmental Authority having jurisdiction over Government Contracts entered into by Lockheed Martin or any of its Subsidiaries, including liabilities and obligations in respect of inappropriate charges, allocations or expenses or any inaccurate disclosures, representations or certifications made by Lockheed Martin or any of its Subsidiaries in connection with any such Government Contracts or alleged violations of the Procurement Integrity Act, to the extent that such liabilities and obligations relate to actions taken or omitted prior to the Closing Date;

(xi) all criminal liabilities of Lockheed Martin and its Subsidiaries (whether arising out of actions of directors, officers, employees, agents or Affiliates) in connection with Lockheed Martin’s ELV Business, including civil, administrative or similar sanctions or penalties related thereto, arising prior to, on or after the Closing Date;

(xii) all liabilities and obligations of Lockheed Martin and its Subsidiaries arising out of allegations that actions taken prior to the Closing Date infringed the Intellectual Property rights of other Persons;

(xiii) all liabilities and obligations, whether presently in existence or arising after the date of this Agreement, relating to or arising out of Lockheed Martin Excluded Assets or any business of Lockheed Martin or any of its Subsidiaries other than Lockheed Martin’s ELV Business;

(xiv) all liabilities and obligations of Lockheed Martin and its Subsidiaries arising out of any Launch Failure of Lockheed Martin or any of its Affiliates prior to the Closing; and

(xv) all liabilities and obligations of Lockheed Martin and its Subsidiaries arising out of allegations that Lockheed Martin or any of its Subsidiaries has breached or is in default of any lease agreement governing the Lockheed Martin Contributed Leased Real Property.

“Material Adverse Effect” means (i) with respect to the ELV Business of a Member, a material adverse effect on the assets, condition (financial or otherwise) or results of operations of the ELV Business of that Member, taken as a whole, or (ii) with respect to any other Person, a material adverse effect on the assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, no (v) occurrence or failure to occur of any event, action or circumstance described in Schedule 11.02(a) or Schedule 11.02(b), (w) effect, whether actual or prospective, arising from or relating to general economic or industry conditions, (x) effect of any report or recommendation of any Governmental Authority related to the launch services industry (including the Moorman Report and any supplements thereto that may be issued after the date of this Agreement) or actions taken by the U.S. Government as a result of any report or recommendation of any Governmental Authority, (y) award by the U.S. Government of any contract with respect to ELV Systems or Launch Services, reallocation of any award of any contract for ELV Systems or Launch Services, or similar announcement, indication or other activity of the U.S. Government with respect to ELV Systems or Launch Services to be performed by any Person (including Lockheed Martin, Boeing and their respective Affiliates), or (z) Launch Failure of Lockheed Martin, Boeing or any of their respective Affiliates after the date of this Agreement and prior to Closing, shall be deemed to constitute a Material Adverse Effect, or shall be taken into account in determining whether a Material Adverse Effect has occurred, with respect to the ELV Business of a Member or any other Person.

“Moorman Report” means any report issued by General Thomas Moorman at the request of the DOD relating to the procurement of Launch Services by the U.S. Government.

“Net Assets” means, with respect to each Member, (i) all Contributed Assets of such Member, minus (ii) all (A) Assumed Liabilities of such Member and (B) goodwill, in each case calculated in accordance with the accounting principles, policies, practices, methods and procedures utilized in the preparation of such Member’s Opening Statement as described in the Notes thereto.

“Net Working Capital” means, with respect to each Member, (i) all Contributed Assets of such Member characterized as “current assets,” minus (ii) all Assumed Liabilities of such Member characterized as “current liabilities,” in each case calculated in accordance with the accounting principles, policies, practices, methods and procedures utilized in the preparation of such Member’s Opening Statement as described in the Notes thereto.

“Non-Income Taxes” means all Taxes other than Income Taxes.

“Permitted Liens” means any of the following:

(i) Liens for Taxes that (x) are not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings;

(ii) statutory Liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue for a period of 60 days or amounts being contested in good faith by appropriate proceedings;

(iii) leases or subleases granted to others that do not materially interfere with the ordinary conduct of the ELV Business;

(iv) with respect to real property, any Liens that do not in the aggregate materially impair the use of such real property for its current use;

(v) Liens in favor of a customer of the ELV Business arising in the ordinary course of business;

(vi) rights and licenses granted to others in Intellectual Property;

(vii) with respect to any of the Contributed Leased Real Property, any Lien affecting the interest of the landlord thereunder;

(viii) Liens that have not had, and could not reasonably be expected to have, a Material Adverse Effect on a Member’s ELV Business;

(ix) Liens disclosed in the Disclosure Schedules; and

(x) rights of third party licensors in software licensed to a Party.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Pre-Closing Environmental Conditions” means all Environmental Liabilities arising out of conditions existing or actions taken or omitted prior to the Closing, whether or not such Environmental Liabilities are Assumed Liabilities or Excluded Liabilities.

“Proceedings” means governmental, judicial or adversarial proceedings (public or private), litigation, suits, arbitration, disputes, claims, causes of action or investigations.

“Procurement Integrity Act” means the Procurement Integrity Act, 41 U.S.C. § 423, as amended.

“Public Law 85-804” means the Act to Authorize the Making, Amendment, and Modification of Contracts to Facilitate the National Defense, August 28, 1958, 50 U.S.C. §§ 1431-1435, as amended, and Executive Order 10789 of November 14, 1958, as amended.

“Rancho Cordova Property” means the former McDonnell Douglas Corporation site in Rancho Cordova, California that is described in and the subject of the Imminent and Substantial Endangerment Order dated June 30, 1994 issued by the California Department of Toxic Substances Control, and Clean Up and Abatement Order No. 97-093 dated June 19, 1997 issued by the California Regional Water Quality Control Board, Central Valley Region, as revised and modified.

“Remedial Action” means the investigation, clean-up or remediation of contamination or environmental damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Hazardous Substances, including investigations, response, removal and remedial actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, corrective action under the Resource Conservation and Recovery Act of 1976, as amended, clean up requirements under the Toxic Substances Control Act, and clean-up requirements under similar state Environmental Laws.

“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors or agents.

“Settlement Agreement” means the Agreement of Mutual Release to be entered into by Lockheed Martin, Boeing and certain Subsidiaries of Boeing in the form contemplated by Attachment XII hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Space Act” means section 203(c)(13) of the National Aeronautics and Space Act of 1958, 42 U.S.C. § 2473(c)(13), as amended.

“Subsidiary” as it relates to any Person, means with respect to such Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default; provided, that the Company shall not be considered a Subsidiary of either of the Members for purposes of this Agreement.

“Tax Authority” means a Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all returns (including information returns), declarations, reports, estimates and statements regarding Taxes required to be filed with any Tax Authority.

“Taxes” means all taxes, and any charges, fees, imposts or other assessments with respect thereto, including all gross receipts, net income, sales, use, ad valorem, value added, transfer, franchise, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation and property taxes, tariffs and customs duties, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority.

“TEFRA” means the Tax Equity and Fiscal Responsibility Act of 1982.

“Transaction Documents” means this Agreement, the Operating Agreement, the Contribution and Assumption Agreements, the Transition Services Agreements, the Commercial Sales and Marketing Agreements, the Denver Lease Agreement, the Settlement Agreement, the Delta Inventory Supply Agreement, the Interim Operating Agreement, the assignment agreements and/or subleases contemplated by Section 3.01(h), the agreements contemplated by Section 3.01(k), any other written agreement signed by the Parties that is expressly identified as a “Transaction Document” hereunder and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

“Transition Services Agreement (Boeing)” means a transition services agreement on terms and conditions reasonably acceptable to the Parties pursuant to which Boeing will continue to provide certain services to the Company on a transition basis following the Closing, which services shall be of the same type as those services provided to Boeing’s ELV Business by other businesses of Boeing prior to the Closing and for which Boeing shall be paid an amount sufficient to cover its direct and indirect costs of providing such services.

“Transition Services Agreement (Lockheed Martin)” means a transition services agreement on terms and conditions reasonably acceptable to the Parties pursuant to which Lockheed Martin will continue to provide certain services to the Company on a transition basis following the Closing, which services shall be of the same type as those services provided to Lockheed Martin’s ELV Business by other businesses of Lockheed Martin prior to the Closing and for which Lockheed Martin shall be paid an amount sufficient to cover its direct and indirect costs of providing such services.

“Transition Services Agreements” means, collectively, the Transition Services Agreement (Lockheed Martin) and the Transition Services Agreement (Boeing).

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. § 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. §§ 2401-2420), the Export Administration Regulations (EAR) (15 C.F.R. § 730-774), and all other laws and regulations of the U.S. Government regulating the provision of services to non-U.S. parties or the export and import of articles or information from and to the United Sates of America and non-U.S. parties.

“U.S. Government” means the federal government of the United States of America and any agencies, instrumentalities and departments thereof.

“WARN” means the Worker Adjustment Retraining and Notification Act, as amended.

(b) “To the knowledge,” “known by,” “known” or “knowingly” (and any similar phrase) means (i) with respect to Lockheed Martin, to the actual knowledge of the Lockheed Martin individuals listed in Schedule A-3 and, when used in a representation and warranty, shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof has been made of such individuals, (ii) with respect to Boeing, to the actual knowledge of the Boeing individuals listed in Schedule A-3, and, when used in a representation and warranty, shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof has been made of such individuals.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	13.14
AAA Rules	13.14
Accrued Vacation	E.08
Acquired Business	5.13
Active Employees	E.01
Active Lockheed Martin Participants	E.05
Adjusted Net Working Capital Amount	3.04
Administrative Agreement	5.15
Agreement	Preamble

Air Force	5.15
Arbitration Demand	13.14
Boeing	Preamble
Boeing Indemnified Parties	11.02
Boeing Leased Real Property	C.07
Boeing Owned Real Property	C.07
Boeing Threshold Amount	3.04
Boeing’s Union Pension Plan I	E.05
Boeing’s Union Pension Plan II	E.05
Certificate of Formation	2.01
Closing	3.02
Company	Preamble
Company Indemnified Parties	11.02
Company Pension Plan	E.05
Company Savings Plan	E.06
Company VEBA	E.11
Company’s Union Pension Plan I	E.05
Company’s Union Pension Plan II	E.05
Company’s Union Pension Plan III	E.05
Company’s Union Pension Plans	E.05
Competing Operations	5.13
Competitive Launch Vehicle	5.13
Consent Failure	3.05
COTS	3.05
DDTC	D.06
Delta Inventory Supply Agreement	3.01
Denver Lease Agreement	3.01
DOD	10.01
Environmental Permits	B.13
Field of Use	5.08
FSAs	E.07
Government Bid	B.18
Government-Furnished Items	B.19
Inactive Employees	E.01
Initial Company Financing Arrangement	5.10
Indemnified Claim	11.03
Indemnified Party	11.03
Indemnifying Party	11.03
Insurance Liabilities	5.05
Interim Operating Agreement	2.02
ITAR	D.06
Joinder	2.01
Launch Operations Employee	E.01
Launch Operations Transfer Date	E.01
Licensed Boeing Intellectual Property	5.08
Licensed Lockheed Martin Intellectual Property	5.08

Lockheed Martin	Preamble
Lockheed Martin Harlingen Pension Plan	E.05
Lockheed Martin Indemnified Parties	11.02
Lockheed Martin Leased Real Property	B.07
Lockheed Martin Owned Real Property	B.07
Lockheed Martin Threshold Amount	3.04
MAE Exceptions	10.05
Member	Preamble
Members	Preamble
Member’s Union Pension Plans	E.05
NASA	10.01
Non-Compete Term	5.13
Novation Agreements	5.09
Opening Statement	3.03
Operating Agreement	2.02
Parties	Preamble
Party	Preamble
PBGC	B.17
Properties Participants	E.05
Proposed Adjusted Net Working Capital Amount	3.04
Remediation Programs	6.09
Replead Complaint	5.12
Replead Counterclaim	5.12
Service Credit	E.03
Spaceport Lease	5.14
Straddle Period	6.05
Surviving Representations or Covenants	11.01
Tax Counsel	2.10
Third Party Claim	11.03
Transferred Employee	E.01
Transferred Union Employees	E.05
Unaffiliated Firm	3.04
Undisclosed Contracts	6.07
Working Capital Fund	5.10

EXHIBIT B

REPRESENTATIONS AND WARRANTIES OF LOCKHEED MARTIN

Lockheed Martin hereby represents and warrants to Boeing and the Company, as of the date of this Agreement and as of the Closing Date, that:

B.01 Corporate Existence and Power. Each of Lockheed Martin and each of its Affiliated Transferors is a corporation duly incorporated, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and has all corporate power and authority required to carry on Lockheed Martin’s ELV Business as now conducted. Each of Lockheed Martin and each of its Affiliated Transferors is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on Lockheed Martin’s ELV Business as now conducted, except where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business.

B.02 Corporate Authorization. The execution, delivery and performance by Lockheed Martin and its Subsidiaries of the Transaction Documents to which Lockheed Martin or any of its Subsidiaries is a party and the consummation by Lockheed Martin and its Subsidiaries of the Contemplated Transactions are within Lockheed Martin’s and its Subsidiaries’ respective corporate powers and have been (or in respect to Lockheed Martin’s Subsidiaries, as of Closing shall have been) duly authorized by all necessary corporate action on Lockheed Martin’s and its Subsidiaries’ respective parts. This Agreement constitutes and each of the other Transaction Documents to which Lockheed Martin or any of its Subsidiaries is a party constitutes or shall constitute at Closing a legal, valid and binding agreement of Lockheed Martin or its applicable Subsidiary, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

B.03 Governmental Authorization. The execution, delivery and performance by Lockheed Martin and each of its Subsidiaries of the Transaction Documents to which Lockheed Martin or any of its Subsidiaries is a party require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:

(a) compliance with any applicable requirements of the Antitrust Laws;

(b) the actions, consents, approvals, permits or filings set forth in Schedule B.03 or otherwise expressly referred to in this Agreement; and

(c) such other consents, approvals, authorizations, permits and filings the failure to obtain or make of which would not have, individually or in the aggregate, a Material Adverse Effect on Lockheed Martin’s ELV Business.

B.04 Non-Contravention. Except as set forth in Schedule B.04, the execution, delivery and performance of the Transaction Documents by Lockheed Martin and its Subsidiaries do not and shall not (i)(A) contravene or conflict with the charter, bylaws or other organizational documents of Lockheed Martin or any of its Subsidiaries, (B) assuming compliance with the matters referred to in Section B.03, contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon Lockheed Martin or any of its Subsidiaries that is applicable to Lockheed Martin’s ELV Business, or (C) assuming compliance with the matters referred to in Section B.03, constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit relating primarily to Lockheed Martin’s ELV Business to which Lockheed Martin or any of its Affiliated Transferors is entitled under, any Contract binding upon Lockheed Martin or any of its Affiliated Transferors and relating primarily to Lockheed Martin’s ELV Business or by which any of the Lockheed Martin Contributed Assets is or may be bound (including any Contract included in the Lockheed Martin Contributed Assets) or any license, franchise, permit or similar authorization held by Lockheed Martin or any of its Affiliated Transferors relating primarily to Lockheed Martin’s ELV Business except, in the case of clauses (B) and (C), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that could not reasonably be expected to have a Material Adverse Effect on Lockheed Martin’s ELV Business or (ii) result in the creation or imposition of any Lien on any Lockheed Martin Contributed Asset, other than Permitted Liens.

B.05 Opening Statement. Except as set forth in the Notes thereto, the Lockheed Martin Opening Statement presents fairly, in all material respects, the Net Assets of Lockheed Martin’s ELV Business as of December 31, 2004, in conformity with Lockheed Martin’s historical practices and procedures applied on a basis consistent in all material respects with the manner in which Lockheed Martin’s ELV Business reported its financial position for inclusion in the audited consolidated financial statements of Lockheed Martin as of that date. Except as set forth in Schedule B.05, the Lockheed Martin Opening Statement reflects the Lockheed Martin Contributed Assets and the Lockheed Martin Assumed Liabilities to the extent the same are contemplated to be presented in accordance with the Notes thereto, and the Lockheed Martin Opening Statement does not reflect any Lockheed Martin Excluded Assets or Lockheed Martin Excluded Liabilities.

B.06 Absence of Certain Changes. Except as set forth in Schedule B.06, from December 31, 2004 to the date of this Agreement, Lockheed Martin has conducted its ELV Business in all material respects in accordance with the historical and customary operating practices relating to the conduct of such ELV Business and there has not been:

(a) any event or occurrence that has had a Material Adverse Effect on Lockheed Martin’s ELV Business, other than events or occurrences resulting from changes, whether actual or prospective, in general conditions applicable to the industries in which Lockheed Martin’s ELV Business is involved or general economic conditions;

(b) any damage, destruction or other casualty loss affecting Lockheed Martin’s ELV Business or any assets that would constitute Lockheed Martin Contributed Assets if owned, held or used by Lockheed Martin or any of its Affiliated Transferors on the Closing Date that has had a Material Adverse Effect on Lockheed Martin’s ELV Business;

(c) (i) any transaction or commitment made, or any Contract entered into, by Lockheed Martin or any of its Affiliated Transferors relating primarily to Lockheed Martin’s ELV Business or to any assets that would constitute Lockheed Martin Contributed Assets if owned, held or used by Lockheed Martin or any of its Affiliated Transferors on the Closing Date (including the acquisition or disposition of any assets), or (ii) any termination or amendment by Lockheed Martin or any of its Affiliated Transferors of any Contract or other right that would constitute Lockheed Martin Contributed Assets if owned, held or used by Lockheed Martin or any of its Affiliated Transferors on the Closing Date, in either case that is material to Lockheed Martin’s ELV Business taken as a whole, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement;

(d) any transaction or commitment made, or any Contract entered into, by Lockheed Martin or any of its Affiliated Transferors requiring Lockheed Martin’s ELV Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods used in the manufacture of ELV Systems in excess of requirements under applicable customer Contracts or otherwise guaranteeing any of the foregoing;

(e) any sale or other disposition of more than an aggregate of $5,000,000 of assets (other than any sale made in the ordinary course of business) that would constitute Lockheed Martin Contributed Assets if owned, held or used by Lockheed Martin or any of its Subsidiaries on the Closing Date;

(f) any increase in the compensation of any current employee of Lockheed Martin’s ELV Business at a level of director or above, other than compensation increases or bonus awards in the ordinary course of business or nondiscretionary increases pursuant to Employee Plans or Benefit Arrangements disclosed in Schedule B.17 or referenced in Exhibit E; or

(g) any cancellation, compromise, waiver or release by Lockheed Martin or any of its Subsidiaries of any claim or right (or a series of related claims or rights) related to Lockheed Martin Contributed Assets or assets of Lockheed Martin that would constitute Lockheed Martin Contributed Assets if owned, held or used by Lockheed Martin or any of its Affiliated Transferors on the Closing Date, other than cancellations, compromises, waivers or releases in the ordinary course of business.

B.07 Sufficiency of and Title to the Contributed Assets.

(a) Except as set forth in Schedule B.07, the Lockheed Martin Contributed Assets, together with the services to be provided to the Company by Lockheed Martin pursuant to the Transition Services Agreement (Lockheed Martin), the Licensed Lockheed Martin Intellectual Property to be licensed pursuant to the Transaction Documents and the leases and subleases contemplated in the Transaction Documents, constitute, and on the Closing Date shall constitute, all of the assets and services that are necessary to permit the operation of Lockheed Martin’s ELV Business in substantially the same manner as such operations have heretofore been conducted.

(b) Except as set forth in Schedule B.07, subject to the receipt of any consents or approvals of any other Person, upon consummation of the Contemplated Transactions, the

Company shall have acquired good and marketable title in and to, or a valid leasehold interest in or a valid license to use, each of the Lockheed Martin Contributed Assets, free and clear of all Liens, except for Permitted Liens. Except as set forth in Schedule B.07, all tangible property and assets included in the Lockheed Martin Contributed Assets are in good operating condition (normal wear and tear excepted), and normal maintenance and repair on such tangible property and assets has not been deferred.

(c) Schedule B.07 includes a true and complete list of all real property owned by Lockheed Martin and its Subsidiaries that is used primarily in Lockheed Martin’s ELV Business (collectively, the “Lockheed Martin Owned Real Property”). Schedule B.07 sets forth the address of each parcel of Lockheed Martin Owned Real Property and the owner of such Lockheed Martin Owned Real Property.

(d) Schedule B.07 includes a true and complete list of all agreements (together with any amendments thereof) pursuant to which Lockheed Martin and its Subsidiaries lease, sublease or otherwise occupy (whether as landlord, tenant, subtenant or other occupancy arrangement) any real property that is used primarily in Lockheed Martin’s ELV Business (collectively, the “Lockheed Martin Leased Real Property”). Schedule B.07 sets forth the address of each parcel of Lockheed Martin Leased Real Property and the owner of the leasehold, subleasehold or occupancy interest for each parcel of Lockheed Martin Leased Real Property.

B.08 No Undisclosed Liabilities. There are no liabilities of Lockheed Martin or any of its Affiliated Transferors relating to Lockheed Martin’s ELV Business that constitute Lockheed Martin Assumed Liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities disclosed (or provided for) in the Lockheed Martin Opening Statement and liabilities for matters taken into account in the determination of the Lockheed Martin Adjusted Net Working Capital Amount;

(b) liabilities (i) disclosed in Schedule B.08, (ii) related to any Contract disclosed in Lockheed Martin’s Disclosure Schedules or (iii) related to any Lockheed Martin Employee Plan or Benefit Arrangements identified in Exhibit E or disclosed in Schedule B.17;

(c) liabilities incurred in the ordinary course of business since December 31, 2004;

(d) contingent liabilities not required to be accrued for or reserved against in accordance with GAAP or the accounting principles, policies, practices, methods and procedures utilized in the preparation of Lockheed Martin’s Opening Statement, as disclosed in the Notes to Lockheed Martin’s Opening Statement;

(e) with respect to the bring down of this representation and warranty as of the Closing Date, liabilities not required to be accrued for or reserved against in accordance with GAAP or the accounting principles, policies, practices, methods and procedures utilized in the preparation of Lockheed Martin’s Opening Statement, as disclosed in the Notes to Lockheed Martin’s Opening Statement; and

(f) liabilities in addition to those referenced in the foregoing clauses (a) through (e), that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Lockheed Martin’s ELV Business.

B.09 Litigation. Except as set forth in Schedule B.09 or reserved against or referred to in the Lockheed Martin Opening Statement and except for matters arising under or related to Environmental Laws, there is no action, suit, investigation or proceeding pending, or to the knowledge of Lockheed Martin, threatened against or affecting, Lockheed Martin’s ELV Business or any Lockheed Martin Contributed Asset before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on Lockheed Martin’s ELV Business.

B.10 Material Contracts.

(a) Except as set forth in Schedule B.10 and except for Contracts that do not constitute Lockheed Martin Contributed Assets or Lockheed Martin Assumed Liabilities, Lockheed Martin and its Subsidiaries, with respect to Lockheed Martin’s ELV Business, are not parties to or otherwise bound by or subject to:

(i) any written employment, severance, consulting or sales representative Contract that contains an obligation (excluding commissions) to pay more than $50,000 per year, any collective bargaining agreement or other agreement with a labor union or any other agreement that contains an obligation either to employ a specified number of employees or to make a payment to any other Person in lieu thereof;

(ii) any Contract containing any covenant limiting the freedom of Lockheed Martin or any of its Subsidiaries, in respect of Lockheed Martin’s ELV Business or the operations of Lockheed Martin’s ELV Business, to compete with any Person in any geographic area in any material respect if such Contract will be binding on the Company after the Closing;

(iii) any Contract requiring Lockheed Martin’s ELV Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods used in the manufacture of ELV Systems in excess of requirements under applicable customer Contracts or otherwise guaranteeing any of the foregoing;

(iv) any Contract in effect on the date of this Agreement relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise that relates to Lockheed Martin’s ELV Business other than in the ordinary course of business;

(v) any Financial Support Arrangements;

(vi) any indebtedness for borrowed money of Lockheed Martin’s ELV Business that would constitute a Lockheed Martin Assumed Liability if in existence on the Closing Date, with a principal amount in excess of $100,000;

(vii) any Contract (it being understood that for purposes of this representation, a purchase order issued under an existing master agreement will not constitute a separate Contract) with a supplier, vendor, or subcontractor with an aggregate contract value in excess of $10,000,000;

(viii) any teaming agreement or partnership, joint venture or similar agreement; or

(ix) any Contract with a foreign Governmental Authority.

(b) Schedule B.10 sets forth any Contract (other than a Government Contract) with a customer to which Lockheed Martin or any of its Subsidiaries is a party or otherwise bound for the provision of Launch Services using ELV Systems with an aggregate contract value in excess of $50,000,000.

(c) Except as disclosed in Schedule B.10, each Contract disclosed in Schedule B.10 or Schedule B.07 is in full force and effect and constitutes a legal, valid and binding obligation of Lockheed Martin (or the applicable Affiliated Transferor) enforceable against Lockheed Martin (or the applicable Affiliated Transferor) in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and Lockheed Martin (or the applicable Affiliated Transferor) is not in default and has not failed to perform any obligation thereunder, and, to the knowledge of Lockheed Martin, there does not exist any event, condition or omission that would constitute a breach or default (whether by lapse of time or notice or both) by any other Person, except for any such default, failure or breach as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business.

B.11 Licenses and Permits. To the knowledge of Lockheed Martin, except as set forth in Schedule B.11, Lockheed Martin (or the appropriate Affiliated Transferor) has all licenses, franchises, permits and other similar authorizations affecting, or relating in any way to, Lockheed Martin’s ELV Business required by Applicable Law (other than Environmental Laws) to be obtained by Lockheed Martin (or the appropriate Affiliated Transferor) to permit Lockheed Martin to conduct Lockheed Martin’s ELV Business in substantially the same manner as Lockheed Martin’s ELV Business has heretofore been conducted, except where the failure to have such licenses, franchises, permits and similar authorizations has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business.

B.12 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Lockheed Martin or any of its Affiliated Transferors who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Contemplated Transactions.

B.13 Environmental Compliance.

(a) Except as disclosed in Schedule B.13, to the knowledge of Lockheed Martin, Lockheed Martin’s ELV Business is and has been in material compliance with all applicable

Environmental Laws, and has obtained all material permits, licenses and other authorizations that are required under applicable Environmental Laws (“Environmental Permits”), except where the failure to be in compliance or to have obtained all Environmental Permits has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business. Except as set forth in Schedule B.13 and except as reserved against or referred to in the Lockheed Martin Opening Statement, to the knowledge of Lockheed Martin, (i) Lockheed Martin’s ELV Business is and has been in material compliance with the terms and conditions under which Environmental Permits were issued or granted, (ii) Lockheed Martin and its Subsidiaries hold all permits required by Environmental Laws that are appropriate to conduct Lockheed Martin’s ELV Business as presently conducted in all material respects and to operate the Lockheed Martin Contributed Assets in all material respects as they are presently operated; (iii) no suspension, cancellation or termination of any permit referred to in clause (ii) is pending or threatened; (iv) Lockheed Martin has not received written notice of any material Environmental Claim relating to or affecting Lockheed Martin’s ELV Business or the Lockheed Martin Contributed Assets, and there is no such threatened Environmental Claim; and (v) Lockheed Martin, in connection with its ELV Business or the Lockheed Martin Contributed Assets, has not entered into, agreed in writing to, and is not subject to any judgment, decree order or other similar requirement of any Governmental Authority under any Environmental Laws, except in the case of clauses (i) through (v) where such failure or other circumstances has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business.

(b) Notwithstanding any other provision of this Exhibit B, this Section B.13 sets forth the sole and exclusive representations and warranties governing matters arising under or relating to Environmental Laws, and no other representations or warranties shall be deemed to address or cover any matter arising under or relating to any Environmental Laws.

B.14 Compliance with Laws. Except as set forth in Schedule B.14, for matters arising under or related to Environmental Laws, and for violations or infringements that have not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business, to the knowledge of Lockheed Martin, the operation of Lockheed Martin’s ELV Business and condition of the Lockheed Martin Contributed Assets have not violated or infringed, and do not violate or infringe, in any respect any Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

B.15 Intellectual Property. With respect to the Licensed Lockheed Martin Intellectual Property to be licensed by Lockheed Martin to the Company in connection with the Contemplated Transactions, except as set forth in Schedule B.15, to the knowledge of Lockheed Martin:

(a) Lockheed Martin (or an Affiliated Transferor) either (i) owns, free and clear of all Liens other than Permitted Liens, all right, title and interest in, or (ii) has the right to license, sublicense or assign, such Licensed Lockheed Martin Intellectual Property, in each case subject to any licenses and other rights granted by Lockheed Martin and its Subsidiaries in such Licensed Lockheed Martin Intellectual Property prior to the Closing Date;

(b) the use of such Licensed Lockheed Martin Intellectual Property in connection with the operation of Lockheed Martin’s ELV Business as heretofore conducted does not conflict with, infringe upon or violate the intellectual property rights of any other Persons, except to the extent that such conflict, infringement or violation has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business;

(c) Lockheed Martin (or an Affiliated Transferor) has the right to use all such Licensed Lockheed Martin Intellectual Property used by Lockheed Martin’s ELV Business and necessary for the continued operation of Lockheed Martin’s ELV Business in substantially the same manner as its operations have heretofore been conducted, except where the failure to have the right to use any such Licensed Lockheed Martin Intellectual Property has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business; and

(d) notwithstanding the provisions of this Section B.15, Lockheed Martin makes no representation or warranty, and no such representation or warranty shall be implied, that any of such Licensed Lockheed Martin Intellectual Property is valid or enforceable.

B.16 Taxes. Except as set forth in Schedule B.16 or as could not reasonably be expected to have a Material Adverse Effect on Lockheed Martin’s ELV Business, (i) all Tax Returns required to be filed on or before the Closing Date by Lockheed Martin and its Subsidiaries with any Tax Authority in respect of the Lockheed Martin Contributed Assets or the operations of Lockheed Martin’s ELV Business have been filed or shall be filed in accordance with all Applicable Laws and are in all material respects complete and accurate, and (ii) all Taxes due and owing by Lockheed Martin or any of its Subsidiaries that relate to the Lockheed Martin Contributed Assets or the operations of Lockheed Martin’s ELV Business have been paid; provided, however, that the foregoing representations and warranties are made only to the extent of Taxes that are or may become Liens (other than Permitted Liens) on the Lockheed Martin Contributed Assets. Lockheed Martin is not a party to any tax allocation or tax-sharing agreement with respect to Lockheed Martin’s ELV Business.

B.17 Employee Benefit Matters.

(a) To the knowledge of Lockheed Martin, Schedule B.17 lists each Lockheed Martin Employee Plan or material Benefit Arrangement that covers Lockheed Martin Business Employees.

(b) Except as set forth in Schedule B.17, with respect to Lockheed Martin’s ELV Business:

(i) since January 1, 2001, neither Lockheed Martin nor any member of its “Controlled Group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has contributed to or had any liability to a “multi-employer plan,” as defined in Section 3(37) of ERISA, that could reasonably be expected to have a Material Adverse Effect on Lockheed Martin’s ELV Business;

(ii) to the knowledge of Lockheed Martin, no fiduciary of any Lockheed Martin Employee Plan has engaged in a nonexempt “prohibited transaction” (as that term is defined in Section 4975 of the Code and Section 406 of ERISA) that could subject the Company to an excise tax imposed by Section 4975 of the Code;

(iii) no Lockheed Martin Employee Plan that is subject to Section 412 of the Code has incurred an “accumulated funding deficiency” within the meaning of Section 412 of the Code, whether or not waived;

(iv) to the knowledge of Lockheed Martin, each Lockheed Martin Employee Plan and Benefit Arrangement has been established and administered in all material respects in accordance with its terms and in compliance with Applicable Law, except where a failure to do so would not have a Material Adverse Effect on Lockheed Martin’s ELV Business;

(v) to the knowledge of Lockheed Martin, no Lockheed Martin Employee Plan subject to Title IV of ERISA has incurred any material liability under such title other than for the payment of premiums to the Pension Benefit Guaranty Corporation (“PBGC”), all of which to the knowledge of Lockheed Martin have been paid when due;

(vi) there have been no “reportable events” (as that term is defined in Section 4043 of ERISA and the regulations thereunder), other than reportable events arising directly from the Contemplated Transactions, that would present a risk that a Lockheed Martin Employee Plan would be terminated by the PBGC in a distress termination;

(vii) each Lockheed Martin Employee Plan intended to qualify under Section 401 of the Code has received a determination letter from the Internal Revenue Service that it is so qualified and, to the knowledge of Lockheed Martin, no event has occurred with respect to any such Employee Plan that could reasonably be expected to result in the loss of such qualification;

(viii) with respect to each Lockheed Martin Employee Plan listed in Schedule B.17, Lockheed Martin has made available to Boeing the most recent copy, if any (where available), of (1) the plan document; (2) the summary plan description; and (3) Form 5500; and

(ix) there are no actions, claims or investigations by a Governmental Authority pending or, to the knowledge of Lockheed Martin threatened, against any Lockheed Martin Employee Plan, Benefit Arrangement, or any administrator, fiduciary or sponsor thereof with respect to Lockheed Martin’s ELV Business, other than benefit claims arising in the normal course of operation of such Employee Plan or Benefit Arrangement and periodic audits by Governmental Authorities.

B.18 Government Contracts and Government Bids.

(a) Except (i) as set forth in Schedule B.18, (ii) as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business and (iii) for any Government Contract or a Bid that, if accepted, would result in a Government Contract (a “Government Bid”) containing classified information or requiring special security clearances for access, with respect to each Government Contract and each Government Bid to which Lockheed Martin or any of its Affiliated Transferors is a party with respect to Lockheed Martin’s ELV Business, (A) Lockheed Martin (or the applicable Affiliated Transferor) has complied with the terms and conditions of such Government Contract or Government Bid; (B) Lockheed Martin (or the Affiliated Transferor) has complied with all requirements of all Applicable Laws or agreements pertaining to such Government Contract or Government Bid; (C) all representations and certifications set forth in or pertaining to such Government Contract or Government Bid were complete and correct as of their effective date, and Lockheed Martin (or the applicable Affiliated Transferor) has complied in all material respects with all such representations and certifications; (D) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified Lockheed Martin (or the applicable Affiliated Transferor) in writing that Lockheed Martin (or the applicable Affiliated Transferor) has breached or violated any Applicable Law pertaining to such Government Contract or Government Bid; (E) no termination for convenience or termination for default has occurred since January 1, 1998, and no cure notice or show cause notice is currently in effect pertaining to such Government Contract or Government Bid; (F) no cost incurred by Lockheed Martin (or the applicable Affiliated Transferor) pertaining to such Government Contract or Government Bid is the subject of an investigation or has been disallowed by the U.S. Government since January 1, 1998; (G) no money due to Lockheed Martin (or the applicable Affiliated Transferor) pertaining to such Government Contract or Government Bid has been withheld or set off, and (H) each Government Contract is valid and subsisting.

(b) Except as set forth in Schedule B.18 and except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business, with respect to Lockheed Martin’s ELV Business: (i) to the knowledge of Lockheed Martin, none of Lockheed Martin’s respective employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority, or any audit or investigation by Lockheed Martin with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Bid, and (ii) during the last five years, Lockheed Martin has not conducted or initiated any internal investigation or, to Lockheed Martin’s knowledge, had reason to conduct, initiate or report any internal investigation, or made a voluntary disclosure to the U.S. Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(c) Except as set forth in Schedule B.18 and except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business, there exist no outstanding claims against Lockheed Martin or any of its Affiliated Transferors, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Government Bid referred to in Schedule B.18.

(d) Except as set forth in Schedule B.18 and except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Lockheed Martin’s ELV Business, all test and inspection results Lockheed Martin (or any Affiliated Transferor) has provided to the U.S. Government pursuant to any Government Contract or to any other Person pursuant to any such Government Contract or as a part of the delivery to the U.S. Government pursuant to any such Government Contract of any article designed, engineered or manufactured in Lockheed Martin’s ELV Business were complete and correct as of the date so provided. Except as set forth in Schedule B.18 and except as has not had, and could not reasonably be expected to have, a

Material Adverse Effect on Lockheed Martin’s ELV Business, Lockheed Martin (or an Affiliated Transferor) has provided all test and inspection results to the U.S. Government pursuant to any such Government Contract as required by Applicable Law and the terms of the applicable Government Contracts.

(e) Schedule B.18 contains a complete list of all Government Contracts (as to subcontracts, with an aggregate contract value in excess of $10,000,000) in force and effect as of the date of this Agreement relating to the ELV Business and to which Lockheed Martin or any of its Subsidiaries is a party.

B.19 Government-Furnished Property or Equipment. Schedule B.19 identifies, as of December 31, 2004, all personal property, equipment and fixtures loaned, bailed or otherwise furnished by or on behalf of the U.S. Government (“Government-Furnished Items”) to Lockheed Martin or any of its Subsidiaries that (i) relate to Lockheed Martin’s ELV Business, (ii) are being used in the conduct of Lockheed Martin’s ELV Business and (iii) are or should be in the possession of Lockheed Martin for use in Lockheed Martin’s ELV Business. Schedule B.19 identifies each Government Contract to which each such item of Government-Furnished Items relates. Lockheed Martin or its applicable Affiliated Transferor has complied in all material respects with all of its obligations relating to the Government-Furnished Items and, upon the return thereof to the U.S. Government in the condition thereof on the date hereof, would have no liability to the U.S. Government with respect thereto.

B.20 Backlog. Schedule B.20 sets forth, with respect to each “fixed price” and “cost plus” Government Contract of Lockheed Martin or any of its Subsidiaries relating to the ELV Business having unfilled backlog as of December 31, 2004 in excess of $10,000,000, the backlog of Lockheed Martin or its applicable Affiliated Transferor thereunder as of such date, the name of the customer and a brief description of the products and services to be provided. All of the Contracts constituting the backlog of Lockheed Martin or any of its Subsidiaries as it relates to Lockheed Martin’s ELV Business were entered into in the ordinary course of business and based upon assumptions believed by the management of Lockheed Martin’s ELV Business to be reasonable.

B.21 Labor and Employment Matters. Except as set forth in Schedule B.21, in connection with Lockheed Martin’s ELV Business: (i) neither Lockheed Martin nor any of its Affiliated Transferors is engaged in, nor since January 1, 2001, has engaged in, unfair labor practices, and there is no labor strike, dispute (other than routine individual grievances), slowdown or stoppage pending or threatened against or directly affecting Lockheed Martin’s ELV Business or the Lockheed Martin Contributed Assets, (ii) no union representation question or union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. §§ 151 et seq.) exists in respect of any employees of Lockheed Martin’s ELV Business, (iii) no collective bargaining agreement exists which is binding on Lockheed Martin or any of its Subsidiaries with respect to Lockheed Martin’s ELV Business and (iv) neither Lockheed Martin nor any of its Affiliated Transferors is delinquent in any material respect in payments to any of its current or former officers, directors, employees, consultants or agents of Lockheed Martin’s ELV Business for any wages, salaries, commissions or other direct compensation for an services performed by them or amounts required to be reimbursed to such officers, directors, employees, consultants or agents.

B.22 Product Warranties. Except as set forth in Schedule B.22, Lockheed Martin’s and its Subsidiaries’ Government Contracts set forth in Schedule B.18 and other customer Contracts set forth in Schedule B.10 contain all of the product warranties and guarantees extended by Lockheed Martin or any of its Subsidiaries currently in effect with respect to such Contracts. Except as set forth in Schedule B.22, there have not been any amendments to or deviations from such warranties and guarantees contained in such Contracts. Except as set forth on Schedule B.22, no written claims, or claims threatened in writing, exist against Lockheed Martin with respect to product warranties and guarantees on products or services provided in Lockheed Martin’s ELV Business.

B.23 Insurance. Schedule B.23 sets forth a complete and correct list of all material insurance policies (other than title insurance policies) currently in force with respect to Lockheed Martin or any of its Subsidiaries exclusively relating to Lockheed Martin’s ELV Business, including a description of whether such policies are “claims made” or “occurrence based” policies. Except as set forth in Schedule B.23, the policies of insurance described in Schedule B.23 are in full force and effect and are valid, outstanding and enforceable, all premiums due thereon have been paid in full, and Lockheed Martin or the applicable Affiliated Transferor has complied in all material respects with the provisions of all such policies. Except as set forth in Schedule B.23, no insurer under any such policy has cancelled or generally disclaimed liability under any of the policies listed in Schedule B.23 or indicated any intent to do so or not renew any such policy. Except as set forth in Schedule B.23, all claims in respect of Lockheed Martin’s ELV Business under any policies listed in Schedule B.23 have been filed in a timely fashion. Except as set forth in Schedule B.23, Lockheed Martin has in place, in respect of all ELV System launches under Contract as of the date of this Agreement, insurance in such amounts and of such types as is sufficient to provide the maximum liability limitation available under the CSLA, Public Law 85-804, the Space Act and launch licenses issued by the FAA, or otherwise required under the terms and conditions of any lease from the U.S. Government for a launch pad.

B.24 Clearances. Except to the extent prohibited by Applicable Law, Schedule B.24 sets forth with respect to the Lockheed Martin Contributed Assets or Lockheed Martin’s ELV Business, any and all facility security clearances held by Lockheed Martin and its Subsidiaries.

B.25 Foreign Corrupt Practices Act. Except as set forth in Schedule B.25, neither Lockheed Martin nor any of its Subsidiaries nor, to the knowledge of Lockheed Martin, any director, officer, agent, employee or other person associated with or acting on behalf of Lockheed Martin or any of its Subsidiaries, has with respect to Lockheed Martin’s ELV Business (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to another Person.

B.26 Export Control Laws. Except as set forth in Schedule B.26, with respect to Lockheed Martin’s ELV Business:

(a) Lockheed Martin and each of its Subsidiaries is in material compliance with all currently applicable U.S. Export and Import Laws. There are no claims, complaints, charges, investigations or proceedings pending or expected or, to the knowledge of Lockheed Martin, threatened between Lockheed Martin or any of its Subsidiaries and the U.S. Government under any U.S. Export and Import Laws.

(b) Lockheed Martin and each of its Subsidiaries is in material compliance with all currently applicable Foreign Export and Import Laws. There are no claims, complaints, charges, investigations or proceedings pending or expected or, to the knowledge of Lockheed Martin, threatened between Lockheed Martin or any of its Subsidiaries and a foreign government under any Foreign Export and Import Laws.

(c) Lockheed Martin and each of its Subsidiaries has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws, for the conduct of its current ELV Business.

(d) Lockheed Martin has made available to Boeing true and complete copies of all issued and pending import and export licenses, and all documentation required by, and necessary to evidence compliance with, all U.S. Export and Import Laws and all Foreign Export and Import Laws.

B.27 Disclosure and Internal Controls.

(a) Lockheed Martin and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Lockheed Martin and its Subsidiaries and to maintain accountability for Lockheed Martin’s and each of its Subsidiaries’ consolidated assets; (iii) access to the assets of Lockheed Martin and its Subsidiaries is permitted only in accordance with management’s authorization; (iv) the reporting of assets of Lockheed Martin and its Subsidiaries is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(b) Lockheed Martin and each of its Subsidiaries maintains disclosure controls and procedures required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; such controls and procedures are effective to ensure that all material information concerning Lockheed Martin and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Lockheed Martin’s filings with the Securities and Exchange Commission and other public disclosure documents.

B.28 Galex. Neither Lockheed Martin nor any of its Affiliates is obligated, pursuant to any securities, options, warrants, calls, demands, contracts or other rights or otherwise, now or in the future, contingently or otherwise, to deliver, sell, purchase or redeem any shares of capital stock of Galex to or from any Person. Without limiting the foregoing, neither Lockheed Martin nor any of its Affiliates has any liability or obligation to invest any capital in Galex (other than the initial investment in the Contributed Galex Shares), make loans to Galex, guaranty any debt of Galex or undertake any form of financial support of Galex.

B.29 Undisclosed Contracts. Except as set forth on Schedule B.29:

(a) No undisclosed portions of the Government Contracts constituting Undisclosed Contracts of Lockheed Martin (i) involve the performance of work by Lockheed Martin’s ELV Business of a materially different nature than work currently performed by Lockheed Martin’s ELV Business pursuant to Government Contracts to which Boeing has been provided access prior to the date of this Agreement, (ii) have terms which would result in total contract costs determined in accordance with GAAP indicating a loss (except that costs shall be based on the average costs of Lockheed Martin’s ELV Business for the applicable accounting year), (iii) include expressly unallowable termination costs, or (iv) contain any material terms that are not consistent with industry practice.

(b) No undisclosed portions of the Galex Contract constituting an Undisclosed Contract of Lockheed Martin (i) impose any material unindemnified or uninsured liability on Lockheed Martin’s ELV Business that is not substantially similar in nature and scope to the liabilities under the portions of the Galex Contract or other Contracts to which Boeing has been provided access prior to the date of this Agreement, (ii) involve potential risks to Lockheed Martin’s ELV Business that are not comparable in nature and scope to the risks specified in the portions of the Galex Contract or other Contracts to which Boeing has been provided access prior to the date of this Agreement, (iii) involve the performance of work by Lockheed Martin’s ELV Business of a materially different nature than work currently performed by Lockheed Martin’s ELV Business pursuant to the portions of the Galex Contract or other Contracts to which Boeing has been provided access prior to the date of this Agreement; (iv) have terms which would result in total contract costs determined in accordance with GAAP indicating a loss (except that costs shall be based on the average costs of Lockheed Martin’s ELV Business for the applicable accounting year) or (v) contain any material terms that are not consistent with industry practice.

(c) No undisclosed portions of the Contracts (other than Government Contracts and the Galex Contract) constituting Undisclosed Contracts of Lockheed Martin (i) involve the performance of work by Lockheed Martin’s ELV Business of a materially different nature than work currently performed by Lockheed Martin’s ELV Business pursuant to Contracts (other than Government Contracts and the Galex Contract) to which Boeing has been provided access prior to the date of this Agreement, (ii) have terms which would result in total contract costs determined in accordance with GAAP indicating a loss (except that costs shall be based on the average costs of Lockheed Martin’s ELV Business for the applicable accounting year), (iii) contain any material terms that are not consistent with industry practice or (iv) require Lockheed Martin’s ELV Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods used in the manufacture of ELV Systems in excess of the current requirements of Lockheed Martin’s ELV Business under existing Contracts.

EXHIBIT C

REPRESENTATIONS AND WARRANTIES OF BOEING

Boeing hereby represents and warrants to Lockheed Martin and the Company, as of the date of this Agreement and as of the Closing Date, that:

C.01 Corporate Existence and Power. Each of Boeing and each of its Affiliated Transferors is a corporation duly incorporated, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and has all corporate power and authority required to carry on Boeing’s ELV Business as now conducted. Each of Boeing and each of its Affiliated Transferors is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on Boeing’s ELV Business as now conducted, except where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business.

C.02 Corporate Authorization. The execution, delivery and performance by Boeing and its Subsidiaries of the Transaction Documents to which Boeing or any of its Subsidiaries is a party and the consummation by Boeing and its Subsidiaries of the Contemplated Transactions are within Boeing’s and its Subsidiaries’ respective corporate powers and have been (or in respect to Boeing’s Subsidiaries, as of Closing shall have been) duly authorized by all necessary corporate action on Boeing’s and its Subsidiaries’ respective parts. This Agreement constitutes and each of the other Transaction Documents to which Boeing or any of its Subsidiaries is a party constitutes or shall constitute at Closing a legal, valid and binding agreement of Boeing or its applicable Subsidiary, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

C.03 Governmental Authorization. The execution, delivery and performance by Boeing and each of its Subsidiaries of the Transaction Documents to which Boeing or any of its Subsidiaries is a party require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:

(a) compliance with any applicable requirements of the Antitrust Laws;

(b) the actions, consents, approvals, permits or filings set forth in Schedule C.03 or otherwise expressly referred to in this Agreement; and

(c) such other consents, approvals, authorizations, permits and filings the failure to obtain or make of which would not have, individually or in the aggregate, a Material Adverse Effect on Boeing’s ELV Business.

C.04 Non-Contravention. Except as set forth in Schedule C.04, the execution, delivery and performance of the Transaction Documents by Boeing and its Subsidiaries do not and shall not (i)(A) contravene or conflict with the charter, bylaws or other organizational documents of Boeing or any of its Subsidiaries, (B) assuming compliance with the matters referred to in Section C.03, contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon Boeing or any of its Subsidiaries that is applicable to Boeing’s ELV Business, or (C) assuming compliance with the matters referred to in Section C.03, constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit relating primarily to Boeing’s ELV Business to which Boeing or any of its Affiliated Transferors is entitled under, any Contract binding upon Boeing or any of its Affiliated Transferors and relating primarily to Boeing’s ELV Business or by which any of the Boeing Contributed Assets is or may be bound (including any Contract included in the Boeing Contributed Assets) or any license, franchise, permit or similar authorization held by Boeing or any of its Affiliated Transferors relating primarily to Boeing’s ELV Business except, in the case of clauses (B) and (C), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that could not reasonably be expected to have a Material Adverse Effect on Boeing’s ELV Business or (ii) result in the creation or imposition of any Lien on any Boeing Contributed Asset, other than Permitted Liens.

C.05 Opening Statement. Except as set forth in the Notes thereto, the Boeing Opening Statement presents fairly, in all material respects, the Net Assets of Boeing’s ELV Business as of December 31, 2004, in conformity with Boeing’s historical practices and procedures applied on a basis consistent in all material respects with the manner in which Boeing’s ELV Business reported its financial position for inclusion in the audited consolidated financial statements of Boeing as of that date. Except as set forth in Schedule C.05, the Boeing Opening Statement reflects the Boeing Contributed Assets and the Boeing Assumed Liabilities to the extent the same are contemplated to be presented in accordance with the Notes thereto, and the Boeing Opening Statement does not reflect any Boeing Excluded Assets or Boeing Excluded Liabilities.

C.06 Absence of Certain Changes. Except as set forth in Schedule C.06, from December 31, 2004 to the date of this Agreement, Boeing has conducted its ELV Business in all material respects in accordance with the historical and customary operating practices relating to the conduct of such ELV Business and there has not been:

(a) any event or occurrence that has had a Material Adverse Effect on Boeing’s ELV Business, other than events or occurrences resulting from changes, whether actual or prospective, in general conditions applicable to the industries in which Boeing’s ELV Business is involved or general economic conditions;

(b) any damage, destruction or other casualty loss affecting Boeing’s ELV Business or any assets that would constitute Boeing Contributed Assets if owned, held or used by Boeing or any of its Affiliated Transferors on the Closing Date that has had a Material Adverse Effect on Boeing’s ELV Business;

(c) (i) any transaction or commitment made, or any Contract entered into, by Boeing or any of its Affiliated Transferors relating primarily to Boeing’s ELV Business or to any assets that would constitute Boeing Contributed Assets if owned, held or used by Boeing or any of its

Affiliated Transferors on the Closing Date (including the acquisition or disposition of any assets), or (ii) any termination or amendment by Boeing or any of its Affiliated Transferors of any Contract or other right that would constitute Boeing Contributed Assets if owned, held or used by Boeing or any of its Affiliated Transferors on the Closing Date, in either case that is material to Boeing’s ELV Business taken as a whole, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement;

(d) any transaction or commitment made, or any Contract entered into, by Boeing or any of its Affiliated Transferors requiring Boeing’s ELV Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods used in the manufacture of ELV Systems in excess of requirements under applicable customer Contracts or otherwise guaranteeing any of the foregoing;

(e) any sale or other disposition of more than an aggregate of $5,000,000 of assets (other than any sale made in the ordinary course of business) that would constitute Boeing Contributed Assets if owned, held or used by Boeing or any of its Subsidiaries on the Closing Date;

(f) any increase in the compensation of any current employee of Boeing’s ELV Business at a level of director or above, other than compensation increases or bonus awards in the ordinary course of business or nondiscretionary increases pursuant to Employee Plans or Benefit Arrangements disclosed in Schedule C.17 or referenced in Exhibit E; or

(g) any cancellation, compromise, waiver or release by Boeing or any of its Subsidiaries of any claim or right (or a series of related claims or rights) related to Boeing Contributed Assets or assets of Boeing that would constitute Boeing Contributed Assets if owned, held or used by Boeing or any of its Affiliated Transferors on the Closing Date, other than cancellations, compromises, waivers or releases in the ordinary course of business.

C.07 Sufficiency of and Title to the Contributed Assets.

(a) Except as set forth in Schedule C.07, the Boeing Contributed Assets, together with the services to be provided to the Company by Boeing pursuant to the Transition Services Agreement (Boeing), the Licensed Boeing Intellectual Property to be licensed pursuant to the Transaction Documents and the leases and subleases contemplated in the Transaction Documents, constitute, and on the Closing Date shall constitute, all of the assets and services that are necessary to permit the operation of Boeing’s ELV Business in substantially the same manner as such operations have heretofore been conducted.

(b) Except as set forth in Schedule C.07, subject to the receipt of any consents or approvals of any other Person, upon consummation of the Contemplated Transactions, the Company shall have acquired good and marketable title in and to, or a valid leasehold interest in or a valid license to use, each of the Boeing Contributed Assets, free and clear of all Liens, except for Permitted Liens. Except as set forth in Schedule C.07, all tangible property and assets included in the Boeing Contributed Assets are in good operating condition (normal wear and tear excepted), and normal maintenance and repair on such tangible property and assets has not been deferred.

(c) Schedule C.07 includes a true and complete list of all real property owned by Boeing and its Subsidiaries that is used primarily in Boeing’s ELV Business (collectively, the “Boeing Owned Real Property”). Schedule C.07 sets forth the address of each parcel of Boeing Owned Real Property and the owner of such Boeing Owned Real Property.

(d) Schedule C.07 includes a true and complete list of all agreements (together with any amendments thereof) pursuant to which Boeing and its Subsidiaries lease, sublease or otherwise occupy (whether as landlord, tenant, subtenant or other occupancy arrangement) any real property that is used primarily in Boeing’s ELV Business (collectively, the “Boeing Leased Real Property”). Schedule C.07 sets forth the address of each parcel of Boeing Leased Real Property and the owner of the leasehold, subleasehold or occupancy interest for each parcel of Boeing Leased Real Property.

C.08 No Undisclosed Liabilities. There are no liabilities of Boeing or any of its Affiliated Transferors relating to Boeing’s ELV Business that constitute Boeing Assumed Liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities disclosed (or provided for) in the Boeing Opening Statement and liabilities for matters taken into account in the determination of the Boeing Adjusted Net Working Capital Amount;

(b) liabilities (i) disclosed in Schedule C.08, (ii) related to any Contract disclosed in Boeing’s Disclosure Schedules or (iii) related to any Boeing Employee Plan or Benefit Arrangements identified in Exhibit E or disclosed in Schedule C.17;

(c) liabilities incurred in the ordinary course of business since December 31, 2004;

(d) contingent liabilities not required to be accrued for or reserved against in accordance with GAAP or the accounting principles, policies, practices, methods and procedures utilized in the preparation of Boeing’s Opening Statement, as disclosed in the Notes to Boeing’s Opening Statement;

(e) with respect to the bring down of this representation and warranty as of the Closing Date, liabilities not required to be accrued for or reserved against in accordance with GAAP or the accounting principles, policies, practices, methods and procedures utilized in the preparation of Boeing’s Opening Statement, as disclosed in the Notes to Boeing’s Opening Statement; and

(f) liabilities in addition to those referenced in the foregoing clauses (a) through (e), that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Boeing’s ELV Business.

C.09 Litigation. Except as set forth in Schedule C.09 or reserved against or referred to in the Boeing Opening Statement and except for matters arising under or related to Environmental Laws, there is no action, suit, investigation or proceeding pending, or to the knowledge of Boeing, threatened against or affecting, Boeing’s ELV Business or any Boeing Contributed Asset before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on Boeing’s ELV Business.

C.10 Material Contracts.

(a) Except as set forth in Schedule C.10 and except for Contracts that do not constitute Boeing Contributed Assets or Boeing Assumed Liabilities, Boeing and its Subsidiaries, with respect to Boeing’s ELV Business, are not parties to or otherwise bound by or subject to:

(i) any written employment, severance, consulting or sales representative Contract that contains an obligation (excluding commissions) to pay more than $50,000 per year, any collective bargaining agreement or other agreement with a labor union or any other agreement that contains an obligation either to employ a specified number of employees or to make a payment to any other Person in lieu thereof;

(ii) any Contract containing any covenant limiting the freedom of Boeing or any of its Subsidiaries, in respect of Boeing’s ELV Business or the operations of Boeing’s ELV Business, to compete with any Person in any geographic area in any material respect if such Contract will be binding on the Company after the Closing;

(iii) any Contract requiring Boeing’s ELV Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods used in the manufacture of ELV Systems in excess of requirements under applicable customer Contracts or otherwise guaranteeing any of the foregoing;

(iv) any Contract in effect on the date of this Agreement relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise that relates to Boeing’s ELV Business other than in the ordinary course of business;

(v) any Financial Support Arrangements;

(vi) any indebtedness for borrowed money of Boeing’s ELV Business that would constitute a Boeing Assumed Liability if in existence on the Closing Date, with a principal amount in excess of $100,000;

(vii) any Contract (it being understood that for purposes of this representation, a purchase order issued under an existing master agreement will not constitute a separate Contract) with a supplier, vendor, or subcontractor with an aggregate contract value in excess of $10,000,000;

(viii) any teaming agreement or partnership, joint venture or similar agreement; or

(ix) any Contract with a foreign Governmental Authority.

(b) Schedule C.10 sets forth any Contract (other than a Government Contract) with a customer to which Boeing or any of its Subsidiaries is a party or otherwise bound for the provision of Launch Services using ELV Systems with an aggregate contract value in excess of $50,000,000.

(c) Except as disclosed in Schedule C.10, each Contract disclosed in Schedule C.10 or Schedule C.07 is in full force and effect and constitutes a legal, valid and binding obligation of Boeing (or the applicable Affiliated Transferor) enforceable against Boeing (or the applicable Affiliated Transferor) in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and Boeing (or the applicable Affiliated Transferor) is not in default and has not failed to perform any obligation thereunder, and, to the knowledge of Boeing, there does not exist any event, condition or omission that would constitute a breach or default (whether by lapse of time or notice or both) by any other Person, except for any such default, failure or breach as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business.

C.11 Licenses and Permits. To the knowledge of Boeing, except as set forth in Schedule C.11, Boeing (or the appropriate Affiliated Transferor) has all licenses, franchises, permits and other similar authorizations affecting, or relating in any way to, Boeing’s ELV Business required by Applicable Law (other than Environmental Laws) to be obtained by Boeing (or the appropriate Affiliated Transferor) to permit Boeing to conduct Boeing’s ELV Business in substantially the same manner as Boeing’s ELV Business has heretofore been conducted, except where the failure to have such licenses, franchises, permits and similar authorizations has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business.

C.12 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Boeing or any of its Affiliated Transferors who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Contemplated Transactions.

C.13 Environmental Compliance.

(a) Except as disclosed in Schedule C.13, to the knowledge of Boeing, Boeing’s ELV Business is and has been in material compliance with all applicable Environmental Laws, and has obtained all Environmental Permits, except where the failure to be in compliance or to have obtained all Environmental Permits has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business. Except as set forth in Schedule C.13 and except as reserved against or referred to in the Boeing Opening Statement, to the knowledge of Boeing, (i) Boeing’s ELV Business is and has been in material compliance with the terms and conditions under which Environmental Permits were issued or granted, (ii) Boeing and its Subsidiaries hold all permits required by Environmental Laws that are appropriate to conduct Boeing’s ELV Business as presently conducted in all material respects and to operate the Boeing Contributed Assets in all material respects as they are presently operated; (iii) no suspension, cancellation or termination of any permit referred to in clause (ii) is pending or threatened; (iv)

Boeing has not received written notice of any material Environmental Claim relating to or affecting Boeing’s ELV Business or the Boeing Contributed Assets, and there is no such threatened Environmental Claim; and (v) Boeing, in connection with its ELV Business or the Boeing Contributed Assets, has not entered into, agreed in writing to, and is not subject to any judgment, decree order or other similar requirement of any Governmental Authority under any Environmental Laws, except in the case of clauses (i) through (v) where such failure or other circumstances has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business.

(b) Notwithstanding any other provision of this Exhibit C, this Section C.13 sets forth the sole and exclusive representations and warranties governing matters arising under or relating to Environmental Laws, and no other representations or warranties shall be deemed to address or cover any matter arising under or relating to any Environmental Laws.

C.14 Compliance with Laws. Except as set forth in Schedule C.14, for matters arising under or related to Environmental Laws, and for violations or infringements that have not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business, to the knowledge of Boeing, the operation of Boeing’s ELV Business and condition of the Boeing Contributed Assets have not violated or infringed, and do not violate or infringe, in any respect any Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

C.15 Intellectual Property. With respect to the Licensed Boeing Intellectual Property to be licensed by Boeing to the Company in connection with the Contemplated Transactions, except as set forth in Schedule C.15, to the knowledge of Boeing:

(a) Boeing (or an Affiliated Transferor) either (i) owns, free and clear of all Liens other than Permitted Liens, all right, title and interest in, or (ii) has the right to license, sublicense, or assign, such Licensed Boeing Intellectual Property, in each case subject to any licenses and other rights granted by Boeing and its Subsidiaries in such Licensed Boeing Intellectual Property prior to the Closing Date;

(b) the use of such Licensed Boeing Intellectual Property in connection with the operation of Boeing’s ELV Business as heretofore conducted does not conflict with, infringe upon or violate the intellectual property rights of any other Persons, except to the extent that such conflict, infringement or violation has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business;

(c) Boeing (or an Affiliated Transferor) has the right to use all such Licensed Boeing Intellectual Property used by Boeing’s ELV Business and necessary for the continued operation of Boeing’s ELV Business in substantially the same manner as its operations have heretofore been conducted, except where the failure to have the right to use any such Licensed Boeing Intellectual Property has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business; and

(d) notwithstanding the provisions of this Section C.15, Boeing makes no representation or warranty, and no such representation or warranty shall be implied, that any of such Licensed Boeing Intellectual Property is valid or enforceable.

C.16 Taxes. Except as set forth in Schedule C.16 or as could not reasonably be expected to have a Material Adverse Effect on Boeing’s ELV Business, (i) all Tax Returns required to be filed on or before the Closing Date by Boeing and its Subsidiaries with any Tax Authority in respect of the Boeing Contributed Assets or the operations of Boeing’s ELV Business have been filed or shall be filed in accordance with all Applicable Laws and are in all material respects complete and accurate, and (ii) all Taxes due and owing by Boeing or any of its Subsidiaries that relate to the Boeing Contributed Assets or the operations of Boeing’s ELV Business have been paid; provided, however, that the foregoing representations and warranties are made only to the extent of Taxes that are or may become Liens (other than Permitted Liens) on the Boeing Contributed Assets. Boeing is not a party to any tax allocation or tax-sharing agreement with respect to Boeing’s ELV Business.

C.17 Employee Benefit Matters.

(a) To the knowledge of Boeing, Schedule C.17 lists each Boeing Employee Plan or material Benefit Arrangement that covers Boeing Business Employees.

(b) Except as set forth in Schedule C.17, with respect to Boeing’s ELV Business:

(i) since January 1, 2001, neither Boeing nor any member of its “Controlled Group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has contributed to or had any liability to a “multi-employer plan,” as defined in Section 3(37) of ERISA, that could reasonably be expected to have a Material Adverse Effect on Boeing’s ELV Business;

(ii) to the knowledge of Boeing, no fiduciary of any Boeing Employee Plan has engaged in a nonexempt “prohibited transaction” (as that term is defined in Section 4975 of the Code and Section 406 of ERISA) that could subject the Company to an excise tax imposed by Section 4975 of the Code;

(iii) no Boeing Employee Plan that is subject to Section 412 of the Code has incurred an “accumulated funding deficiency” within the meaning of Section 412 of the Code, whether or not waived;

(iv) to the knowledge of Boeing, each Boeing Employee Plan and Benefit Arrangement has been established and administered in all material respects in accordance with its terms and in compliance with Applicable Law, except where a failure to do so would not have a Material Adverse Effect on Boeing’s ELV Business;

(v) to the knowledge of Boeing, no Boeing Employee Plan subject to Title IV of ERISA has incurred any material liability under such title other than for the payment of premiums to the PBGC, all of which to the knowledge of Boeing have been paid when due;

(vi) there have been no “reportable events” (as that term is defined in Section 4043 of ERISA and the regulations thereunder), other than reportable events arising directly from the Contemplated Transactions, that would present a risk that a Boeing Employee Plan would be terminated by the PBGC in a distress termination;

(vii) each Boeing Employee Plan intended to qualify under Section 401 of the Code has received a determination letter from the Internal Revenue Service that it is so qualified and, to the knowledge of Boeing, no event has occurred with respect to any such Employee Plan that could reasonably be expected to result in the loss of such qualification;

(viii) with respect to each Boeing Employee Plan listed in Schedule C.17, Boeing has made available to Lockheed Martin the most recent copy, if any (where available), of (1) the plan document; (2) the summary plan description; and (3) Form 5500; and

(ix) there are no actions, claims or investigations by a Governmental Authority pending or, to the knowledge of Boeing threatened, against any Boeing Employee Plan, Benefit Arrangement, or any administrator, fiduciary or sponsor thereof with respect to Boeing’s ELV Business, other than benefit claims arising in the normal course of operation of such Employee Plan or Benefit Arrangement and periodic audits by Governmental Authorities.

C.18 Government Contracts and Government Bids.

(a) Except (i) as set forth in Schedule C.18, (ii) as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business and (iii) for any Government Contract or Government Bid containing classified information or requiring special security clearances for access, with respect to each Government Contract and each Government Bid to which Boeing or any of its Affiliated Transferors is a party with respect to Boeing’s ELV Business, (A) Boeing (or the applicable Affiliated Transferor) has complied with the terms and conditions of such Government Contract or Government Bid; (B) Boeing (or the Affiliated Transferor) has complied with all requirements of all Applicable Laws or agreements pertaining to such Government Contract or Government Bid; (C) all representations and certifications set forth in or pertaining to such Government Contract or Government Bid were complete and correct as of their effective date, and Boeing (or the applicable Affiliated Transferor) has complied in all material respects with all such representations and certifications; (D) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified Boeing (or the applicable Affiliated Transferor) in writing that Boeing (or the applicable Affiliated Transferor) has breached or violated any Applicable Law pertaining to such Government Contract or Government Bid; (E) no termination for convenience or termination for default has occurred since January 1, 1998, and no cure notice or show cause notice is currently in effect pertaining to such Government Contract or Government Bid; (F) no cost incurred by Boeing (or the applicable Affiliated Transferor) pertaining to such Government Contract or Government Bid is the subject of an investigation or has been disallowed by the U.S. Government since January 1, 1998; (G) no money due to Boeing (or the applicable Affiliated Transferor) pertaining to such Government Contract or Government Bid has been withheld or set off, and (H) each Government Contract is valid and subsisting.

(b) Except as set forth in Schedule C.18 and except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business, with respect to Boeing’s ELV Business: (i) to the knowledge of Boeing, none of Boeing’s respective employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority, or any audit or investigation by Boeing with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Bid, and (ii) during the last five years, Boeing has not conducted or initiated any internal investigation or, to Boeing’s knowledge, had reason to conduct, initiate or report any internal investigation, or made a voluntary disclosure to the U.S. Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(c) Except as set forth in Schedule C.18 and except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business, there exist no outstanding claims against Boeing or any of its Affiliated Transferors, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Government Bid referred to in Schedule C.18.

(d) Except as set forth in Schedule C.18 and except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business, all test and inspection results Boeing (or any Affiliated Transferor) has provided to the U.S. Government pursuant to any Government Contract or to any other Person pursuant to any such Government Contract or as a part of the delivery to the U.S. Government pursuant to any such Government Contract of any article designed, engineered or manufactured in Boeing’s ELV Business were complete and correct as of the date so provided. Except as set forth in Schedule C.18 and except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Boeing’s ELV Business, Boeing (or an Affiliated Transferor) has provided all test and inspection results to the U.S. Government pursuant to any such Government Contract as required by Applicable Law and the terms of the applicable Government Contracts.

(e) Schedule C.18 contains a complete list of all Government Contracts (as to subcontracts, with an aggregate contract value in excess of $10,000,000) in force and effect as of the date of this Agreement relating to the ELV Business and to which Boeing or any of its Subsidiaries is a party.

C.19 Government-Furnished Property or Equipment. Schedule C.19 identifies, as of December 31, 2004, all Government-Furnished Items to Boeing or any of its Subsidiaries that (i) relate to Boeing’s ELV Business, (ii) are being used in the conduct of Boeing’s ELV Business and (iii) are or should be in the possession of Boeing for use in Boeing’s ELV Business. Schedule C.19 identifies each Government Contract to which each such item of Government-Furnished Items relates. Boeing or its applicable Affiliated Transferor has complied in all material respects with all of its obligations relating to the Government-Furnished Items and, upon the return thereof to the U.S. Government in the condition thereof on the date hereof, would have no liability to the U.S. Government with respect thereto.

C.20 Backlog. Schedule C.20 sets forth, with respect to each “fixed price” and “cost plus” Government Contract of Boeing or any of its Subsidiaries relating to the ELV Business having unfilled backlog as of December 31, 2004 in excess of $10,000,000, the backlog of Boeing or its applicable Affiliated Transferor thereunder as of such date, the name of the customer and a brief description of the products and services to be provided. All of the Contracts constituting the backlog of Boeing or any of its Subsidiaries as it relates to Boeing’s ELV Business were entered into in the ordinary course of business and based upon assumptions believed by the management of Boeing’s ELV Business to be reasonable.

C.21 Labor and Employment Matters. Except as set forth in Schedule C.21, in connection with Boeing’s ELV Business: (i) neither Boeing nor any of its Affiliated Transferors is engaged in, nor since January 1, 2001, has engaged in, unfair labor practices, and there is no labor strike, dispute (other than routine individual grievances), slowdown or stoppage pending or threatened against or directly affecting Boeing’s ELV Business or the Boeing Contributed Assets, (ii) no union representation question or union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. §§ 151 et seq.) exists in respect of any employees of Boeing’s ELV Business, (iii) no collective bargaining agreement exists which is binding on Boeing or any of its Subsidiaries with respect to Boeing’s ELV Business and (iv) neither Boeing nor any of its Affiliated Transferors is delinquent in any material respect in payments to any of its current or former officers, directors, employees, consultants or agents of Boeing’s ELV Business for any wages, salaries, commissions or other direct compensation for an services performed by them or amounts required to be reimbursed to such officers, directors, employees, consultants or agents.

C.22 Product Warranties. Except as set forth in Schedule C.22, Boeing’s and its Subsidiaries’ Government Contracts set forth in Schedule C.18 and other customer Contracts set forth in Schedule C.10 contain all of the product warranties and guarantees extended by Boeing or any of its Subsidiaries currently in effect with respect to such Contracts. Except as set forth in Schedule C.22, there have not been any amendments to or deviations from such warranties and guarantees contained in such Contracts. Except as set forth on Schedule C.22, no written claims, or claims threatened in writing, exist against Boeing with respect to product warranties and guarantees on products or services provided in Boeing’s ELV Business.

C.23 Insurance. Schedule C.23 sets forth a complete and correct list of all material insurance policies (other than title insurance policies) currently in force with respect to Boeing or any of its Subsidiaries exclusively relating to Boeing’s ELV Business, including a description of whether such policies are “claims made” or “occurrence based” policies. Except as set forth in Schedule C.23, the policies of insurance described in Schedule C.23 are in full force and effect and are valid, outstanding and enforceable, all premiums due thereon have been paid in full, and Boeing or the applicable Affiliated Transferor has complied in all material respects with the provisions of all such policies. Except as set forth in Schedule C.23, no insurer under any such policy has cancelled or generally disclaimed liability under any of the policies listed in Schedule C.23 or indicated any intent to do so or not renew any such policy. Except as set forth in Schedule C.23, all claims in respect of Boeing’s ELV Business under any policies listed in Schedule C.23 have been filed in a timely fashion. Except as set forth in Schedule C.23, Boeing has in place, in respect of all ELV System launches under Contract as of the date of this Agreement, insurance in such amounts and of such types as is sufficient to provide the maximum liability limitation available under the CSLA, Public Law 85-804, the Space Act and launch licenses issued by the FAA, or otherwise required under the terms and conditions of any lease from the U.S. Government for a launch pad.

C.24 Clearances. Except to the extent prohibited by Applicable Law, Schedule C.24 sets forth with respect to the Boeing Contributed Assets or Boeing’s ELV Business, any and all facility security clearances held by Boeing and its Subsidiaries.

C.25 Foreign Corrupt Practices Act. Except as set forth in Schedule C.25, neither Boeing nor any of its Subsidiaries nor, to the knowledge of Boeing, any director, officer, agent, employee or other person associated with or acting on behalf of Boeing or any of its Subsidiaries, has with respect to Boeing’s ELV Business (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to another Person.

C.26 Export Control Laws. Except as set forth in Schedule C.26, with respect to Boeing’s ELV Business:

(a) Boeing and each of its Subsidiaries is in material compliance with all currently applicable U.S. Export and Import Laws. There are no claims, complaints, charges, investigations or proceedings pending or expected or, to the knowledge of Boeing, threatened between Boeing or any of its Subsidiaries and the U.S. Government under any U.S. Export and Import Laws.

(b) Boeing and each of its Subsidiaries is in material compliance with all currently applicable Foreign Export and Import Laws. There are no claims, complaints, charges, investigations or proceedings pending or expected or, to the knowledge of Boeing, threatened between Boeing or any of its Subsidiaries and a foreign government under any Foreign Export and Import Laws.

(c) Boeing and each of its Subsidiaries has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws, for the conduct of its current ELV Business.

(d) Boeing has made available to Lockheed Martin true and complete copies of all issued and pending import and export licenses, and all documentation required by, and necessary to evidence compliance with, all U.S. Export and Import Laws and all Foreign Export and Import Laws.

C.27 Disclosure and Internal Controls.

(a) Boeing and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Boeing and its Subsidiaries and to maintain accountability for Boeing’s and each of its Subsidiaries’ consolidated assets; (iii) access to the assets of Boeing and its Subsidiaries is permitted only in accordance with management’s authorization; (iv) the reporting of assets of Boeing and its Subsidiaries is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(b) Boeing and each of its Subsidiaries maintains disclosure controls and procedures required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; such controls and procedures are effective to ensure that all material information concerning Boeing and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Boeing’s filings with the Securities and Exchange Commission and other public disclosure documents.

C.28 Undisclosed Contracts. Except as set forth on Schedule C.28:

(a) No undisclosed portions of the Government Contracts constituting Undisclosed Contracts of Boeing (i) impose any material unindemnified or uninsured liability on Boeing’s ELV Business that is not substantially similar in nature and scope to the liabilities under Government Contracts to which Lockheed Martin has been provided access prior to the date of this Agreement, (ii) involve potential risks to Boeing’s ELV Business that are not comparable in nature and scope to the risks specified in the Government Contacts to which Lockheed Martin has been provided access prior to the date of this Agreement, (iii) involve the performance of work by Boeing’s ELV Business of a materially different nature than work currently performed by Boeing’s ELV Business pursuant to Government Contracts to which Lockheed Martin has been provided access prior to the date of this Agreement, (iv) have terms which would result in total contract costs determined in accordance with GAAP indicating a loss (except that costs shall be based on the average costs of Boeing’s ELV Business for the applicable accounting year), (v) include expressly unallowable termination costs, or (vi) contain any material terms that are not consistent with industry practice.

(b) No undisclosed portions of the Contracts (other than Government Contracts) constituting Undisclosed Contracts of Boeing (i) impose any material unindemnified or uninsured liability on Boeing’s ELV Business that is not substantially similar in nature and scope to the liabilities under Contracts (other than Government Contracts) to which Lockheed Martin has been provided access prior to the date of this Agreement, (ii) involve potential risks to Boeing’s ELV Business that are not comparable in nature and scope to the risks specified in the Contracts (other than Government Contracts) to which Lockheed Martin has been provided access prior to the date of this Agreement, (iii) involve the performance of work by Boeing’s ELV Business of a materially different nature than work currently performed by Boeing’s ELV Business pursuant to Contracts (other than Government Contracts) to which Lockheed Martin has been provided access prior to the date of this Agreement, (iv) have terms which would result in total contract costs determined in accordance with GAAP indicating a loss (except that costs shall be based on the average costs of Boeing’s ELV Business for the applicable accounting year), (v) contain any material terms that are not consistent with industry practice or (vi) require Boeing’s ELV Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods used in the manufacture of ELV Systems in excess of the current requirements of Boeing’s ELV Business under existing Contracts.

EXHIBIT D

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Lockheed Martin and Boeing, as of the date of its formation and as of the Closing Date, that:

D.01 Corporate Existence and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority required to carry on the ELV Business as conducted by the Members as of the Closing Date. As of the Closing Date, the Company will be duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by the ELV Business or the nature of the activities of the ELV Business make such qualification necessary to carry on the ELV Business as conducted by the Members as of the Closing Date, except where the failure to be so qualified has not had, and could not reasonably be expected to have, a Material Adverse Effect on the ELV Business.

D.02 Corporate Authorization. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the Contemplated Transactions are within the Company’s limited liability company powers and as of Closing shall have been duly authorized by all necessary limited liability company action on the Company’s part. Each of the Transaction Documents to which the Company is a party constitutes or shall constitute at Closing a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

D.03 Governmental Authorization. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:

(a) compliance with any applicable requirements of the HSR Act;

(b) the actions, consents, approvals, permits or filings set forth in Schedule D.03 or otherwise expressly referred to in this Agreement; and

(c) such other consents, approvals, authorizations, permits and filings the failure to obtain or make of which would not have, in the aggregate, a Material Adverse Effect on the ELV Business.

D.04 Non-Contravention. Except as set forth in Schedule D.04, the execution, delivery and performance of the Transaction Documents by the Company do not and shall not (i)(A) contravene or conflict with the Certificate of Formation or Operating Agreement of the Company, (B) assuming compliance with the matters referred to in Section D.03, contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon the Company, or (C) assuming compliance with the matters referred to in Section D.03, constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company is entitled except, in the case of clauses (B) and (C), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that could not reasonably be expected to have a Material Adverse Effect on the Company or (ii) result in the creation or imposition of any Lien on any asset of the Company, including the Contributed Assets, other than Permitted Liens.

D.05 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Members or any of their Affiliates upon consummation of the Contemplated Transactions.

D.06 Security Clearances; ITAR Registration.

(a) As of Closing, the Company will control facilities classified for U.S. Government security purposes as high as the level of top secret and employ individuals holding U.S. Government security clearances as high as the level of top secret.

(b) As of Closing, the Company will be registered with the Directorate of Defense Trade Controls, U.S. Department of State (“DDTC”) as an entity that engages in the United States in the business of either manufacturing or exporting “defense articles” or furnishing “defense services,” as those terms are defined in the International Traffic in Arms Regulations (“ITAR”), and will hold such registration with DDTC as a “U.S. Person” and not as a subsidiary, division or affiliate of a “Foreign Person” as those terms are defined in the ITAR at 22 C.F.R. Part 120.

D.07 Membership Interests. As of the date of the formation of the Company, Lockheed Martin is the holder of 50% of the membership interests in the Company, and Boeing is the holder of 50% of the membership interests in the Company. Immediately after the Closing and as a result of the Contemplated Transactions, Lockheed Martin or one or more direct or indirect wholly owned domestic Subsidiaries of Lockheed Martin will be the holder of 50% of the membership interests in the Company and Boeing or one or more direct or indirect wholly owned domestic Subsidiaries of Boeing will be the holder of 50% of the membership interests in the Company, which entities will be, immediately after the Closing, the sole members of the Company. All of the issued and outstanding membership interests of the Company (i) are duly authorized, validly issued, fully paid and nonassessable; (ii) are, and immediately prior to the Closing will be, free and clear of all Liens, and (iii) were not issued in violation of and (except as set forth in the Operating Agreement) are not subject to the preemptive rights of any Person or any agreement or Applicable Laws of any Governmental Authority by which the Company at the time of issuance was bound. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the membership interests of the Company and there are no contracts or other agreements of the Company or any member of the Company to purchase, redeem or otherwise acquire any membership interests of the Company, or securities or obligations of any kind convertible into any membership interests in the Company. There are no distributions which have accrued or been declared but are unpaid on the membership interests of the Company.

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